                                             Registration No. 333
                                                                 ---------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                Merchants and Manufacturers Bancorporation, Inc.
             (Exact name of registrant as specified in its charter)



           Wisconsin                       6712                  39-1413328
(State or other jurisdiction of      (Primary Standard        (I.R.S. Employer
         incorporation                  Industrial             Identification
       or organization)               Classification                No.)
                                       Code Number)



                          14100 West National Avenues
                           New Berlin, Wisconsin 53151
                                 (262) 827-6700
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                   ----------

                                Michael J. Murry
                       Chairman of the Board of Directors
                Merchants and Manufacturers Bancorporation, Inc.
                            14100 W. National Avenue
                           New Berlin, Wisconsin 53151
                                 (262) 827-6700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                        Copies of all correspondence to:


Erich Mildenberg                        John Knight
Davis & Kuelthau, S.C.                  Boardman, Suhr, Curry & Field, LLP
111 East Kilbourn Avenue                1 South Pinckney Street
Milwaukee, Wisconsin 53202              Madison, Wisconsin 53701
(414) 276-0200                          (608) 257-9521


         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the Merger (as defined herein) have been satisfied or waived.

         If the securities being registered on this Form are offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box {   }.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering {   }.

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering {   }.

                         CALCULATION OF REGISTRATION FEE

Title of Each                                    Proposed                Proposed
  Class of                                       Maximum                  Maximum                    Amount
 Securities                Amount                Offering                Aggregate                     of
    to be                   to be                 Price                  Offering                   Registra-
Registered(1)           Registered(2)           per Share                  Price                   tion Fee (3)

Common                     459,680                 Not                      Not                     $1,440.00
Stock, $1.00               Shares               Applicable               Applicable
par value

(1) This Registration Statement relates to securities of the Registrant issuable to holders of common stock of CBOC, Inc ("CBOC") in the proposed merger of CBOC with and into a wholly-owned subsidiary of Registrant (the "Merger").

(2) The actual number of shares of common stock, $1.00 par value of Merchants and Manufacturers Bancorporation, Inc. ("Merchants") to be issued in connection with the Merger will be determined based on the number of shares of common stock, $1.00 par value of CBOC outstanding immediately prior to the effective date of the merger multiplied by the exchange ratio specified by that certain Agreement and Plan of Merger, dated August 1, 2000, by and between Merchants, Merchants Merger Corp. ("Merger Corp.") and CBOC and will further be determined by the number of shares of CBOC stock as to which dissenters' rights will be perfected, if any.

(3) Pursuant to Rule 457(f)(2), the registration fee was computed on the basis of $5,454,000, the book value of CBOC stock to be exchanged in the Merger as of June 30, 2000, the latest practicable date.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             [CBOC, Inc. Letterhead]

                                                         Date:

Dear CBOC Stockholder:

You are cordially invited to attend our special meeting of shareholders to be
held on        , 2000, at       p.m. (local time) at Community Bank of Oconto
County, 500 Cherry Avenue, Oconto Falls, Wisconsin. At the special meeting you will vote on a proposal to approve the merger of CBOC, Inc. and Merchants Merger Corp.

If the merger is completed, you will receive not less than 4.701 or more than
5.746 shares of Merchants and Manufacturers Bancorporation, Inc. common stock for each share of CBOC common stock you own. The exact number of shares of Merchants stock you will receive will be based on the average of market quotations of Merchants stock over 20 trading days before the day on which the merger occurs. In the merger, Merchants will issue up to 459,680 shares of its common stock. On October 20, 2000, the bid price of Merchants common stock was $28.75, making 5.746 shares of Merchants common stock worth $165.20. The Merchants common stock is quoted in the Milwaukee Journal/Sentinel under "Other Stocks." The price of Merchants common stock will, however, fluctuate between now and the merger date.

Merchants common stock is quoted on the "Pink Sheets," an inter-broker quotation medium and in the "Over the Counter Bulletin Board" an electronic quotation service. The maximum total number of Merchants common stock to be issued in the merger have been registered under the Securities Act of 1933 and the laws of the states where such registration is required.

After the merger, CBOC stockholders will own about 18% of the combined company's common stock and Merchants stockholders will own about 82% of the combined company's stock, assuming the maximum of 459,680 shares of Merchants common stock is issued in the merger.

The merger will be tax-free to you for federal income tax purposes, except for taxes on cash received for fractional shares or cash received if you exercise dissenters' rights.

As a result of the merger, Merchants will become the owner of Community Bank of Oconto County, Oconto Falls, Wisconsin.

CBOC's Board of Directors has approved the merger and recommends that you vote for the merger.

The enclosed proxy statement/prospectus provides you with detailed information about the merger. We encourage you to read the entire document carefully. You can also get information about Merchants from publicly available documents Merchants has filed with the SEC.

Your vote is very important. Whether or not you plan to attend this meeting, please take the time to vote by completing and mailing the enclosed proxy card to us in the envelope we have provided.

                                           Very truly yours,

                                           -------------------------------------
                                           Thomas Ebenreiter
                                           President and Chief Executive Officer
                                           CBOC, Inc.

THIS DOCUMENT INCORPORATES BUSINESS AND FINANCIAL INFORMATION ABOUT MERCHANTS AND MANUFACTURERS BANCORPORATION, INC. THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT BUT IS INCORPORATED BY REFERENCE. YOU MAY OBTAIN THE INCORPORATED INFORMATION WITHOUT CHARGE BY WRITING TO OR CALLING:

                  MERCHANTS AND MANUFACTURERS BANCORPORATION, INC. 14100 WEST NATIONAL AVENUE
                  NEW BERLIN, WI 53151
                  ATTENTION: MICHAEL J. MURRY, CHAIRMAN OF THE BOARD
                  TELEPHONE: (262) 827-6700

TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN 5 BUSINESS DAYS BEFORE THE DATE ON WHICH YOU MUST MAKE YOUR INVESTMENT DECISION.

IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM MERCHANTS, PLEASE DO SO BY         ,
2000, TO RECEIVE THEM BEFORE THE SPECIAL MEETING OF SHAREHOLDERS OF CBOC, INC.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED IN THE MERGER ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

THIS PROXY STATEMENT/PROSPECTUS IS DATED                   , 2000 AND WAS MAILED
WITH A PROXY CARD ON OR ABOUT                   , 2000.

                                   CBOC, INC.
                                500 Cherry Avenue
                             Oconto Falls, WI 54154

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD            , 2000


TO THE SHAREHOLDERS OF CBOC, INC.

         A special meeting of shareholders of CBOC, Inc. ("CBOC") will be held
at Community Bank of Oconto County, Oconto Falls, Wisconsin on               ,
2000, at           .m. for the purpose of voting on the following matters:

         1. To approve the Agreement and Plan of Merger dated as of August 1, 2000, as amended by the First Amendment to the Agreement and Plan of Merger dated as of October 25, 2000, among Merchants and Manufacturers Bancorporation, Inc. ("Merchants"), Merchants Merger Corp. ("Merger Corp."), a wholly-owned subsidiary of Merchants and CBOC (the "Merger Agreement") and the related Plan of Merger providing for the merger of CBOC with and into Merger Corp. ("the Merger"). (A copy of the Merger Agreement and Plan of Merger is attached as Exhibits A and A-1 hereto).

         2. To transact such other business as may properly come before the meeting.

         THE DIRECTORS OF CBOC HAVE APPROVED THE MERGER AGREEMENT AND RECOMMEND THAT THE SHAREHOLDERS APPROVE THE MERGER AGREEMENT AND PLAN OF MERGER.

         Any shareholder desiring to exercise dissenters' rights and be paid in cash for the fair value of his or her shares of CBOC common stock in accordance with the provisions of the Wisconsin Business Corporation Law (i) must file a written notice of intention to demand payment for his or her shares before the vote is taken at the special meeting of shareholders, (ii) must not vote in favor of the merger, and (iii) must otherwise comply with the procedures set forth in Subchapter XIII of the Wisconsin Business Corporation Law, a copy of which is attached as Exhibit D to the Proxy Statement/Prospectus. See "THE Merger-Dissenters' Rights" in the accompanying Proxy Statement/Prospectus.

         The Board of Directors has fixed the close of business on             ,
2000, as the record date for the determination of CBOC shareholders entitled to notice of and to vote at the special meeting and any adjournment thereof.

         Whether or not you plan to attend the special meeting, holders of CBOC common stock are asked to please complete, date and sign the enclosed proxy card, which is solicited by the Board of Directors of CBOC, and return it promptly in the accompanying envelope. No postage is required if mailed in the United States. The giving of such proxy does not affect your right to vote in person in the event you attend the special meeting. You may revoke the proxy at any time prior to its exercise in the manner described in the Proxy Statement/Prospectus.

         The special meeting may be postponed or adjourned from time to time without any notice other than by announcement at the special meeting of any postponement or adjournment thereof, and any and all business for which notice is hereby given may be transacted at such postponed or adjourned special meeting.

         THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF CBOC COMMON STOCK IS REQUIRED FOR APPROVAL OF THE MERGER AGREEMENT AND PLAN OF MERGER. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

         Shareholders are invited to attend the special meeting.

                                     BY ORDER OF THE BOARD OF DIRECTORS



                                     -------------------------------------------
                                     Thomas Ebenreiter
                                     President and Chief Executive Officer

Oconto Falls, Wisconsin
           , 2000
---------

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

                Merchants and Manufacturers Bancorporation, Inc.
                                   CBOC, Inc.

                           Proxy Statement/Prospectus

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
SUMMARY  .........................................................................................................1
         Merchants and Manufacturers Bancorporation, Inc..........................................................1
         CBOC, Inc................................................................................................1
         The Special Meeting .....................................................................................1
         Votes Required...........................................................................................1
         Directors of CBOC Have Agreed to Vote for the Merger.....................................................2
         Reasons for the Merger; Recommendation of the Board of Directors of CBOC.................................2
         The Merger ..............................................................................................2
         General..................................................................................................2
         What CBOC Shareholders will receive in the Merger........................................................2
         Post-Merger Dividend Policy of Merchants.................................................................3
         What we need to do to complete the Merger................................................................3
         Exchange of Stock Certificates...........................................................................3
         Termination of the Merger Agreement......................................................................4
         Reimbursement of Expenses................................................................................4
         Break-Up Fee.............................................................................................4
         Interests of CBOC Officers and Directors in the Merger...................................................4
         Financial Consultant Says the Merger is Fair.............................................................4
         Dissenting Shareholders' Rights..........................................................................4
         The Merger will be Tax Free..............................................................................5
         Certain Considerations...................................................................................5
         Regulatory Approvals.....................................................................................5

COMPARATIVE BOOK VALUES, DIVIDENDS AND EARNINGS PER COMMON SHARE..................................................5

COMPARATIVE STOCK PRICES AND DIVIDENDS............................................................................7

SELECTED HISTORICAL AND PRO FORMA DATA............................................................................8

THE SPECIAL MEETING..............................................................................................13
         Date, Place and Time....................................................................................13
         Matters to Be Considered at the Special Meeting.........................................................13
         Required Vote...........................................................................................13
         Voting of Proxies.......................................................................................13
         Revocability of Proxies.................................................................................13
         Record Date; Stock Entitled to Vote; Quorum.............................................................13
         Solicitation of Proxies.................................................................................14

THE Merger.......................................................................................................14
         Background of the Merger................................................................................14
         Reasons for the Merger; Recommendation of Board of Directors of CBOC....................................16
         Certain Considerations..................................................................................18
         Opinion of CBOC Financial Advisor.......................................................................19
                  Marshall's analysis............................................................................20
                  Analysis of Selected Comparable Transactions...................................................21
                  Analysis of CBOC Valuation Multiples...........................................................21
                  Analysis of Publicly Traded Companies Comparable to CBOC.......................................21
                  Discounted Earnings Analysis...................................................................22
                  Analysis of Merchants..........................................................................22
                  Pro Forma Merger Analysis......................................................................23
                  Stock Trading Analysis.........................................................................23
                  Contribution Analysis..........................................................................23
         Interests of Certain Persons in the Merger..............................................................24
         Merger Consideration....................................................................................24
         Regulatory Approvals Required...........................................................................26
                  Federal  ......................................................................................26
                  Wisconsin......................................................................................26
                  General  ......................................................................................27
         The Effective Time......................................................................................27
         Conversion of Shares, Procedure for Exchange of Certificates; Fractional Shares.........................28
         Description of Merchants Common Stock Issuable in the Merger............................................30
                  General  ......................................................................................30
                  Dividend Rights................................................................................30
                  Voting Rights..................................................................................30
                  Rights Upon Liquidation........................................................................30
                  Miscellaneous..................................................................................30
         Comparison of Shareholder Rights........................................................................30
                  Authorized Capital Stock.......................................................................31
                  Required Vote..................................................................................31
                  Classified Board of Directors..................................................................31
                  Removal of Directors...........................................................................32
                  Newly Created Directorships and Vacancies on the Board of Directors............................32
                  Certain Business Combinations..................................................................32
         Resale of Merchants Common Stock Issued Pursuant to the Merger..........................................33
         Pre-Merger Dividend Policy .............................................................................33
         Post-Merger Dividend Policy.............................................................................33
         Conduct of Business Pending the Merger..................................................................34
         Certain Material Federal Income Tax Consequences........................................................34
         Anticipated Accounting Treatment........................................................................35
         Dissenters' Rights......................................................................................35
         The Voting Agreement....................................................................................37
         Other Related Party Transactions........................................................................37
         Management after the Merger.............................................................................37

CERTAIN PROVISIONS OF THE Merger Agreement.......................................................................38
         The Merger..............................................................................................38

         Representations and Warranties..........................................................................38
         Certain Covenants.......................................................................................38
         No Solicitation of Transactions.........................................................................40
         Conditions to Consummation of the Merger................................................................41
         Termination.............................................................................................41
         Amendment and Waiver....................................................................................42
         Expenses ...............................................................................................42
         Break-Up Fee............................................................................................42

CERTAIN PROVISIONS OF THE VOTING AGREEMENT.......................................................................43

CERTAIN INFORMATION CONCERNING MERCHANTS.........................................................................44

CERTAIN INFORMATION CONCERNING CBOC..............................................................................45
         Ownership of CBOC Common Stock..........................................................................45

EXPERTS  ........................................................................................................46

LEGAL OPINIONS...................................................................................................47

FUTURE SHAREHOLDER PROPOSALS.....................................................................................47

WHERE YOU CAN FIND MORE INFORMATION..............................................................................47

FORWARD-LOOKING STATEMENTS.......................................................................................49

                                                 INDEX OF EXHIBITS

         Exhibit A - Agreement and Plan of Merger with First Amendment..........................................A-1

         Exhibit A-1 - Plan of Merger.........................................................................A-1-1

         Exhibit B - Voting Agreement...........................................................................B-1

         Exhibit C - Opinion of Marshall Financial Consulting, LLC..............................................C-1

         Exhibit D - Subchapter XIII of Wisconsin Business Corporation Law......................................D-1

         Exhibit E - CBOC Bancorp., Inc. and Subsidiary Financial
                          Statements and Management's Discussion and Analysis
                          of Financial Condition and Results of Operations......................................E-1

                                     SUMMARY

         This summary highlights selected information from this document. It does not contain all the information that is important to you. To understand the merger fully, you should carefully read this entire document and the other documents to which the document refers you. See "WHERE YOU CAN FIND MORE
INFORMATION"on pages       . We have included page numbers parenthetically to
direct you to a more complete description of the topics presented in this summary.

MERCHANTS AND MANUFACTURERS BANCORPORATION, INC. (pages       )

         Merchants and Manufacturers Bancorporation, Inc. is a Wisconsin multi-bank financial holding company with 4 subsidiary banks operating a total of 20 facilities in Milwaukee, Waukesha and Ozaukee Counties. Merchants also owns 2 non-bank subsidiaries, Lincoln Neighborhood Redevelopment Corporation, which was organized for the purpose of redeveloping and rejuvenating certain areas in the City of Milwaukee and M&M Services, Inc., which provides operational services to the Banks.

         At June 30, 2000, Merchants had assets of $515 million, net loans of $410 million, total deposits of $383 million and shareholders' equity of $41 million.

         The principal executive office of Merchants is located at 14100 West National Avenue, New Berlin, Wisconsin, 53151, and its telephone number is (262) 827-6700.

CBOC, INC. (pages      )

         CBOC, Inc. is a bank holding company and serves as the holding company for Community Bank of Oconto County, a Wisconsin commercial bank.

         At June 30, 2000, CBOC had total consolidated assets of $57 million, loans of $34 million, deposits of $47 million and equity of $5.5 million. The Bank operates from its main office in Oconto Falls, Wisconsin and a branch in Gillett, Wisconsin.

         The principal executive office of CBOC is located at 500 Cherry Avenue, Oconto Falls, Wisconsin 54154 and its telephone number is (920) 846-2810. The main office of Community Bank of Oconto County is located at the same address.

THE SPECIAL MEETING (pages      )

         A special meeting of the shareholders of CBOC will be held at the Community Bank of Oconto County, 500 Cherry Avenue, Oconto Falls, Wisconsin, on
          , 2000, at      p.m., local time. The close of business on
             , 2000, is the record date for determining the shareholders of record of CBOC entitled to notice of and to vote at the CBOC special meeting and any postponement or adjournment thereof. The purpose of the CBOC special meeting is to consider and vote upon the merger and other matters that may come before the CBOC special meeting.

Shareholders of Merchants are not required to approve the merger.

VOTES REQUIRED (page      )

         The Wisconsin Business Corporation Law requires that the merger be approved by the majority of outstanding shares of CBOC common stock.

         As of the record date, there were 80,000 shares of CBOC common stock outstanding. As of the record date, directors and executive officers of CBOC held or exercised voting control over approximately 40% of the outstanding shares of CBOC common stock.

DIRECTORS OF CBOC HAVE AGREED TO VOTE FOR THE MERGER (pages     )

         Merchants has entered into a voting agreement with each of the directors of CBOC. The directors have agreed to vote their shares in favor of the merger and against any acquisition of control of by a third party. The voting agreements may have the effect of discouraging persons who might now or in the future be interested in acquiring all of or a significant interest in CBOC from considering such an acquisition. The voting agreements are intended to increase the likelihood that the merger will be consummated.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF CBOC (pages      )

         The Board of Directors of CBOC believes that the merger is fair to you and in your best interests. They recommend that holders of CBOC common stock vote FOR approval of the merger.

THE MERGER (pages       )

GENERAL.

         Under the terms of the merger agreement, CBOC, will merge into Merchants Merger Corp. As a result of the merger, Community Bank of Oconto County will become a wholly-owned subsidiary of Merchants Merger Corp. which, in turn is a wholly-owned subsidiary of Merchants and Manufacturers Bancorporation, Inc. The merger agreement with amendment is attached to this document as Exhibit A and the plan of merger is attached as Exhibit A-1 to this document. We encourage you to read the merger agreement and the plan of merger. They are the legal documents governing the merger.

WHAT CBOC SHAREHOLDERS WILL RECEIVE IN THE MERGER (pages       )

         As a shareholder of CBOC, you will receive Merchants common stock for your CBOC stock, unless you dissent from the merger and follow the statutory procedure for perfecting your dissenters' rights. The number of shares of Merchants common stock you will receive will be computed as follows:

         1. If the daily average price of Merchants common stock is between $31.50 and $38.50, the number of shares of Merchants common stock you receive will be $181.00 divided by the daily average price.

         2. If the daily average price of Merchants common stock is between $28.00 and $31.50, you will receive 5.746 shares of Merchants common stock.

         3. If the daily average price of Merchants common stock is between $38.50 and $42.00, you will receive 4.701 shares of Merchants common stock.

         4. If the daily average price is less than $28.00 or greater than $42.00, then Merchants and CBOC will make a good faith effort to renegotiate the number of shares you will receive for your CBOC stock.

         The daily average price is the daily average of the bid and ask quotations of Merchants common stock as published in the Milwaukee Journal Sentinel during 20 trading days before the merger. The 20 daily averages will be totaled and divided by 20 to determine the daily average price.

         You should note that the market price of Merchants common stock may fluctuate prior to consummation of the merger. You will therefore not know when you vote on the merger what the Merchants shares you receive will be worth when issued to you. The market value of the Merchants shares you will receive at the time of the merger could be higher or lower than the current market value.

         On October 20, 2000, the bid price for Merchants common stock was $28.75 per share and the ask price was $29.75 per share. Shareholders of CBOC should obtain current price quotations for Merchants common stock.

POST-MERGER DIVIDEND POLICY OF MERCHANTS (page    )

         It is presently expected that dividend payments will continue at Merchants' current quarterly dividend rate of $0.15 per share. Merchants' Board of Directors determines the level of dividends to be declared each quarter based on various economic and financial factors.

WHAT WE NEED TO DO TO COMPLETE THE MERGER (pages       )

         The completion of the merger depends on a number of conditions being met, including the following:

         1. Shareholders of CBOC vote in favor of the agreement and plan of merger.

         2.       We receive all necessary regulatory approvals.

         3. Receipt by us of a legal opinion that, for United States federal income tax purposes, Merchants and Manufacturers Bancorporation, Inc., CBOC, Inc., Merchants Merger Corp. and CBOC shareholders who exchange their shares of CBOC common stock for shares of Merchants common stock, will not recognize any gain or loss as a result of the merger, except in connection with the payment of cash instead of fractional shares. The tax opinion will be subject to various limitations, and we recommend that you read the fuller
                  description of material tax consequences on pages        .

         4. Receipt by Merchants of a letter from its independent accountant that the merger will qualify for "pooling of interests" accounting treatment.

         5. The absence of any injunction or legal restraint blocking the merger.

         Where the law permits, Merchants and Manufacturers Bancorporation, Inc. or CBOC, Inc. could decide to complete the merger even though one or more of these conditions has not been met. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived, or that the merger will be completed.

EXCHANGE OF STOCK CERTIFICATES (pages         ).

         At or prior to the time the merger becomes effective, Merchants and Manufacturers Bancorporation, Inc. will deposit with Firstar Trust Company certificates representing the shares of Merchants common stock to be issued in accordance with the terms of the merger agreement.

         After the merger becomes effective, Firstar Trust Company will mail to each CBOC shareholder instructions on how to exchange CBOC stock for Merchants common stock.

TERMINATION OF THE MERGER AGREEMENT.  (page    )

         The Boards of Directors of Merchants and CBOC can agree at any time to terminate the agreement and plan of merger without completing the merger. Other
reasons for terminating the merger are discussed on page     of this document.

REIMBURSEMENT OF EXPENSES.  (pages     )

         Except in case of a breach of the merger agreement, CBOC and Merchants will pay their own expenses in connection with the merger.

BREAK-UP FEE (page    )

         If the merger agreement is terminated because CBOC failed to support the merger or failed to oppose an offer from a third party to acquire it, then CBOC must pay Merchants a break-up fee. If the Merchants Board of Directors withdraws or modifies its approval of the merger, then Merchants must pay the break-up fee to CBOC. The break-up fee is $225,000.

CBOC OFFICERS AND DIRECTORS HAVE INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM
YOURS (pages    )

         When considering the recommendation of the CBOC Board, you should be aware that some of the directors and officers of CBOC have interests in the merger that are different from, or in addition to, your interests as stockholders in CBOC. These interests exist because of the employment agreement that President Thomas Ebenreiter and Community Bank of Oconto County have entered into as of June 30, 2000. The agreement provides the officer with severance benefits if his employment is terminated after the merger.

         The interests also arise from provisions in the merger agreement relating to the appointment of three CBOC directors to the Merchants Board. Our directors were aware of these interests and considered them in approving the merger.

FINANCIAL CONSULTANT SAYS THE EXCHANGE RATIO IS FAIR FROM A FINANCIAL POINT OF
VIEW (pages      )

         Marshall Financial Consulting LLC delivered to the CBOC Board its written opinion that the consideration you will receive for your CBOC stock is fair, from a financial point of view, to the CBOC shareholders. The written opinion of Marshall is attached as Exhibit C to this document. We encourage you to read the opinion in its entirety. For a description of the assumptions made and matters considered by Marshall, see "THE MERGER-Opinion of Financial Advisor" and Exhibit C.

DISSENTING SHAREHOLDERS' RIGHTS (pages      )

         If you follow certain procedural requirements, you may be entitled to receive cash in the amount of the fair value of your CBOC shares instead of the shares of Merchants common stock offered in the merger. The fair value of the shares of CBOC common stock will be determined under Wisconsin law which defines "fair value" as "-- the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable."

         IF YOU WANT TO EXERCISE DISSENTERS' RIGHTS YOU MUST NOT VOTE IN FAVOR OF THE MERGER AGREEMENT AND MUST COMPLY WITH ALL OF THE PROCEDURAL REQUIREMENTS PROVIDED BY WISCONSIN LAW. A COPY OF THE DISSENTERS' RIGHTS STATUTE IS ATTACHED AS EXHIBIT D TO THIS DOCUMENT. WE ENCOURAGE YOU TO READ THE STATUTE CAREFULLY AND TO CONSULT WITH LEGAL COUNSEL IF YOU DESIRE TO EXERCISE YOUR DISSENTERS' RIGHTS.

THE MERGER WILL BE TAX-FREE TO YOU (pages     )

         The merger will be tax-free to CBOC shareholders for federal income tax purposes, except for taxes on cash received for a fractional share or cash received if you exercise dissenters' rights. The merger will also be tax-free to CBOC and Merchants for federal income tax purposes. However, because tax matters are complicated, and tax results may vary among shareholders, we urge you to contact your own tax advisor to understand fully how the merger will affect you.

REGULATORY APPROVALS NEEDED (pages       )

         The merger is subject to the approval of the Federal Reserve Board and the Wisconsin Department of Financial Institutions.

CERTAIN CONSIDERATIONS (pages       )

         In deciding whether to vote in favor of the merger agreement, you should carefully evaluate the matters discussed in the section under "THE MERGER
- Certain Considerations."

        COMPARATIVE BOOK VALUES, DIVIDENDS AND EARNINGS PER COMMON SHARE

         The following tables present selected comparative per common share data for Merchants Common Stock for the years ended December 31, 1999, 1998 and 1997 and the six months ended June 30, 2000, and CBOC Common Stock for the years ended December 31, 1999, 1998 and 1997 and the six months ended June 30, 2000 on both a historical and pro forma basis giving effect to the Merger. The pro forma information has been prepared on the basis of accounting for the merger as a pooling-of-interests. The information is derived from the consolidated historical financial statements of Merchants and CBOC, including the related notes thereto, included or incorporated by reference in this Proxy Statement/Prospectus. This information should be read in conjunction with such historical financial statements and the related notes thereto. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "CONSOLIDATED FINANCIAL STATEMENTS."

         This information is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the merger been consummated prior to the periods indicated.

                             Merchants Common Stock

                                                     At or For the Six                     At or For the Year
                                                     Months Ended June                     Ended December 31,
                                                   30, 2000 (unaudited)
                                                                                1999               1998               1997
Historical:
Net income                                                  $ 1.01             $ 1.62             $ 1.86             $ 1.69
Cash dividends declared                                       0.35               0.57               0.49               0.38
Book value                                                   19.76              19.16              19.02              17.90
Pro forma combined:
Net income (1)                                              $ 0.95             $ 1.58             $ 1.77             $ 1.60
Cash dividends declared (2)                                   0.35               0.57               0.49               0.38
 Book value                                                  18.35              17.80              17.60              16.46

                                CBOC Common Stock

                                            At or for the Six                      At or for the Year
                                            Months Ended June                      Ended December 31,
                                            30, 2000 (unaudited)
                                                                       1999             1998               1997

Historical:                                                                         (Unaudited)        (Unaudited)
Net income                                        $ 4.03              $ 8.25             $ 7.89             $ 7.06
Cash dividends declared                             1.50                3.00               2.50               2.00
Book value                                         68.16               66.36              64.30              58.29
Equivalent pro forma
combined:  (3)
Net income                                        $ 0.70              $ 1.43             $ 1.37             $ 1.23
Cash dividends declared                             0.26                0.52               0.43               0.35
Book Value                                         11.85               11.54              11.18              10.14

(1) Pro forma net income was computed assuming 2,564,141; 2,566,262; 2,530,897 and 2,464,492 fully diluted shares of Merchants outstanding for the periods ended June 30, 2000, December 31, 1999 1998 and 1997, respectively.
(2)      Based on historical dividends of Merchants.
(3) The pro forma equivalent per share data for CBOC has been computed by multiplying the pro forma combined per share information by 5.746, which represents the exchange ratio assuming that the Daily Average Price of Merchants is between $31.50 and $28.00.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

Merchants Common Stock

         Merchants Common Stock is quoted on the "Pink Sheets," an inter-broker quotation medium and in the "Over the Counter Bulletin Board," an electronic quotation service. Merchants Common Stock is quoted in the "Other Stocks" section of the Milwaukee Journal Sentinel. The following table sets forth, for the periods indicated, the High and Low Bid quotations per share as furnished by Robert W. Baird, Inc., a Wisconsin investment banking firm, and the regular cash dividends declared for Merchants Common Stock as adjusted to reflect stock dividends. It should be noted that such Bid quotations do not necessarily represent actual sales.

                                                                                  MERCHANTS Common Stock
                                                                                  ----------------------

                                                                     HIGH              LOW
                                                                      BID              BID            DIVIDEND
                                                                     -----            -----           --------
1997
----

First quarter                                                       $19.24          $ 16.97            $ 0.12
Second Quarter                                                       20.00            18.79              0.12
Third Quarter                                                        20.15            19.55              0.12
Fourth Quarter                                                       28.48            20.15              0.12

1998
----

First Quarter                                                       $30.30          $ 27.88            $ 0.12
Second Quarter                                                       33.64            28.64              0.13
Third Quarter                                                        35.45            28.10              0.15
Fourth Quarter                                                       39.50            34.63              0.20

1999
----

First Quarter                                                       $43.00          $ 38.00            $ 0.15
Second Quarter                                                       43.00            41.50              0.15
Third Quarter                                                        44.00            41.00              0.15
Fourth Quarter                                                       42.50            35.50              0.15

2000
----

First Quarter                                                      $ 38.50          $ 34.00            $ 0.15
Second Quarter                                                       38.00            35.00              0.20

         On July 31, 2000, the last trading day before the announcement of the signing of the Merger Agreement, the Bid price of Merchants Common Stock as reported in the Milwaukee Journal Sentinel was $33.75 per share. On October 20, 2000, the latest practicable date before the filing of the Proxy Statement/Prospectus with the Commission, the Bid price of Merchants Common Stock as reported was $28.75 per share. Assuming the Merger had occurred on such date, at the Bid price the equivalent market value per share of CBOC Common Stock, calculated by multiplying the Bid price of Merchants Common Stock by the applicable exchange rate of 5.746, would have been $165.20 which represents 242.4% of June 30, 2000 book value of CBOC and a price to earnings ratio of 20.5x, based on CBOC's annualized net income for the first 6 months of 2000. See also "THE MERGER-Opinion of CBOC Financial Advisor." Shareholders are urged to obtain current market prices for Merchants Common Stock. No assurance can be given as to the market price of Merchants Common Stock prior to the Effective Time or after consummation of the Merger.

         On October 20, 2000, there were approximately 1,032 holders of record and beneficial owners of Merchants Common Stock.

CBOC Common Stock

         CBOC Common Stock is not listed on any exchange or quoted in the over-the-counter market. There is no established trading market for CBOC Common Stock. In the opinion of CBOC, due to the lack of an active market for CBOC Common Stock, transactions in CBOC Common Stock of which CBOC is aware are not frequent enough to produce representative prices.

         The Board of Directors of CBOC declared the following per-share dividends in 1997, 1998, 1999 and during the first half of 2000, respectively:
$2.00, $2.50, $3.00 and $1.50. Pursuant to the Merger Agreement, the ability of CBOC to pay dividends on CBOC Common Stock prior to the Effective Time has been restricted to the payment of dividends in the ordinary course consistent with past practice.

         On the Record Date, there were 122 holders of record of CBOC Common Stock.

                     SELECTED HISTORICAL AND PRO FORMA DATA

         The summary below sets forth selected historical and other data and selected unaudited pro forma financial data. The financial data should be read in conjunction with the historical consolidated financial statements and related notes thereto of Merchants and CBOC and in conjunction with the unaudited pro forma combined financial statements and related notes thereto of Merchants as the surviving corporation in the Merger included elsewhere in this Proxy Statement/Prospectus. See "CONSOLIDATED FINANCIAL STATEMENTS" and "UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION."

  Selected Historical Financial and Other Data (In thousands, except per-share data)

                                   Merchants

                                        At or for the Six                                At or for the Year
                                        Months Ended June                                Ended December 31,
                                        30, (unaudited)


                             2000           1999            1999           1998             1997            1996             1995
                           --------       --------        --------       --------         --------        --------         --------
Total assets               $515,436       $453,103        $474,383       $441,486         $391,685        $358,694         $347,991
Loans, Net                  409,918        331,324         363,435        312,761          281,058         241,515          215,409
Investment
  securities                 62,852         67,005          66,129         67,752           66,827          63,448           74,695
Deposits                    381,639        381,099         377,333        372,118          337,429         302,387          296,489
Borrowings                   87,438         28,758          53,398         27,333           15,392          21,017           16,597
Shareholders'
  equity                     41,586         39,934          40,426         39,437           36,772          32,691           32,055

Interest income              18,204         15,362          31,728         30,449           27,820          25,639           24,459
Interest                      8,786          6,855          13,999         14,117           12,495          11,600           11,042
  expense
Provision for
  loan losses                   344            136             956            314              227             605              156
Other income                  1,575          1,403           3,491          3,307            2,507           2,370            2,079
Other expenses                7,552          7,368          14,956         13,433           12,270          12,566           11,534
Income tax                      979            783           1,905          2,042            1,955           1,090            1,373
Net income                    2,116          1,623           3,403          3,850            3,380           2,148            2,433

                                      CBOC

                        At or for the Six                              At or for the Year
                        Months Ended June                              Ended December 31,
                        30, (unaudited)


                          2000         1999            1999           1998             1997             1996             1995
                                                                 (Unaudited)      (Unaudited)      (Unaudited)     (Unaudited)
                      ------------ ------------    ------------  ---------------  ---------------  --------------- ----------------
Total assets            $56,693      $55,276         $58,885       $53,316          $48,906          $44,467         $42,563
Loans                    33,891       29,465          30,717        30,120           27,307           26,248          26,234
  receivable,
  net
Investment
  securities             18,131       15,554          19,250        12,696           12,579           11,447          13,118
Deposit
 accounts                49,686       49,374          52,892        47,740           43,607           39,612          38,077
Borrowed                  1,262          509             381           174              424              294             573
  funds
Shareholders'
  equity                  5,453        5,164           5,309         5,144            4,663            4,240           3,728

Interest income           2,008        1,828           3,777         3,616            3,354            3,282           3,187
Interest                  1,061          911           1,864         1,861            1,661            1,622           1,642
  expense
Provision for
  loan losses                18           --              18            34               29               38              70
Other
  income                    195          164             317           382              326              321              88
Other
  expenses                  700          675           1,327         1,274            1,197            1,048           1,004
Income tax                  102           94             224           198              228              288             216
Net income                  322          312             661           631              565              607             343

PRO FORMA DATA REFLECTING THE CBOC MERGER

         In the following tables, we provide unaudited pro forma condensed combined financial data of Merchants and subsidiaries which includes the historical data for Merchants and CBOC. The data are based on an assumption that Merchants Common Shares are issued for one hundred percent (100%) of CBOC shares outstanding on June 30, 2000, at an exchange rate of 5.746 shares of Merchants for each share of CBOC. Operating results data assumes that this transaction occurred on the first day of each period shown, whereas financial condition data assumes that this transaction occurred at the date indicated. The per share information is calculated assuming the number of shares outstanding is unchanged throughout each respective time period.

         In accordance with generally accepted accounting principals, the Merger will be accounted for using the pooling of interests method. Accordingly, the recorded assets and liabilities of both Merchants and CBOC will be carried forward at their recorded amounts and their historical operating results will be unchanged for the prior periods being reported on. No goodwill will be recorded as a result of this transaction.

         We present this pro forma data as an illustration only. It does not necessarily indicate the financial position or financial results that would have actually been reported if the Merger had occurred as of, or at, the beginning of the periods presented, nor does it necessarily indicate future financial position or results of operations. The pro forma results of operations neither assume nor incorporate any benefits from cost savings or synergies of operations of the combined companies.


                   Selected Unaudited Pro Forma Financial Data
                     ($ in thousands except per share data)

                                        For the Six
                                       Months Ended                                    For the Year Ended
                                         June 30,                                         December 31,
                                  2000              1999                   1999              1998               1997
                            ---------------- ------------------      ----------------  -----------------  -----------------
Income Statement
   Interest Income               $20,212          $17,190                 $35,505           $34,065            $31,174
   Interest Expense                9,847            7,766                  15,863            15,978             14,156
   Net Interest
      Income                      10,365            9,424                  19,642            18,087             17,018
   Loss Provision                    362              136                     974               348                256
   Other Income                    1,770            1,567                   3,808             3,689              2,833
   Other Expense                   8,252            8,043                  16,283            14,707             13,467
   Income Before Tax               3,521            2,812                   6,193             6,721              6,128
   Income Tax                      1,081              877                   2,129             2,240              2,183
   Net Income                      2,440            1,935                   4,064             4,481              3,945
Per Share
   Basic earnings per
   share                       $    0.95         $   0.76               $    1.58         $    1.77          $    1.60
Diluted earnings
   per share                        0.94             0.74                    1.56              1.73               1.57



                                        At the Six                                      At the Year Ended
                                   Months ended June 30                                    December 31

Balance Sheet                     2000              1999                   1999              1998               1997
                            ---------------- ------------------      ----------------  -----------------  -----------------
   Loans-Net                    $443,809         $360,789                $394,152          $342,881           $308,365
   Assets                        572,129          508,379                 533,268           494,802            440,591
   Deposits                      431,325          430,473                 430,254           419,858            380,856
   Shareholders'
Equity                            47,039           45,098                  45,735            44,581             41,435
Weighted Average
Shares
  Basic weighted                   2,564            2,562                   2,566             2,531              2,464
    average shares
    outstanding
  Diluted weighted                 2,585            2,610                   2,613             2,594              2,519
    average shares
    outstanding

                               THE SPECIAL MEETING
Date, Place and Time

         A special meeting will be held at the Community Bank of Oconto County,
500 Cherry Avenue, Oconto Falls, Wisconsin, on                 , 2000      p.m.
(local time) (the "Special Meeting").

Matters to Be Considered at the Special Meeting.

         At the Special Meeting, holders of CBOC Common Stock will consider and vote upon a proposal to approve the Merger Agreement and Plan of Merger and any other matters that may properly come before the Special Meeting. For a detailed description of the Merger and the Merger Agreement, see "The Merger" and "Certain Provisions of the Merger Agreement."

Required Vote

         The affirmative vote of the holders of a majority of the outstanding shares of CBOC Common Stock entitled to vote at the Special Meeting is required to approve the Merger Agreement. Each share of CBOC Common Stock outstanding on the Record Date (as defined herein) is entitled to one vote. Shareholders of Merchants are not required to approve the Merger Agreement and no further corporate authorization by Merchants is required to consummate the Merger.

         Pursuant to the Voting Agreement, the directors who have voting power with respect to a total of 30,185 shares or approximately 37.7% of CBOC Common Stock entitled to vote at the Special Meeting have agreed, among other things, to vote their shares in favor of the approval and adoption of the Merger Agreement and against certain other transactions.

Voting of Proxies

         Shares represented by properly executed proxies for CBOC Common Stock received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders thereof. Proxies which do not contain voting instructions will be voted FOR approval of the Merger Agreement and Plan of Merger.

         It is not expected that any matter other than that referred to herein will be brought before the Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Revocability of Proxies

         The grant of a proxy on the enclosed form of proxy does not preclude a shareholder from voting in person. A shareholder may revoke a proxy at any time prior to its exercise by delivering to the Secretary of CBOC a duly executed proxy or revocation of proxy bearing a later date or by voting in person at the Special Meeting. Attendance at the Special Meeting will not of itself constitute revocation of a proxy.

Record Date; Stock Entitled to Vote; Quorum

         Only holders of record of CBOC Common Stock at the close of business on
            , 2000 (the "Record Date") will be entitled to receive notice of and to vote at the Special Meeting.

         At the Record Date, 80,000 shares of CBOC Common Stock were outstanding. Shares representing a majority of the outstanding shares of CBOC Common Stock entitled to vote must be represented in person or by proxy at the Special Meeting in order for a quorum to be present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of the Merger Agreement and Plan of Merger. If a broker or other holder of record indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Solicitation of Proxies

         CBOC will bear the cost of the solicitation of proxies from its shareholders, except that Merchants will be responsible for the cost of printing this Proxy Statement/Prospectus and all regulatory filing fees in connection therewith. In addition to solicitation by mail, the directors, officers and employees of CBOC may solicit proxies from shareholders of CBOC by telephone or telegram, or in person, but will receive no additional compensation for such services.

         SHAREHOLDERS SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS. AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVE TIME, CBOC SHAREHOLDERS WILL BE PROVIDED WITH MATERIALS RELATING TO THE EXCHANGE OF THEIR STOCK CERTIFICATES. SEE "THE MERGER - CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES."

                                   THE MERGER

Background of the Merger

         For the past several years, the Board of Directors of CBOC has monitored the changes in the banking industry and the future of independent banks in smaller communities in Wisconsin.

         The CBOC Board considered the increasing competition in the banking industry, the need for ever-larger capital expenditures to provide desired customer services, the general reduction in support for community banks by some of their corresponding banks and the increasingly complex regulatory and market structure. The CBOC Board recognized that the banking industry has substantially changed in recent years and that changes of equal or greater magnitude are likely in the future.

         In that connection, the CBOC Board discussed from time to time the possibility of combining with another bank or bank holding company, forming an expanded bank holding company, and making suitable acquisitions and growing internally. As a result of these discussions, the CBOC Board realized that it would not be possible to realize sufficient growth through small acquisitions and internally-generated growth to effectively compete with the large competitors in its market.

         The CBOC Board thus concluded that a combination with another bank or bank holding company would provide the size and the necessary resources for the Bank to remain an effective competitor in its market and to properly service its community.

         The Board believed that it was very important for the Bank to retain its identity as a separately chartered community bank, to retain the name of Community Bank of Oconto County along with its local management, and to maintain regular, ongoing input from the local community. Based on its review of other transactions, the Board felt that the Bank's customers and the community would suffer a reduction in service by a sale of the Bank and its conversion to a branch of another bank, resulting in the decision-making process being moved out of the local community to a corporate headquarters in another location.

         To that end, members of the CBOC management and Board periodically contacted and were contacted by various banks and holding companies regarding the possible acquisition of CBOC. Finally, in mid-1999, the CBOC Board engaged Marshall Financial Consulting, LLC ("Marshall") as an advisor to assist in the preparation and distribution of information packages about CBOC and the Bank to a limited number of prospective acquirers in order to solicit an offer for CBOC at a fair and adequate price. By April, 2000, after soliciting 17 potential purchasers, 11 of whom received the information packages, the Board received final proposals from three companies ranging between $9,339,000 or $116.74 per share of CBOC Common Stock, and $15,000,000 or $187.50 per share of CBOC Common Stock.

         Despite receiving an offer from another company, ("Other Company") for a greater purchase price ($15,000,000 in Other Company's common stock, based on then current stock-values), the CBOC Board determined that it was in the best interests of CBOC and its shareholders to accept Merchants offer of $14,480,000 or $181.00 per share of CBOC Common Stock, to be received in the form of shares of Merchants' Common Stock, based on then-current stock values. This decision was made after the CBOC Board of Directors engaged in extensive discussions with both Merchants and the Other Company regarding post-merger operational matters and the merger consideration. CBOC's Board found that the Merchants' community banking philosophy more closely resembled CBOC's. CBOC's Board was aware that Merchants' subsidiary banks were operating under local control and with local autonomy. CBOC's Board was also mindful of the desire of many of its shareholders and customers to retain a community-oriented bank with local control. CBOC's Board believes that Merchants will be more likely to retain the Bank's name, to operate the Bank with essentially current staff and management, to solicit local input on decisions regarding banking services, to provide better banking services to the Oconto County community and to ultimately help the local community grow and prosper.

         The Board also received an offer from the "Other Company" of $13,000,000 in cash, but decided against the offer for the reasons listed above and because of the negative tax consequences that a cash-based acquisition would have on CBOC shareholders.

         As a result of the combination with Merchants, because of the greater resources of the Merchants organization, Community Bank of Oconto County will be able to more effectively service many business customers in its market area which it had difficulty accommodating in the past. In addition, the CBOC Board believes that the shareholders of CBOC will enjoy greater liquidity for their stock and a means of accurately valuing their investment through a transaction with Merchants.

         As part of the deliberation process, the CBOC Board engaged Marshall as a financial advisor to assist it in evaluating the Merchants stock and advise it on the fairness of the exchange, from a financial point of view. A discussion of Marshall's opinion regarding the exchange is found below.

         During the period from January through July, 2000, the Merchants Board and Merchants Executive Committee held several meetings which culminated in the approval of a definitive merger agreement by the Merchants Board on July 19, 2000.

         After further discussions, an Agreement and Plan of Merger ("Merger Agreement") embodying the terms of the previous proposal was negotiated with the assistance of legal counsel and executed by Merchants and CBOC as of August 1, 2000. The parties issued a joint press release announcing the transaction. The transaction remains subject to regulatory and shareholder approval and other conditions set forth in the Merger Agreement.

         The Board of Directors of CBOC has approved the Merger Agreement and believes that the proposed Merger is in the best of CBOC and its shareholders. Accordingly, the CBOC Board recommends that the shareholders of CBOC vote in favor of the adoption of the Merger Agreement as discussed herein.

REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS OF CBOC

         Merchants. The Merchants Board has concluded that the Merger would be in the best interests of Merchants and its shareholders. In reaching this determination, the Merchants Board considered many factors including the following:

              (i) The Merger meets Merchants' strategic objectives of maintaining and strengthening a locally owned and operated community-oriented financial institution.

              (ii) The Merger will create a significantly larger financial institution that will have capabilities to offer a wider array of financial products and services.

         For instance, CBOC's current customers will have access to the products and services offered by Merchants and, conversely, CBOC will offer its products and services to Merchants' customers. Moreover, the combined resources of the two companies will improve the efficiencies associated with the development of new products and services to be offered by Merchants.

              (iii) Merchants will have immediate access to the Oconto County market which is currently served by Merchants on a limited basis.

              (iv) The similarities between the operations of Merchants and CBOC will result in cost savings and more efficient utilization of resources and technology thereby offering economies of scale not currently available to Merchants.

              (v) The size and capital structure of Merchants following the Merger will provide greater opportunities and flexibility in responding to the rapidly changing industry for financial service providers.

              (vi) The asset size, capital position, management strength and market position of Merchants will enable the combined company to remain competitive and take advantage of current and emerging opportunities for growth and profitability.

              (vii) The opinion of Merchants that the consideration to be paid by Merchants in the Merger is fair, from a financial point of view, to Merchants and its shareholders.

Numerous factors were considered by the Merchants Board in approving the terms of the Merger. These factors included information concerning the financial structure, results of operations, and prospects of Merchants and CBOC; the capital adequacy of the resulting entity; the composition of the businesses of the two organizations; the overall compatibility of the management and employees of the organizations; the outlook for the organizations in the rapidly changing financial services industry; the relationship of the consideration to be paid in the Merger to market prices and the book value and earnings per share of CBOC and the financial terms of certain other recent business combinations in the banking industry.

         CBOC. In considering the Merger, the Directors of CBOC reviewed the terms and conditions of the proposed Merger Agreement, along with certain business and financial information relating to Merchants and CBOC. In addition, the Board of Directors of CBOC determined to approve the proposed transaction primarily because the Merger will increase the financial strength of the Bank by enabling it to better serve its depositors and customers, while at the same time allowing the Bank to retain its identity as a community bank and retain the name of Community Bank of Oconto County along with local management, to provide additional opportunities for professional advancement for the Bank's employees, and to be more competitive with other bank subsidiaries of large bank holding companies currently doing business in Oconto County or which might locate in the community. The Directors of CBOC also concluded that the Merger will enhance both the long-term and short-term value of CBOC shareholders' investment. Among the factors important to the directors of CBOC in determining to approve the Merger, were:

              (i) The increased opportunity and resources to serve the Bank's customers;

              (ii) The possibility for career enhancement which employees of CBOC and the Bank might be provided as a result of the Merger;

              (iii) The increased resources and expertise to keep the Bank competitive and meet the ever-changing demands of the banking industry;

              (iv) Merchants' commitment to community banking and to serving the needs of the local Oconto County community;

              (v) The marketability and liquidity of Merchants' Common Stock and the consistent dividend history and rate of dividends of the Merchants Common Stock to be received in the Merger as compared to the illiquidity and lack of marketability of CBOC Common Stock;

              (vi) The tax-free nature of the Merger for federal income tax purposes which would permit CBOC's shareholders who receive shares of Merchants Common Stock to defer federal income taxation under certain circumstances.

              (vii) The potential for future appreciation of Merchants' Common Stock due to Merchants' greater market presence and financial resources; and

              (viii) The financial terms of other recent business combinations in the financial services industry.

              (ix) The opinion of Marshall that the consideration to be paid by Merchants in the Merger is fair, from a financial point of view, to CBOC and its shareholders.

See "THE MERGER - Certain Material Federal Income Tax Consequences."

         While each member of CBOC's Board of Directors evaluated each of the foregoing as well as other factors, the Board of Directors collectively did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. CBOC's Board of Directors collectively made its determination with respect to the Merger based on its unanimous conclusion that the Merger, in light of the factors which each of them individually considered is appropriate, fair and in the best interest of CBOC's shareholders.

         The Board of Directors of CBOC has determined that the terms of the Merger are fair to and in the best interests of CBOC and its shareholders for the reasons stated immediately above.

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

Certain Considerations

         In deciding whether to vote in favor of the Merger, the CBOC shareholders should consider the following factors, in addition to the other matters set forth herein.

              (i) Uncertain Legislative and Regulatory Environment. The banking and financial services businesses in which CBOC and Merchants engage are highly regulated. The laws and regulations affecting such businesses may be changed in the future. Such changes could affect the ability of banks to engage in nationwide branch banking and the ability of bank holding companies to engage in non-banking businesses, such as securities underwriting and insurance, in which they have been allowed to engage only on a limited basis. Such changes may also affect the capital that banks and bank holding companies are required to maintain, the premiums paid for or the availability of deposit insurance or other matters directly affecting earnings. Neither CBOC nor Merchants can predict what changes will occur and the effect that any such changes would have on the ability of the combined entity to compete effectively or to take advantage of new opportunities after the Merger.

              (ii) Competition. The markets in which CBOC and Merchants operate are highly competitive. Competition in such markets is likely to increase in light of the changing legislative and regulatory environment in which CBOC and Merchants operate. In addition, consolidation and mergers in the banking industry are expected to continue, resulting in stronger and more effective competitors. Neither CBOC nor Merchants can predict the degree to which competition in the industry will increase in the future or the effect any such increased competition will have on the combined entity.

              (iii) Rapid Technological Changes. Evolving technology will play a major role in the processing and delivery of financial services. The effective use of new technology will enable banking and financial service businesses to improve information concerning their customers and markets. It will also enable them to reduce overhead expenses while improving the quality of service to customers. Communications technology will substantially improve the ability of financial institutions to exchange information with their customers and employees. Banks and financial institutions that are unwilling or unable to access this evolving new technology could experience lower earnings and a loss of customers.

              (iv) Uncertain Economic Environment. Banks and financial service companies in the Midwest have experienced a relatively long period of price stability and a growing economy. Price stability enables banks to better protect themselves against interest rate risks. A strong economy enhances the opportunity of the commercial sector of the economy to improve earnings and performance. It also provides an environment for financial institutions to experience positive and profitable growth. Potentially adverse economic changes present additional risks for banks and financial service companies.

              (v) Nature of Business. The financial performance of CBOC results primarily from its retail banking activities located in Oconto County. CBOC shareholders who receive shares of Merchants Common Stock will own an interest in a diversified multi-bank holding company currently operating 20 banking offices located in Milwaukee, Waukesha and Ozaukee Counties, which is engaged in several non-banking businesses. Financial performance of Merchants is accordingly dependent on its activities and the economic factors in such markets and businesses.

              (vi) Business Combinations. Merchants seeks additional expansion opportunities and accordingly may enter into business combinations with banking and non-banking entities involving the issuance of its shares or payment of cash consideration which may not require a vote of holders of Merchants Common Stock at the time of such additional acquisitions.

              (vii) Share Price Fluctuation. The price of shares of CBOC Common Stock is based essentially upon the financial condition of CBOC and the market value for similar non-publicly traded bank holding companies and other factors. The share price of Merchants Common Stock is by nature more subject to the general price fluctuations in the market for publicly-traded equity securities. Such fluctuations are not necessarily related to a change in the financial performance or condition of Merchants.

              (viii) Loan Losses. Losses on loans is a risk inherent in the banking business. Although Merchants maintain a reserve to absorb future loan losses, we cannot predict such losses with certainty. Therefore, we cannot predict whether the reserve for loan losses will be adequate. If additions to the loan losses reserve should be required at some future time, our earnings could be adversely affected at that time.

              (ix) Future Needs for Capital. In order to fund its expansion plans, or to provide capital to support internal growth of its subsidiaries, or to raise funds for other general corporate purposes, Merchants may, from time to time, issue additional securities, including debt instruments. The issuance of debt instruments (such as notes or debentures) may have an adverse effect on future earnings of Merchants if the return on the proceeds of the debt securities is inadequate in relation to the interest expense. Additionally, in the event Merchants defaults in the payment of principal or interest on such debt securities, the dividend and liquidation rights of holders of Merchants Common Stock are likely to be subordinated to the rights of the holders of such debt instruments. At this time, Merchants is actively involved in planning the future issuance of debentures. However, no definitive, required legal action has been taken in the matter at this time.

         Merchants may also satisfy future needs for additional capital funds through the issuance of additional equity capital (such as common stock). In that event, holders of Merchants Common Stock may experience dilution in ownership and per-share earnings.

Opinion of CBOC Financial Advisor

         The CBOC Board retained Marshall Financial Consulting LLC ("Marshall") to act as its financial advisor in connection with the Merger and to assist it in its examination of the fairness, from a financial point of view, of the Merger Consideration to the holders of CBOC Common Stock. On July 22, 2000, Marshall rendered its opinion to the CBOC Board (subsequently confirmed as of the date of this Proxy

Statement/Prospectus) to the effect that the Merger Consideration was fair, from a financial point of view, to the holders of CBOC Common Stock.

         THE FULL TEXT OF MARSHALL'S OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MARSHALL IN RENDERING ITS OPINION, IS ATTACHED AS EXHIBIT C TO THIS PROXY STATEMENT/PROSPECTUS. THE MARSHALL OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF CBOC COMMON STOCK AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CBOC SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. THE SUMMARY OF THE MARSHALL OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED AS AN EXHIBIT HERETO, AND SHAREHOLDERS OF CBOC SHOULD READ THE MARSHALL OPINION CAREFULLY AND IN ITS ENTIRETY.

         Marshall's analysis. In conducting its investigation and analysis and in arriving at its opinion, Marshall reviewed such information and took into account such financial and economic factors as it deemed relevant. In doing so, Marshall, among other things; (i) reviewed certain internal information, primarily financial in nature, including projections, as well as publicly available information, including but not limited to CBOC's and Merchants' recent filings with regulatory authorities; (ii) reviewed the Merger Agreement; (iii) compared the historical market prices and trading activity of CBOC and Merchants Common Stock with those of certain other publicly traded companies Marshall deemed relevant; (iv) compared the financial position and operation results of CBOC and Merchants with those of other publicly traded companies Marshall deemed relevant; (v) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations involving banking institutions Marshall deemed relevant; and (vi) reviewed certain potential pro forma effects of the Merger on Merchants. Marshall held discussions with certain members of CBOC's and Merchants' senior management concerning CBOC's and Merchants' historical and current financial condition and operating results, as well as the future prospects of CBOC and Merchants, respectively. Marshall had been requested to, and did, solicit third party indications of interest in acquiring all of CBOC. Marshall solicited 17 potential purchasers and 11 of such executed a confidentiality agreement and received the offering brochure of CBOC. Marshall received three written offers from the 11 recipients of the brochures. Marshall analyzed the three offers and reviewed such offers with CBOC's Board of Directors. Marshall also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria as Marshall deemed relevant for the preparation of its opinion. The Merger consideration was determined by CBOC and Merchants in arm's-length negotiations. CBOC did not place any limitation upon Marshall with respect to the procedures followed or factors considered by Marshall in rendering its opinion.

         In arriving at its opinion, Marshall assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to it by or on behalf of CBOC and Merchants, and was not engaged to independently verify any such information. Marshall assumed, with CBOC's and Merchants' consent, that (i) all material assets and liabilities (contingent or otherwise, known or unknown) of CBOC and Merchants are set forth in their respective financial statements; (ii) the Merger will be accounted for under the pooling of interest method of accounting; (iii) the Merger will be consummated in accordance with the terms of the Merger Agreement without any additional amendments thereto and without waiver of any condition; (iv) the prospective cost savings and revenue enhancements contemplated by management of both companies following the Merger will be realized; and (v) all shareholder and required regulatory approvals will be obtained in a timely manner. Marshall also assumed that the financial forecasts examined by it were reasonably prepared on bases reflecting the best available estimates and good faith judgments of CBOC's and Merchants' respective senior management, as to future performance of their respective companies. Marshall did not undertake or obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of CBOC or Merchants, nor did it make a physical inspection of the properties or facilities of CBOC or Merchants. Marshall's opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date thereof, and did not predict or take into account any changes which may occur, or information which may become available, after the date thereof. Furthermore, Marshall expressed no opinion as to the pricing or trading range at which shares of Merchants' securities would trade following the date of such opinion.

         Analysis of Selected Comparable Transactions. Marshall reviewed a selected group of thirty completed or pending acquisitions of banks or bank holding companies that were announced since January 1, 1997. Marshall focused on transactions where the acquired entity had a transaction value of less than $25 million. The assets of the comparables ranged from $38.7 million to $282.2 million with the median being $74.7 million and the mean being $89.1 million. The equity to asset ratio for the comparables ranged from 6.57% to 21.27% with the median and the mean being 10.57% and 10.99% respectively. The return on average assets for the comparables ranged from .28% to 2.95% with the median and the mean being 1.28% and 1.32%, respectively. The comparables' return on equity ranged from 3.02% to 27.34% with the median and the mean being 11.50% and 12.77%, respectively. The price to book of the comparables ranged from 115.38% to 382.37% with the median and the mean being 200.55% and 204.43%, respectively. The price to tangible book for the comparables ranged from 115.38% to 383.11% with the median and the mean being 204.65% and 205.75%, respectively. The comparables' price to latest twelve months net income ranged from 10.14x to 42.46x with the median being 17.44x and the mean being 17.00x, respectively. The tangible premium to core deposits for the comparable companies ranged from 1.97% to 36.74% with the median and mean being 12.14% and 13.05%, respectively.

          Analysis of CBOC Valuation Multiples. Marshall calculated the "Implied Equity Value Per Share" reflected by the terms of the Merger to be $181 for each share of CBOC Common Stock, obtained by dividing $181 by assumed Merchants' Daily Average Price (as defined in the Merger Agreement) ranging from $31.50 per Merchants' share to $38.50 per Merchants' share. Marshall then calculated the "Implied Total Equity Value: to be $14,480,000 million, obtained by multiplying the Implied Equity Value Per Share by the total number of outstanding shares of CBOC Common Stock. In performing its analysis, Marshall used, among other items, operating statistics for CBOC's twelve months through December 31, 1999 and March 31, 2000. Marshall calculated multiples of the Implied Total Equity Value to CBOC's earnings per share, book value, tangible book value and tangible premium to core deposits. The calculations resulted in ratios of the Implied Total Equity Value to net income ("P/E Ratios") of 21.86x based on December 31, 1999 results, and 19.13x based on December 31, 2000 estimated earning, 274.20% of book value, 274.20% of tangible book value and an 18.72% tangible premium to core deposits.

         As no comparative group or transaction from any comparative group is identical to the Merger, Marshall indicated to the CBOC Board that the analyses described above are not mathematical, but rather involve complex consideration and judgments concerning differences in operating and financial characteristics including, among other things, differences in revenue composition and earnings performance among CBOC and Merchants and the selected companies and transactions reviewed.

         Analysis of Publicly Traded Companies Comparable to CBOC. Marshall reviewed certain publicly available financial and stock market information for certain publicly traded companies which Marshall deemed relevant. These companies consisted of: Princeton National Bancorp, Inc., Northern States Financial

Corp., Union Bancorp, Inc., Amcore Financial, Inc., Old Second Bancorp, Inc., First Merchants Corp., Shoreline Financial Corp., Independent Bank Corp., Gold Bancorporation Corp, Inc. and German American Bancorp ("Comparable Companies"). The data described below for such group is as of December 31, 1999 and March 31, 2000 and is compared to CBOC's financial information, as reported, as of December 31, 1999 and March 31, 2000.

         Marshall noted that the equity to assets for CBOC was 9.60% compared with a median of 7.86% and a mean of 8.60% for the Comparable Companies. The equity to assets for the Comparable Companies ranged from a high of 10.13% to a low of 6.48%. Marshall also noted the following operating performance statistics for CBOC compared to the Comparable Companies: (i) the net interest margin for CBOC was 3.88% compared to a median of 4.15% and a mean of 4.10%. (The range for net interest margin of the Comparable Companies was a high of 4.47% to a low of 3.55%); (ii) the efficiency ratio for CBOC was 58.78% compared to a median of 68.84% and a mean of 68.40% for the Comparable Companies. (The range for the efficiency ratio for the Comparable Companies was 45.13% to 89.40%); (iii) the return on average assets for CBOC was 1.26% compared to a median of 1.26% and a mean of 1.40% for the Comparable Companies. (The range on average assets was
 .34% and 1.66% for the Comparable Companies), (iv) the return on average equity for CBOC was 13.23% compared to a median of 12.04% and a mean of 12.18% for the Comparable Companies. (The range for the return on average equity was 4.97% to 17.18% for the Comparable Companies.)

         Discounted Earnings Analysis. Marshall performed a discounted earnings analysis of CBOC on a stand-alone basis using CBOC management's projections of future earnings for the five-year period ending December 31, 2004. Marshall estimated terminal values for CBOC using asset growth rates of 4.00%, return on average assets of 1.25%, cash dividend payout ratio of 35% of earning in 2000, 2001, 2002, 2003, and 2004, discount rates of 9%, 11% and 13%, and terminal book value multiples of 110%, 120% and 130%. Based upon projections, Marshall calculated an implied per share price from $106 to $140 per share of CBOC Common Stock. Marshall noted that the discounted earnings analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth ratios, dividend payout rates, terminal values and discount rates.

         Analysis of Merchants. In order to assess the relative public market valuation of the Merchants Common Stock to be issued in the Merger, Marshall reviewed certain publicly available financial information of the most recently reported period as of March 31, 2000 for Merchants and stock market information of certain selected publicly traded companies which Marshall deemed relevant. Such comparable companies consist of Princeton National Bancorp, Inc., Northern States Financial Corp., Union Bancorp, Inc., Amcore Financial, Inc., Old Second Bancorp, Inc., First Merchants Corp., Shoreline Financial Corp., Independent Bank Corp., Gold Bancorporation Corp, Inc. and German American Bancorp (the "Merchants' Comparable Companies"). The data described below for such group is as of December 31, 1999 and March 31, 2000. Marshall noted the following operating performance statistics for Merchants compared to the Merchants Comparable Companies: (i) Merchants' net interest margin was 3.69% compared to a median of 4.15% and a mean 4.10% for the Merchants' Comparable Companies (the range for net interest margin was 3.55% to 4.47% for the Merchants' Comparable Companies); (ii) the efficiency ratio for Merchants was 67.00% compared with a median of 68.84% and a mean of 68.40% for the Merchants' Comparable Companies (The range for the efficiency ratio was 45.13% to 89.40% for the Merchants' Comparable Companies); (iii) the return on average assets for Merchants was .76% compared to a median of 1.26% and a mean of 1.40% for the Merchants' Comparable Companies (The range for the return on average assets was .34% to 1.66% for the Merchants' Comparable Companies); (iv) the return on average

Comparable Companies (The range for the return on average equity was 4.97% to 17.18% for the Merchants' Comparable Companies); (v) the ratio of non-performing assets to total assets for Merchants was .50% compared with a median of .44% and a mean of .51% for the Merchants' Comparable Companies (The range for the non-performing assets to total assets was .20% to .88% for the Merchants' Comparable Companies).

         Pro Forma Merger Analysis. Marshall prepared a pro forma analysis of the financial impact of the Merger. Using financial forecasts for CBOC (prepared by CBOC's management) and Merchants (prepared by Merchants' management), Marshall compared Merchants' earnings per share and book value on a stand- alone basis to earnings and book value of the combined companies on a pro forma basis. Without any synergies, this analysis indicated that the Merger would be dilutive to earnings per share in 2000 by 9.4%. Merchants furnished Marshall with certain projections for the year ended December 31, 2001. Such projections show that the transaction is not dilutive to earnings per share in 2001. The analysis shows that it is dilutive to book value per share by 6.8% at March 31, 2000.

         Stock Trading Analysis. Marshall reviewed the historical trading prices and volume of Merchants Common Stock for the three years ending December 31, 1999 and six months ended June 30,2000. The price of Merchants Common Stock ranged from a high to a low from January 1, 1997 through December 31, 1997 of $29.09 to $16.97, from $42.50 to $25.00 January 1, 1998 through December 31,
1998, from $44.00 to $35.50, January 1, 1999 through December 31, 1999, and
$39.00 to $34.50 from January 1, 2000 to June 30, 2000, respectively. The trading volumes in calendar year 1997, 1998, 1999 and the six months ended June 30, 2000 were 54,185, 98,565, 159,600 and 147,100 shares, respectively.
Merchants furnished Marshall with certain projections for the year ended December 31, 2001. Such projections show that the transaction is not dilutive to earnings per share in 2001.

         Contribution Analysis. Marshall analyzed the contribution of each of CBOC and Merchants to the pro forma company of assets, deposits, net income, estimated net income, tangible equity and ownership at or through December 31, 1999. Marshall calculated that: Merchants would contribute 89.98% and CBOC 10.02% of assets; Merchants would contribute 88.22% and CBOC 11.78% of deposits; Merchants would contribute 86.09% and CBOC 13.91% of 1999 net income, Merchants would contribute 86.77% and CBOC 13.23% of forecasted 2000 net income; Merchants would contribute 88.51% and CBOC 11.49% of tangible equity; and Merchants would represent 84.06% and CBOC 15.94% based on the issuance by Merchants of 413,680 shares out of a pro forma total of 2,595,018 shares.

         In connection with its written opinion dated October ___, 2000, Marshall confirmed the appropriateness of its reliance on the analyses used to render its opinion dated July 22, 2000, by performing procedures to update certain of its analyses and by reviewing assumptions on which such analyses were based and the factors considered therewith.

         The summary of the opinion set forth above does not purport to be a complete description of the presentation of Marshall to the CBOC Board or the analyses performed by Marshall. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. Marshall believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses would create an incomplete view of the processes underlying the analyses conducted by Marshall and its opinion. Marshall did not attempt to assign particular weights to particular analyses. Any estimates contained in Marshall's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty. Marshall does not assume responsibility for their accuracy.

         Marshall, as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. CBOC retained Marshall because of its experience and expertise in the valuation of businesses and their securities in connection with mergers and acquisitions.

         Pursuant to an agreement, dated August 25, 1999, between CBOC and Marshall, CBOC has paid Marshall a non-refundable retainer fee of $10,000, a fee of $25,000 for rendering its opinion dated July 22, 2000, and will pay a closing fee of 1/2 of 1% of the consideration paid for the common stock of CBOC, less the $35,000 previously paid. CBOC also has agreed to reimburse Marshall for certain of its out-of-pocket expenses incurred in connection with its engagement. Additionally, CBOC has agreed to indemnify Marshall against certain liabilities, including liabilities under the federal securities laws, incurred in connection with the engagement of Marshall by CBOC.

Interests of Certain Persons in the Merger

         Assuming that the Merger is consummated, the Directors of Merchants immediately prior to the Effective Time will be the directors of Merchants at the Effective Time, each to hold office in accordance with the Amended Articles of Incorporation and By-Laws of Merchants. The officers of Merchants immediately prior to the Effective Time will be the officers of Merchants at the Effective Time, in each case until their respective successors are duly elected and qualified.

         Upon consummation of the Merger, Mr. Thomas Ebenreiter, Chairman of the Board of Directors and President and Chief Executive Officer of CBOC and the Bank will be elected to the Board of Directors of Merchants. In addition, Mr. Richard Pamperin and Mr. Michael Judge, Directors of CBOC and the Bank will be elected to the Board of Directors of Merchants. As of June 30, 2000, Mr. Ebenreiter has entered into an employment agreement with the Bank which will continue after the Bank becomes a subsidiary of Merchants as a result of the Merger. The employment agreement will continue for two years (unless sooner terminated as provided in the employment agreement). The employment agreement provides for Mr. Ebenreiter to serve as president and chief executive officer of the Bank on a full-time basis during the first year and on a half-time basis during the second year of the agreement. In addition to an annual base salary, Mr. Ebenreiter will be entitled to such other benefits as are generally made available to other officers serving in comparable positions at the Bank or other subsidiaries of Merchants. Mr. Ebenreiter has agreed not to compete with the Bank or its affiliates during the employment period and for two years after termination of employment with the Bank.

         Merchants (through the Bank as employer) will succeed to the Bank's obligations with respect to the employment agreement. The Boards of Directors of Merchants and CBOC were aware of these interests and took them into account in approving the Merger Agreement.

Merger Consideration

         Upon consummation of the Merger, each share of CBOC Common Stock outstanding at the Effective Time will be converted into the right to receive shares of Merchants Common Stock subject to the provisions with respect to fractional shares or unless dissenters' rights have been perfected. The number of shares of Merchants Common Stock to be received by shareholders of CBOC for each share of CBOC Common Stock will be computed as follows:

         1. If the Daily Average Price of Merchants Common Stock is between $31.50 and $38.50, each share of CBOC Common Stock will be exchanged for the number of shares of Merchants Common Stock equal to $181.00 divided by the Daily Average Price.

         2. If the Daily Average Price of Merchants Common Stock is between $28.00 and $31.50, each share of CBOC Common Stock will be exchanged for 5.746 shares of Merchants Common Stock.

         3. If the Daily Average Price of Merchants Common Stock is between $38.50 and $42.00, each share of CBOC Common Stock will be exchanged for 4.701 shares of Merchants Common Stock.

         4. If the Daily Average Price is less than $28.00 or greater than $42.00, then Merchants and CBOC will make a good faith effort to renegotiate the Merger Consideration.


The Daily Average Price is the daily average of the "Bid" and "Ask" quotations of Merchants Common Stock as published in the Milwaukee Journal Sentinel (or obtained from another source acceptable to Merchants and CBOC if such quotations are not published in the Milwaukee Journal Sentinel) on each of the twenty (20) trading days preceding the fifth day prior to the Effective Time. On each of such 20 trading days, the Bid and Ask prices will be averaged to calculate the market quotation for that day, and the resulting twenty (20) market quotations will be summed and the result divided by twenty (20) to determine the Daily Average Price. In the event that "Ask" quotations are not listed, or if the "Ask" price exceeds the "Bid" price by more than $2.00 on any of the 20 trading days used to compute the Daily Average Price, then the "Bid" quotes will be used on those days to calculate the Daily Average Price. If the Daily Average Price is less than $28.00 or greater than $42.00, then Merchants and CBOC will make a good faith effort to promptly renegotiate the exchange ratio.

         Because the market value of Merchants Common Stock at the Effective Time is not known at this time, the actual value that Merchants would pay and CBOC shareholders would receive in the Merger and whether Merchants and CBOC will renegotiate the exchange ratio will not be known until the scheduled closing date or shortly before the Effective Time, respectively. It is currently anticipated that, if approved by CBOC shareholders, the Merger will be completed in the fourth calendar quarter of 2000, although no assurance as to the time of completion can be given.

         In the event that the Daily Average Price is less than $28.00 or greater than $42.00 and it becomes necessary to renegotiate the exchange ratio, Merchants' Board is likely to consult with its legal and financial advisors regarding the fairness of such renegotiated ratio.

         In addition, the Merchants' Board and its advisors would consider many of the same factors they considered in determining whether to approve and adopt the Merger Agreement in the first instance. In particular, the Merchants Board of Directors would analyze, among other factors, the relationship of the consideration to be paid by Merchants to the market price and book value and earnings per share of CBOC, the financial terms of recent business combinations in the banking industry and the dilutive or accretive effect of the renegotiated exchange ratio on Merchants' future earnings and book value.

         In the event it becomes necessary to renegotiate the exchange ratio pursuant to the terms of the Merger Agreement, the CBOC Board of Directors is likely to consult with its legal and financial advisors to determine the fairness of a renegotiated exchange ratio. Shareholders of CBOC should note that the fairness opinion obtained by the CBOC Board and included as Exhibit "C" to this Proxy Statement/Prospectus does not express an opinion as to the fairness of the Merger, from a financial point of view, in the event that the Daily Average Price of Merchants Common Stock is less than $28.00 or more than $42.00. No assurance can be given that a fairness opinion regarding such renegotiated exchange ratio can be obtained. In making a determination on a renegotiated exchange ratio, the CBOC Board of Directors would consider many of the same factors it considered in determining whether to approve and accept the Merger Agreement in the first instance. In particular, the CBOC Board would analyze, among other factors, whether the then current consideration to be received in the Merger would deliver more value to the shareholders than could be expected if CBOC were to continue as an independent entity. In addition, the CBOC Board would consider whether, in light of then prevailing market and other industry conditions, the renegotiated exchange ratio is fair from a financial point of view to the CBOC shareholders.

Regulatory Approvals Required

         Federal. The Merger is subject to prior approval by the Federal Reserve Board under the BHC Act, which requires that the Federal Reserve Board take into consideration, among other factors, the financial and managerial resources and future prospects of the respective institutions and the convenience and needs of the communities to be served. The BHC Act prohibits the Federal Reserve Board from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. It is highly improbable that the Merger poses any antitrust issues. The Federal Reserve Board also has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position. Furthermore, the Federal Reserve Board must also assess the records of the subsidiary banks of Merchants and CBOC under the Community Reinvestment Act of 1977, as amended (the "CRA"). The CRA requires that the Federal Reserve Board analyze, and take into account when evaluating an application, each bank's record of meeting the credit needs of its local communities, including low and moderate income neighborhoods, consistent with safe and sound operation.

         Under the BHC Act, the Merger may not be consummated until up to 30 days following the date of Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. Although a challenge is highly improbable, there can be no assurance that the Department of Justice will not challenge the Merger or, if such a challenge is made, as to the result thereof. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise. The BHC Act provides for the publication of notice and public comment on the applications and authorizes the regulatory agency to permit interested parties to intervene in the proceedings.

         Merger Corp. and Merchants have filed an application with the Federal Reserve Bank of Chicago (the "Federal Reserve Bank") that was accepted for filing by the Federal Reserve Bank on October 23, 2000.

         Merger Corp. and Merchants are awaiting approval of their application from the Federal Reserve Bank.

         Wisconsin. The Merger is also subject to the prior approval by the Wisconsin Department of Financial Institutions ("DFI") under Section 221.0901 of the Wisconsin Statutes which requires that the DFI take into consideration (i) the financial and managerial resources and future prospects of the respective institutions and whether the transaction would be contrary to the best interests of the shareholders or customers of the bank or bank holding company to be acquired; (ii) whether the action would be detrimental to the safety and soundness of the respective institutions or any subsidiary or affiliate of the respective institutions; (iii) the record of performance, management, financial responsibility and integrity, and the CRA rating of the applicant; and (iv) whether upon consummation of the transaction, the applicant would control in excess of 30% of the total amount of deposits of insured depository institutions in Wisconsin as specified under federal banking law.

         Merger Corp. and Merchants have filed an application with the DFI on October 11, 2000. Merchants and Merger Corp. are awaiting approval of their application from the DFI. The Merger may be consummated at any time within one year of the date approval was granted by the DFI (subject to the foregoing federal approvals).

         General. The Merger cannot proceed in the absence of all requisite regulatory approvals and compliance with any waiting periods contained in such approvals. See "Conditions to Consummation of the Merger." In the Merger Agreement, Merchants and CBOC have agreed to take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed with respect to the Merger, including furnishing information to the Federal Reserve Board or in connection with approvals or filings with other governmental entities. Merchants and CBOC have also agreed to take all reasonable action necessary to obtain approvals of the Federal Reserve Board, the DFI and other governmental entities. However, the obligation to take reasonable actions is not to be construed as including an obligation to accept any terms or conditions to an agreement or other approval of, or any exemption by, any party that are not customarily contained in approvals of similar transactions granted by such regulators or if Merchants in good faith determines that such terms or conditions would have a material adverse effect on its business or financial condition or would materially detract from the value of CBOC to Merchants.

         Merchants and CBOC are not aware of any other governmental approvals or actions that are required for consummation of the Merger except as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof.

The Effective Time

         The Merger will become effective as of the later of (a) the date articles of Merger are filed with the DFI or (b) the effective date and time of the Merger as set forth in such Articles of Merger, (the later of (a) and (b) being the "Effective Time"). The filing of the articles of Merger with respect to the Merger will occur as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions to the Merger as set forth in the Merger Agreement. The Merger Agreement may be terminated by either party if, among other reasons, the Merger shall not have been consummated on or before December 31, 2000, unless such condition is waived. Upon consummation of the Merger, CBOC will be merged into Merger Corp. and will not continue its separate existence or operations, to which Merger Corp. as the surviving corporation will succeed. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT - Conditions to Consummation of the Merger" and "CERTAIN PROVISIONS OF THE MERGER AGREEMENT - Termination."

Conversion of Shares, Procedure for Exchange of Certificates; Fractional Shares

         At the Effective Time and without any action on the part of Merchants, CBOC or the holders of CBOC Common Stock, each share of CBOC Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by CBOC shareholders exercising their dissenters rights under the WBCL) shall be converted into the right to receive shares of Merchants Common Stock. See "THE Merger -- Dissenters' Rights." All such shares of CBOC Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each stock certificate previously representing any such shares of CBOC Common Stock (other than shares held by dissenting shareholders as described above) shall thereafter represent the right to receive a certificate representing shares of Merchants Common Stock into which such CBOC Common Stock has been converted. Certificates previously representing shares of CBOC Common Stock shall be exchanged for certificates representing whole shares of Merchants Common Stock upon the surrender of such certificates as provided below. No fractional shares of Merchants Common Stock will be issued, and, in lieu thereof, a cash payment will be made as provided below.

         As of the Effective Time, Merchants shall deposit, or cause to be deposited with Firstar Trust Company, Milwaukee, Wisconsin (the "Exchange Agent"), for the benefit of the holders of shares of CBOC Common Stock and for exchange in accordance with the terms of the Merger Agreement, certificates representing the shares of Merchants Common Stock (such certificates for shares of Merchants Common Stock, together with any dividends or distributions with respect thereto (the "Exchange Fund") issuable pursuant to the terms of the Merger Agreement.

         As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of CBOC Common Stock whose shares were converted into the right to receive shares of Merchants Common Stock, (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of CBOC Certificates in exchange for certificates representing shares of Merchants Common Stock. Upon surrender of a certificate previously representing shares of CBOC Common Stock to the Exchange Agent together with such duly executed letter of transmittal, the holder of such certificate shall receive in exchange therefore a certificate representing that number of whole shares of Merchants Common Stock to which such holder is entitled and the certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares which is not registered in the transfer records of CBOC, a certificate representing the proper number of shares of Merchants Common Stock may be issued to a transferee if the certificate representing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered, each certificate previously representing shares of CBOC Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of Merchants Common Stock and cash in lieu of any fractional shares of Merchants Common Stock as described below.

         CBOC SHAREHOLDERS SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL NOR RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

         No dividends or other distributions declared or made after the Effective Time with respect to Merchants Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate of CBOC Common Stock with respect to the shares of Merchants Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder, until such certificate is surrendered. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of said certificate, which represents whole shares of Merchants Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of cash payable with respect to a fractional share of Merchants Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time paid with respect to such whole shares of Merchants Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time, but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Merchants Common Stock.

         All shares of Merchants Common Stock issued upon conversion of the shares of CBOC Common Stock (including any cash paid for fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of CBOC Common Stock.

         No certificates or scrip representing fractional shares of Merchants Common Stock shall be issued upon the surrender for exchange of CBOC Common Stock certificates, and such fractional share interest will not entitle the owner thereof to vote or to any rights of a shareholder of Merchants. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder would otherwise be entitled by the Bid price of a share of Merchants Common Stock as published in the Milwaukee Journal Sentinel on the date of the Effective Time. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall notify Merchants and Merchants shall make available such amounts to such holders of such fractional share interests subject to and in accordance with the terms of the Merger Agreement, as relevant.

         Any portion of the Exchange Fund which remains undistributed to the shareholders of CBOC for six months after the Effective Time shall be delivered to Merchants, upon demand, and any shareholders of CBOC who have not theretofore complied with the procedures described above shall thereafter look only to Merchants for payment of their claim for Merchants Common Stock, any cash in lieu of fractional shares of Merchants Common Stock and any dividends or distributions with respect to Merchants Common Stock.

         Neither Merchants nor CBOC shall be liable to any holder of shares of CBOC Common Stock for any such shares of CBOC Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

         Merchants shall be entitled to deduct and withhold from any cash consideration payable pursuant to the Merger Agreement to any holder of shares of CBOC Common Stock such amounts as Merchants is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law.

         At the Effective Time the stock transfer books of CBOC shall be closed, and there shall be no further registration of transfers of shares of CBOC Common Stock thereafter on said record books. From and after the Effective Time, the holders of certificates of CBOC Common Stock shall cease to have any rights with respect to such shares of CBOC Common Stock except as otherwise provided in the Merger Agreement, or by law. On or after the Effective Time, any certificate of CBOC Common Stock presented to the Exchange Agent or Merchants for any reason shall be converted into shares of Merchants Common Stock in accordance with the terms of the Merger Agreement as described above.

         Persons who hold Merchants Common Stock prior to the Merger will not need to exchange their existing certificates representing shares of Merchants Common Stock for new stock certificates.

Description of Merchants Common Stock issuable in the Merger.

         The following description of Merchants Common Stock issuable in the Merger is a summary and is qualified in its entirety by reference to the terms of such security, which is incorporated by reference herein and is set forth in full in Merchants Amended Articles of Incorporation (the "Merchants Articles"). The description set forth below is subject in all respects to the WBCL and the Merchants Articles.

         Firstar Trust Company, Milwaukee, Wisconsin, is the transfer agent and registrar for all outstanding Merchants Common Stock.

         THE FOLLOWING DESCRIPTION OF MERCHANTS COMMON STOCK SHOULD BE READ CAREFULLY BY CBOC SHAREHOLDERS SINCE, AT THE EFFECTIVE TIME, EACH ISSUED AND OUTSTANDING SHARE OF CBOC COMMON STOCK WILL BE CONVERTED INTO THE RIGHT TO RECEIVE SHARES OF MERCHANTS COMMON STOCK AT THE EXCHANGE RATIO DESCRIBED ABOVE UNDER "MERGER CONSIDERATION".

         General. Merchants has one class of common stock, the Merchants Common Stock. Of the 6,000,000 shares of Merchants Common Stock authorized, 2,104,459 shares were outstanding as of August 1, 2000 (the date of the Merger Agreement), exclusive of shares held in its treasury. The Merchants Articles do not provide authorization for the issuance of preferred stock.

         Dividend Rights. Dividends on Merchants Common Stock will be payable out of the assets of Merchants legally available therefor as, if and when declared by the Merchants Board of Directors. No share of Merchants Common Stock is entitled to any preferential treatment with respect to dividends.

         Voting Rights. Each holder of Merchants Common Stock will be entitled at each shareholders' meeting of Merchants, as to each matter to be voted upon, to cast one vote, in person or by proxy, for each share of Merchants Common Stock registered in his or her name on the stock transfer books of Merchants. Such voting rights are not cumulative.

         Rights Upon Liquidation. In the event of liquidation, dissolution or winding up of Merchants, whether voluntary or involuntary, the holders of Merchants Common Stock will be entitled to receive all assets of Merchants remaining for distribution to its shareholders, on a pro rata basis. Since Merchants has no preferred stock, the rights of holders of Merchants Common Stock to receive dividends or payment in the event of liquidation or dissolution are not subject to prior satisfaction of the rights of any other shareholders.

         Miscellaneous. Shares of Merchants Common Stock are not convertible into shares of any other class of capital stock. Shares of Merchants Common Stock are not entitled to any preemptive or subscription rights. The issued and outstanding shares of Merchants Common Stock are fully paid and nonassessable (except as otherwise provided under the WBCL).

Comparison of Shareholder Rights

         The following is a summary of material differences between the rights of holders of CBOC Common Stock and Merchants Common Stock. As CBOC and Merchants are both incorporated under the laws of the State of Wisconsin, rights of shareholders are substantially similar. Differences in the rights of shareholders of CBOC and Merchants arise from differences between the provisions of the Merchants Articles and By- laws and those of CBOC. Shareholders of CBOC, whose rights are governed by CBOC's Articles of Incorporation, By-laws and the WBCL will, on consummation of the Merger, become shareholders of Merchants. Their rights as Merchants shareholders will then be governed by Merchants' Articles of Incorporation and By-laws and by the WBCL. The following is a summary of the material differences between the rights of shareholders of CBOC and the rights of shareholders of Merchants.

Authorized Capital Stock

         CBOC. Under CBOC's Articles of Incorporation, the aggregate number of shares which it is authorized to issue is 250,000 shares of one class of common stock, $1.00 par value. All shares of CBOC Common Stock are identical in rights and have one vote. The holders of CBOC Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors of CBOC from funds available therefor and upon liquidation are entitled to receive pro rata all assets of CBOC available for distribution to such holders, CBOC has no authorized shares of preferred stock and, accordingly, the rights of holders of CBOC Common Stock to receive dividends or payment in the event of voluntary or involuntary dissolution, liquidation or winding up of CBOC are not subject to the prior satisfaction of the rights of any other shareholders.

         Merchants. Under Merchants' Articles of Incorporation, Merchants is authorized to issue 6,000,000 shares of common stock, par value $1.00 per share. All shares of Merchants Common Stock are identical in rights and have one vote. For a description of Merchants Common Stock, see "THE MERGER - Description of Merchants Common Stock Issuable in the Merger."

Required Vote

         CBOC. Pursuant to the WBCL, the affirmative vote of a majority of the shares of CBOC Common Stock is generally required to adopt amendments to CBOC's Articles of Incorporation or approve mergers and certain other extraordinary transactions. However, Article 5 of CBOC's Articles of Incorporation (relating to CBOC's Board of Directors) requires the affirmative vote of 80% of the outstanding shares of all classes of CBOC stock entitled to vote thereon.

         Merchants. Pursuant to the Merchants' Articles of Incorporation, any Merger, consolidation of Merchants with one or more other corporations, or any sale, lease or exchange of all or substantially all of the assets of Merchants requires the affirmative vote of at least eighty percent (80%) of the outstanding shares of Merchants. However, the matters described in the preceding sentence require the affirmative vote of a majority of the outstanding shares of Merchants if such matters have the prior approval of a majority of the Board of Directors of Merchants. The foregoing provisions may only be amended by the affirmative vote of not less than eighty percent (80%) of the outstanding shares of Merchants Common Stock unless such amendment was approved in advance by a majority of the Directors of Merchants, in which case the affirmative vote of a majority of the outstanding shares of Merchants Common Stock is required for adoption of the amendments. All other provisions of the Merchants Articles of Incorporation may be amended by the affirmative vote of a majority of the outstanding shares of Merchants Common Stock.

Classified Board of Directors

         CBOC. Pursuant to Article 5 of CBOC's Articles of Incorporation, CBOC's Board of Directors is divided into three classes as nearly equal in number as possible, with the Directors in each class serving for staggered three-year terms. Pursuant to Article 5 and Section 3.02 of CBOC's By-laws, CBOC's Board consists of not less then three (3) nor more than twelve (12) members, with the exact number fixed from time to time by the Board. The present Board of CBOC consists of ten (10) members. At each annual meeting, the successors to the class of Directors whose term expires at the time of such meeting are elected for three year terms. Article 5 requires the affirmative vote of 80% of the outstanding shares of all classes of CBOC stock entitled to vote thereon.
Section 3.02 of CBOC's By-laws requires the affirmative vote or consent of the holders of four-fifths of the shares of all classes of CBOC stock entitled to vote on such amendment; provided, however, that if any class or series of shares is entitled to vote on the amendment as a class, such amendment requires the affirmative vote of four-fifths of the shares of each class of shares and series entitled to vote on the amendment as a class and of the total shares entitled to vote on the amendment.

         Merchants. Pursuant to the Articles of Incorporation of Merchants, the Board of Directors of Merchants is divided into three (3) classes as nearly equal in number as possible, with the directors in each class serving for staggered three-year terms. Merchants' Board consists of not less than eleven
(11) nor more than twenty (20), the exact number to be determined at each annual meeting of shareholders or, within such limits by a majority of the Board of Directors. At each annual meeting of shareholders, the successors of the class whose term expires at the time of such meeting are elected for three-year terms. The present Board of Directors of Merchants consists of fifteen (15) members.

Removal of Directors

         CBOC. Pursuant to Article 5 of CBOC's Articles of Incorporation, any director may be removed from office by the affirmative vote of 80% of the outstanding shares entitled to vote for the election of such director.

         Merchants. The By-laws of Merchants provide that any director may be removed from office by the affirmative vote of a majority of the shares outstanding entitled to vote for the election of such director taken at a special meeting of shareholders called for that purpose.

Newly Created Directorships and Vacancies on the Board of Directors

         CBOC. Any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of Directors, may be filled by the shareholders by affirmative vote of a majority of the outstanding shares entitled to vote. During such time as the shareholders fail or are unable to fill such vacancies, then and until the shareholders act, (i) the Board of Directors may fill the vacancy by the act of a majority of the Directors present at a meeting in which a quorum is present; or (ii) if the Directors remaining in office constitute fewer than a quorum of the Board, they may fill the vacancy by the affirmative vote of a majority of all Directors remaining in office.

         Merchants. Pursuant to Merchants' Articles of Incorporation, a majority of the Board of Directors may fill any vacancy on the Board.

Certain Business Combinations

         CBOC. CBOC's Articles of Incorporation and Bylaws do not contain any supermajority voting provisions relating to the approval by holders of CBOC Common Stock of Mergers or other business combinations.

         Merchants. Article XI of Merchants' Articles provides that an affirmative vote of eighty percent (80%) of Merchants' outstanding shares is required to approve any Merger or consolidation of Merchants with one or more other corporations or any sale, lease or exchange of all or substantially all of the assets of Merchants. The 80% voting requirement does not apply if a majority of Merchants Directors approve the transaction prior to the mailing of the notice of the meeting of shareholders at which the matter is to be voted on. In that case, the affirmative vote of a majority of the outstanding shares of Merchants Common Stock is required. The foregoing provision may only be amended, modified or repealed by the affirmative vote of not less than eighty percent (80%) of the outstanding shares of Merchants Common Stock unless such amendment or modification has been approved by the Board of Directors. In that case, the affirmative vote of a majority of the outstanding shares of Merchants Common Stock is required.

Resale of Merchants Common Stock Issued Pursuant to the Merger

         The Merchants Common Stock issued pursuant to the Merger will be registered under the Securities Act and be freely tradeable under the Securities Act except for shares issued to any shareholder of CBOC who may be deemed to be an "affiliate" of CBOC for purposes of Rule 145 under the Securities Act. Each affiliate identified by CBOC will enter into an agreement with Merchants providing that such affiliate will be subject to Rule 145(d) of the Securities Act and shall not transfer any Merchants Common Stock received in the Merger except in compliance with the Securities Act. In order to comply with pooling of interests requirements, such persons shall agree to make no disposition of any shares of CBOC Common Stock or Merchants Common Stock (or any interests therein) during the period beginning 30 days before the Effective Time and ending when the financial results for at least 30 days of combined operations of CBOC and Merchants after the Effective Time have been published. This Proxy Statement/Prospectus does not cover resales of Merchants Common Stock received by any person who may be deemed to be an affiliate of CBOC. The foregoing restrictions are expected to apply to the directors and executive officers of CBOC.

Pre-Merger Dividend Policy

         CBOC. Pursuant to the Merger Agreement, except for dividends paid in the ordinary course and consistent with past practice, CBOC is prohibited from declaring or paying any dividend on, or making any other distribution in respect of, its outstanding shares of capital stock without the prior written consent of Merchants.

         Merchants. Merchants expects to continue to declare, until the Effective Time, its regularly scheduled dividends.

Post-Merger Dividend Policy

         It is the current intention of the Board of Directors of Merchants to continue to declare cash dividends on the Merchants Common Stock following the Merger. During the first three quarters of the year 2000, Merchants paid a quarterly dividend of $0.15, $0.20 and $0.15, respectively, in each case per share. It is expected that Merchants will pay a quarterly dividend of $0.15 per share in the fourth quarter of 2000. Shareholders should note that future dividends will be determined by the Merchants Board of Directors in light of the earnings and financial condition of Merchants and its subsidiaries and other factors, including applicable governmental regulations and policies. In that regard, Merchants is a legal entity separate and distinct from its banking and non-banking subsidiaries, and the principal sources of Merchants' income are dividends and fees from such subsidiaries. The payment of dividends by Merchants' banking subsidiaries is subject to certain restrictions under applicable governmental regulations.

Conduct of Business Pending the Merger

         Pursuant to the Merger Agreement, CBOC has agreed to carry on its business, and the business of its subsidiary, in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement, subject to certain covenants and other agreements agreed to by CBOC in the Merger Agreement. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT - Certain Covenants."

Certain Material Federal Income Tax Consequences

         Merchants and CBOC have received an opinion of Davis & Kuelthau, S.C., Counsel for Merchants that the Merger will qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Code and that each of Merchants and CBOC will be a party to such reorganization within the meaning of Section 368(b) of the Code. Accordingly, CBOC, Merchants and Merger Corp. will recognize no gain or loss for federal income tax purposes as a result of the Merger, and no gain or loss will be recognized by any holder of CBOC Common Stock upon receipt of Merchants Common Stock pursuant to the Merger (except upon the receipt of cash in lieu of fractional shares of Merchants Common Stock). The Internal Revenue Service ("Service") has not been asked to rule upon the tax consequences of the Merger and such request will not be made. The opinion of Davis & Kuelthau, S.C. is based entirely upon the Code, regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change. Unlike a ruling from the Service, an opinion of an advisor is not binding on the Service and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the Service.
EACH SHAREHOLDER OF CBOC IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

         Based upon the opinion of Davis & Kuelthau, S.C. which in turn is based upon various representations and subject to various assumptions and qualifications, the following federal income tax consequences to the shareholders of CBOC will result from the Merger:

                  (i) Provided that the Merger of CBOC with and into Merger Corp. qualifies as a statutory Merger under applicable law, the Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and CBOC, Merchants and Merger Corp. will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code for purposes of this reorganization.

                  (ii) No gain or loss will be recognized by the holders of CBOC Common Stock upon the exchange of CBOC Common Stock solely for Merchants Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares of Merchants Common Stock.

                  (iii) A CBOC shareholder's aggregate basis in the Merchants Common Stock received in the Merger will be the same as the aggregate basis of CBOC Common Stock exchanged therefor.


                  (iv) The holding period of the Merchants Common Stock received by a holder of CBOC Common Stock pursuant to the Merger will include the period during which CBOC Common Stock exchanged therefor was held, provided that the CBOC Common Stock surrendered was held as a capital asset as of the time of the Merger.

                  (v) The receipt by a holder of CBOC Common Stock of cash in lieu of a fractional share of Merchants Common Stock will be treated as if he or she received such fractional share from Merchants and then had it redeemed for cash. Such receipt of cash will be treated under
         Section 302(b)(1) of the Code as full payment in exchange for the fractional share.

         The foregoing is only a general description of certain material federal income tax consequences of the Merger for holders of CBOC Common Stock who are citizens or residents of the United States and who hold their shares as capital assets, without regard to the particular facts and circumstances of the tax situation of each holder of the CBOC Common Stock. It does not discuss all of the consequences that may be relevant to holders of CBOC Common Stock entitled to special treatment under the Code (such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations or foreign persons). The summary set forth above does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the Merger Agreement or the Merger itself. No information is provided herein with respect to the application and effect of state, local and foreign tax laws and the possible effects of changes in federal laws or other tax laws.

Anticipated Accounting Treatment

         The business combination resulting from the Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Merchants and CBOC will be carried forward to the combined corporation at their recorded amounts; income of the combined corporation will include income of Merchants and CBOC for the entire fiscal year in which the combination occurs.

         The Merger Agreement provides that a condition to the consummation of the Merger is the receipt of the opinion of the independent public accountants of Merchants to the effect that the Merger qualifies for "pooling of interests" accounting treatment.

Dissenters' Rights

         Under the provisions of Subchapter XIII of the WBCL, a copy of which is attached to this Proxy Statement/Prospectus as Exhibit D and which provisions are incorporated herein by reference, any holder of record or beneficial holder of CBOC Common Stock has the right to dissent from the Merger and demand payment of the "fair value" of his or her shares in cash as determined pursuant to Subchapter XIII of the WBCL ("Dissenters' Rights"). Set forth below is a summary of the procedures relating to the exercise of Dissenters' Rights. This summary does not purport to be a complete statement of the provisions of Subchapter XIII of the WBCL and shareholders wishing to dissent from the Merger are urged to review Exhibit D in its entirety.

         Any shareholder who wishes to assert Dissenters' Rights must deliver a written notice of his or her intent to exercise such right to CBOC, Inc., 500 Cherry Avenue, Oconto Falls, WI 54154, Attention: Mr. Thomas Ebenreiter, President, before the vote on the Merger Agreement is taken at the Special Meeting. A PROXY OR VOTE AGAINST THE MERGER AGREEMENT WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT FOR PURPOSES OF ASSERTING DISSENTERS' RIGHTS.

         Furthermore, a CBOC shareholder wishing to assert Dissenters' Rights may not vote his or her shares in favor of the Merger.

         A record holder of CBOC Common Stock may assert Dissenters' Rights as to fewer than all shares registered in that shareholder's name only if the holder dissents with respect to all shares beneficially owned by any one person and notifies CBOC in writing of the name and address of each person on whose behalf the shareholder asserts such Dissenters' Rights.

         A beneficial shareholder may assert Dissenters' Rights as to shares held on the shareholder's behalf only if, in addition to meeting the other requirements to dissent, the beneficial shareholder (i) submits to CBOC the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts Dissenters' Rights and (ii) asserts Dissenters' Rights with respect to all shares of which the shareholder is the beneficial shareholder or over which the beneficial shareholder has power to direct the vote.

         If the Merger Agreement is approved by the requisite vote of holders of CBOC Common Stock, CBOC is required to send a notice (the "Dissenters' Notice") to all dissenting shareholders containing payment demand and stock certificate surrender information (the "Payment Demand") within 10 days after such approval. The return date (the "Payment Demand Date") specified by CBOC for receiving the Payment Demand from dissenting shareholders may not be less than thirty (30) nor more than sixty (60) days after the date on which the Dissenters' Notice was first sent. Upon receipt of the Dissenters' Notice, each dissenting shareholder must return his payment demand and Certificate for CBOC Common Stock no later than the Payment Demand Date as provided in the Dissenters' Notice and certify whether he or she acquired beneficial ownership of the shares prior to the first public announcement of the terms of the Merger on August 9, 2000. A Payment Demand may not be withdrawn without CBOC's consent.

         If the Merger is effectuated, Merchants upon such effectuation, will pay each dissenting shareholder who properly complied with the statutory requirements of Subchapter XIII of the WBCL, the amount that Merchants estimates to be the fair value of such dissenting shareholder's shares, plus accrued interest from the Effective Time; provided that, with respect to shares acquired after the first public announcement of the Merger, Merchants may elect to withhold payment until either such shareholder accepts Merchants offer of fair value or a court determines the fair value of such shares.

         If the Merger is not effectuated within sixty (60) days of the Payment Demand Date, CBOC will return all deposited certificates to dissenting shareholders. If the Merger is thereafter effected, CBOC will send a new Dissenters' Notice within ten (10) days of effecting the Merger and repeat the payment demand procedure described above.

         If any dissenting shareholder is dissatisfied with Merchants' determination of "fair value," such dissenting shareholder may notify Merchants in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due. A dissenting shareholder must assert this right within thirty (30) days after Merchants makes or offers payment for his or her shares or the right is waived. Merchants may either accept such dissenting shareholder's estimate of fair value or commence a proceeding in the Wisconsin Circuit Court of Oconto County to determine the fair value of the shares of all dissenting shareholders whose own estimates of fair value are not accepted by Merchants.

         Shareholders of CBOC considering exercising dissenters' rights should bear in mind that the "fair value" to be paid for their CBOC stock is defined under Section 180.1301 of the WBCL as "... the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable."

         In the event any holder of CBOC Common Stock fails to perfect his or her rights to dissent by failing to comply strictly with the applicable statutory requirements of Subchapter XIII of the WBCL, he or she will be bound by the terms of the Merger Agreement and will not be entitled to payment for his or her shares under Subchapter XIII of the WBCL. ANY HOLDER OF CBOC COMMON STOCK WHO WISHES TO OBJECT TO THE TRANSACTION AND DEMAND PAYMENT IN CASH FOR HIS OR HER SHARES SHOULD CONSIDER CONSULTING HIS OR HER OWN LEGAL ADVISOR.

         Because an executed proxy relating to CBOC Common Stock on which no voting direction is given will be voted at the Special Meeting in favor of the Merger, a dissenting shareholder who wishes to have his or her shares of CBOC Common Stock represented by Proxy at the Special Meeting but preserve his or her dissenters' rights must mark his or her proxy either to vote against the Merger or to abstain form voting thereon, in addition to the foregoing requirements.

The Voting Agreement

         Pursuant to the Voting Agreement, attached hereto as Exhibit B, the execution of which was a condition to Merchants entering into the Merger Agreement, the directors of CBOC have agreed to vote their shares (i) in favor of the adoption and approval of the Merger Agreement and the Merger and (ii) against any Competing Transaction. See "CERTAIN PROVISIONS OF THE VOTING AGREEMENT."

         Anti-Takeover Effect of the Voting Agreement. The Voting Agreement may have the effect of discouraging persons who might now or in the future be interested in acquiring all of or a significant interest in CBOC from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for CBOC's Common Stock than the price per share implicit in the exchange ratios described under "Merger Consideration" above.

Other Related Party Transactions

         In the ordinary course of conducting their banking and financial service businesses, each of Merchants, CBOC and their respective subsidiaries, may do business and engage in banking transaction with the other party and its subsidiaries, which may include, but not be limited to, interests or participation in loans and interbank advances.

Management after the Merger

         In the Merger, CBOC will be merged into Merger Corp. and the separate corporate existence of CBOC will cease. Merchants will thereby acquire control of the Bank through Merger Corp.

         The officers and directors of Merger Corp. prior to the Merger will continue as officers and directors of the surviving corporation. The officers and directors of the Bank prior to the Effective Time will continue as officers and directors after the Effective Time until their successors shall have been duly elected and qualified, unless they resign or are removed under the provisions of Bank's Articles of Incorporation or Bylaws.

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

         The following is a brief summary of certain provisions of the Merger Agreement and Plan of Merger, which are attached as Exhibits A and A-1 to this Proxy Statement/Prospectus and are incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement and Plan of Merger.

The Merger

         The Merger Agreement provides that, following the approval of the Merger Agreement by the shareholders of CBOC and the satisfaction or waiver of the other conditions to the Merger, CBOC will be merged with and into Merger Corp. If the Merger Agreement is approved by the shareholders of CBOC, the Merger will become effective upon the Effective Time.

         At the Effective Time, pursuant to the Merger Agreement, each outstanding share of CBOC Common Stock will be converted into the right to receive the number of shares of Merchants Common Stock as described under "Merger Consideration" above, subject to renegotiation of the exchange ratio if the Daily Average Price (as defined above) of Merchants Common Stock is less than $28.00 or greater than $42.00. See "THE MERGER-Merger Consideration." With regard to the treatment of fractional share interests, see "The Merger - Conversion of Shares; Procedure for Exchange of Certificates; Fractional Shares."

Representations and Warranties

         The Merger Agreement contains customary representations and warranties relating to, among other things, (i) each of Merchants' and CBOC's and their respective subsidiaries' organization and similar corporate matters; (ii) each of Merchants' and CBOC's capital structure; (iii) authorization, execution, delivery, performance and enforceability of the Merger Agreement and other related matters; (iv) documents filed by Merchants with the Commission and with the Federal Reserve Board and state banking authorities and the accuracy of information contained therein; (v) the accuracy of information supplied by each of Merchants and CBOC in connection with the Registration Statement and this Proxy Statement/Prospectus; (vi) compliance with laws including employment and lending laws; (vii) no material pending or threatened litigation except as otherwise disclosed by Merchants and CBOC; (viii) filing of tax returns and payment of taxes; (ix) certain material contracts and contracts relating to certain employment, consulting and benefits matters of CBOC; (x) retirement and other employee plans and matters of CBOC relating to ERISA; (xi) the absence of any burdensome contracts, agreements or restrictions; (xii) the absence of certain material changes or events since December 31, 1999, relating to the incurrence of a material adverse effect in the business operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities (including contingent liabilities) of Merchants or its subsidiaries, taken as a whole, and CBOC or its subsidiaries, taken as a whole; (xiii) maintenance of books of account and accounting controls, loan documentation and disclosure; (xiv) no action taken that would prevent using the "pooling of interests" method to account for the Merger or which would prevent the Merger from qualifying as a tax-free reorganization under the Code; (xv) certain environmental matters relating to the properties of CBOC; (xvi) good title to the properties of CBOC and its subsidiaries, free of liens except as specified; and (xvii) certain insurance matters.

Certain Covenants

         Pursuant to the Merger Agreement, Merchants and CBOC have each agreed that prior to the Effective Time (and unless the prior written consent of the other shall have been obtained) each of them and their respective subsidiaries will operate their respective businesses in a manner that does not violate any law. In addition, CBOC has agreed that prior to the Effective Time, CBOC will not propose or adopt any amendments to its corporate charter or bylaws in any way materially adverse to Merchants.

         Pursuant to the Merger Agreement, Merchants and CBOC have each agreed that prior to the Effective Time (and unless the prior written consent of Merchants shall have been obtained) CBOC and its subsidiaries will (i) carry on business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable efforts to preserve intact their business organization and assets (and all rights associated therewith), (iii) use reasonable efforts to maintain and keep their properties in good repair and condition, (iv) use reasonable efforts to keep all insurance and bonds in full force and effect, (v) perform in all material respects all obligations under all material contracts, leases and documents relating to or affecting the assets, properties and business of CBOC and its subsidiaries, (vi) purchase and sell securities in accordance with past practices, (vii) maintain as of the date on which all conditions have been met and until the Effective Time, a loan loss reserve of not less than 1.2% of period ending loans, (viii) fully expense on its financial statement all expenses payable as a result of the consummation of the Merger (ix) obtain an independent audit of its financial statements for the year ended December 31, 1999; and (x) comply with and perform in all material respects all obligations and duties imposed by all applicable laws. CBOC has also agreed that prior to the Effective Time (and unless the prior written consent of Merchants shall have been obtained), neither CBOC nor its subsidiaries will: (i) grant any increase in compensation or bonuses (other than as specified in the Merger Agreement) or retirement benefits to any employee or otherwise adopt, enter into, amend or modify any employee benefit plan, or enter into or amend any employment, severance or similar agreement with any director or officer (other than as is consistent with the normal policy of CBOC); (ii) declare or pay any dividend on its outstanding shares of capital stock except in the ordinary course, consistent with past practices; (iii) redeem, purchase or otherwise acquire any shares of CBOC capital stock; (iv) merge or consolidate with or into any other corporation or bank; (v) purchase or otherwise acquire any assets or stock of any corporation, bank or other business; (vi) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of business consistent with past practice; (vii) split, combine or reclassify any of the capital stock of CBOC or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (viii) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of CBOC Common Stock or any rights, warrants or options to acquire, any such shares; (ix) purchase any shares of Merchants Common Stock (except in a fiduciary capacity for the account of its customers;
(x) change any of its methods of accounting, or methods of reporting income or deductions for federal income tax purposes, in effect at December 31, 1999, except as may be required by law or generally accepted accounting principles;
(xi) change any lending, investment, liability management or other material policies concerning the business or operations of CBOC or any subsidiary in any material respect; (xii) organize any new subsidiaries or enter into any new non-bank line of business or make any material changes in its operations; (xiii) take any action which is or is reasonably likely to adversely affect the ability of Merchants or Merger Corp. to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby, adversely affect CBOC's ability to perform its covenants and agreements under the Merger Agreement or result in any of the conditions to the Merger not being satisfied;
(xiv) incur or assume any material obligation or liability, or make any loan (excluding loan renewals of a loan not then classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by CBOC, the Bank or banking regulators) or investment (excluding U.S. Treasury Securities and municipal loans) in any amount greater than $100,000 for securities or $500,000 for loans; (xv) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person or entity; (xvi) mortgage, license, pledge or grant a security interest in any of its material assets or allow to exist any material lien thereon, except (A) liabilities and obligations incurred in the ordinary course of business consistent with past practices and in amounts not material to CBOC or its subsidiaries taken as a whole, and

(B) as may be required under existing agreements to which CBOC or any subsidiary is a party; (xvii) acquire assets (including equipment)or securities in excess of $25,000 in the aggregate (excluding loans to customer and investments permitted above); (xviii) enter into any other contract or agreement involving annual payments by CBOC or a subsidiary in excess of $20,000; (xix) pay, discharge, or satisfy any debts or claims not in the ordinary course of business and consistent with past practices and in no event with a value in excess of $20,000 individually; (xx) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $25,000 or in any manner which would restrict in any material respect the operations or business of CBOC or its subsidiaries; (xxi) purchase any new financial product or instrument which involves entering into a contract with a term of six months or longer; or xxii) take any action or fail to take any action which individually or in the aggregate can be expected to have a material adverse effect on CBOC or its subsidiaries, taken as whole.

No Solicitation of Transactions

         The Merger Agreement provides that CBOC and its respective subsidiaries will not initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Competing Transaction or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to take any such action. CBOC must promptly notify Merchants orally and in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters. Notwithstanding the foregoing, the Board of Directors of CBOC is not prohibited from (i) furnishing or permitting any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to furnish information to any party that requests information as to CBOC if the Board of Directors of CBOC, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is required for the Board of Directors of CBOC to comply with its fiduciary duties to shareholders imposed by law, and if prior to furnishing such information to such party, CBOC receives from such party an executed confidentiality agreement in reasonably customary form.

         For purposes of the Merger Agreement, a "Competing Transaction" shall mean any of the following involving CBOC or any of CBOC's subsidiaries: (i) any Merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of assets in a single transaction or series of transactions, excluding from the calculation of such percentage any such transactions undertaken in the ordinary course of business and consistent with past practice; (iii) any sale of 10% or more of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock); (iv) any tender offer or exchange offer for 10% or more of outstanding shares of capital stock; (v) any solicitation of proxies in opposition to approval by CBOC's shareholders of the Merger; (vi) the filing of an acquisition application (or the giving of acquisition notice) whether in draft or final form under the BHC Act or the Change in Bank Control Act with respect to CBOC or its subsidiaries; (vii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 10% or more of the then outstanding shares of capital stock; or (viii) any public announcement of a proposal, plan or intention to do any of the foregoing.

Conditions to Consummation of the Merger

         The respective obligations of each party to effect the Merger is subject to various conditions which include, in addition to other customary closing conditions, the following: (i) the Merger shall have been approved by the holders of CBOC Common Stock; (ii) the Registration Statement shall have been declared effective by the Commission under the Securities Act (and no stop order suspending the effectiveness of the Registration Statement shall have been issued) and Merchants shall also have received all other federal and state securities permits and authorizations necessary to issue Merchants Common Stock pursuant to the Merger Agreement; (iii) the Merger shall have been approved by the Federal Reserve Board and the DFI, which approvals shall not contain any condition which is not reasonably satisfactory to Merchants or CBOC and any waiting periods with respect to the Merger shall have expired; and (iv) there shall not be any injunction or restraining order preventing the consummation of the Merger in effect.

         In addition, Merchants' or CBOC's respective obligation to effect the Merger is subject to one or more of the following additional conditions (any of which may be waived by such party): (i) the representations and warranties of the other party to the Merger Agreement shall be true and correct in all material respects and the other party shall have performed in all material respects all agreements and covenants required to be performed by it under the Merger Agreement and any agreements entered into in connection therewith, and the other party shall have obtained all material consents and approvals required to consummate the Merger; (ii) there shall not be any pending action, proceeding or investigation before any court or administrative agency or by any government agency or any other person (a) challenging or seeking material damages in connection with the Merger or the conversion of CBOC Common Stock into Merchants Common Stock pursuant to the Merger, or (b) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Merchants or is subsidiaries of all or any portion of the business or assets of CBOC or any of its subsidiaries, which in either case is reasonably likely to have a material adverse effect on either CBOC and its subsidiaries, taken as a whole, or Merchants and its subsidiaries, taken as a whole; (iii) the parties shall have received the opinion of independent counsel to Merchants that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code (see "The Merger - Certain Material Federal Income Tax Consequences," above); (iv) Merchants shall have received an opinion from Ernst & Young, LLP to the effect that the Merger qualifies for "pooling of interests" accounting treatment; (v) Merchants and CBOC shall have received the opinion of counsel regarding certain issues under the Securities Act and the WBCL; (vi) Merchants shall have received from each affiliate of CBOC a signed letter regarding certain restrictions on the resale of Merchants Common Stock under Rule 145 of the Securities Act; (vii) Merchants shall have received from Ernst & Young LLP "Comfort Letters" dated as of the date of mailing of the Proxy Statement/Prospectus and the Closing Date, covering matters customary in transactions such as the Merger; (viii) Merchants shall have received from the Directors of CBOC the Voting Agreement discussed. See "CERTAIN PROVISIONS OF THE VOTING AGREEMENT." (ix) no material adverse change in the current staff of executive officers of Merchants shall occur prior to the Effective Time.

Termination

         The Merger Agreement may be terminated at any time prior to the Effective Time by the applicable Board of Directors, whether before or after approval of the matters presented in connection with the Merger by the shareholders of CBOC: (i) by mutual consent of Merchants and CBOC; (ii) by either CBOC or Merchants (x) if there has been a breach in any material respect of any representation, warranty, covenant or agreement on the part of CBOC, on the one hand, or Merchants, on the other hand, respectively set forth in the Merger Agreement, or (y) if any representation or warranty of CBOC, on the one hand, or Merchants on the other hand, respectively, shall be discovered to have become untrue in any material respect, in either case which breach or other condition has not been cured within 10 business days following receipt by the non-terminating party of notice of such breach or other condition (provided that he Merger Agreement may not be terminated by the breaching party or party making any representation or warranty which shall have become untrue in any material respect); (iii) by either Merchants or CBOC if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable; (iv) by either Merchants or CBOC if the Federal Reserve Board or the DFI denied approval of the Merger and neither Merchants nor CBOC has, within thirty (30) days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law; (v) by either Merchants or CBOC if the Merger has not been consummated by December 31, 2000, for a reason other than the failure of the terminating party to comply with its obligations under the Merger Agreement; (vi) by either Merchants or CBOC if the required approval of the shareholders of CBOC has not been obtained;
(vii) by either Merchants or CBOC if applicable conditions have not been satisfied or waived by December 31, 2000; (viii) by either Merchants or CBOC if they are unable to renegotiate the Merger Consideration; if required under
Section 1.06(c)(4) of the Merger Agreement.

         In the event of termination of the Merger Agreement by either CBOC or Merchants, other than as a result of a material breach by the non-terminating party, each party will pay its own expenses and the Merger Agreement will become void and there will be no liability or obligation on the part of Merchants or CBOC other than under certain specified provisions of the Merger Agreement dealing with confidential treatment of non-public information. In the event of termination of the Merger Agreement by a material breach, in addition to other remedies at law or equity for breach, the party to have breached will reimburse the non-breaching parties their expenses under the Merger Agreement.

Amendment and Waiver

         The Merger Agreement may be amended at any time prior to the Effective Time by action taken or authorized by the respective Boards of Directors of Merchants and CBOC (except that after the Merger Agreement shall have been approved by the shareholders of CBOC, no amendment may be entered into which would reduce the amount or change the consideration into which each share of CBOC Common Stock shall be converted upon consummation of the Merger without further shareholder approval). At any time prior to the Effective Time the parties may extend the time for the performance of any of the obligations or other acts of the other party hereto, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and waive compliance with any of the agreements or conditions contained in the Merger Agreement.

Expenses

         Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense, except if the Merger Agreement is terminated due to the breach of the Merger Agreement by either party thereto, then, in addition to other remedies at law or equity for breach of the Merger Agreement, the party so found to have breached the Merger Agreement shall indemnify the other party for its respective expenses.

Break-Up Fee

         Provided that Merchants has not breached in any material respect its obligations under the Merger Agreement, CBOC is obligated to pay to Merchants a fee ("Break-Up Fee") equal to $225,000, if (A) the Board of Directors of CBOC
(i) withdraws, modifies or amends its approval or recommendation of the

Merger Agreement; (ii) does not at the appropriate time recommend that the shareholders of CBOC vote in favor of the Merger Agreement or withdraws or modifies such recommendation or (iii) does not include such voting recommendation in the Proxy Statement/Prospectus or (B) CBOC initiates, solicits or encourages or takes any other action to lead to any Competing Transaction see "CERTAIN PROVISIONS OF THE Merger Agreement - No Solicitation of Transactions."

         Provided that CBOC has not breached in any material respect its obligations under the Merger Agreement, Merchants is obligated to pay to CBOC the Break-Up Fee if the Board of Directors of Merchants withdraws, modifies or amends in any respect its approval of the Merger Agreement.

                   CERTAIN PROVISIONS OF THE VOTING AGREEMENT

         The following is a brief summary of certain provisions of the Voting Agreement, which is attached as Exhibit B to this Proxy Statement/Prospectus and is incorporated herein by reference. The following summary is qualified in its entirety by reference to the Voting Agreement.

         Merchants has entered into the Voting Agreement with Directors of CBOC and related parties ("directors"). The directors hold 30,185 shares representing approximately 37.7% of the total voting power of CBOC Common Stock. The Voting Agreement provides that the directors, in consideration of the substantial expenses incurred by Merchants in connection with the Merger Agreement and as a condition to Merchants entering into the Merger Agreement, shall vote or cause to be voted or express a written consent with respect to all of such director's shares:

                  (a) in favor of adoption and approval of the Merger Agreement and the Merger at every meeting of shareholders of CBOC at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto, and

                  (b) against any other Competing Transaction at every meeting of shareholders of CBOC at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto.

         The Voting Agreement also provides that:

                  (a) Each of the directors agrees that such director will not, nor will such director permit any entity under such director's control, to deposit any of such director's shares in a voting trust or subject any of their shares to any agreement, arrangement or understanding with respect to the voting of such shares inconsistent with the Voting Agreement.

                  (b) During the term of the Voting Agreement, each director agrees not to sell, assign, transfer or dispose (except by means of certain gifts) of such director's shares.

         The Voting Agreement shall terminate upon the earlier of (a) the Effective Time of the Merger and (b) the date on which the Merger Agreement is terminated in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities under the Voting Agreement; provided that termination shall not relieve any party from liability for any breach of the Voting Agreement prior to such termination.

         The Voting Agreement binds the actions of the signatories thereto only in their capacity as shareholders of CBOC, and such shareholders/directors of CBOC were not and could not be contractually bound to abrogate their fiduciary duties as directors of CBOC. Accordingly, while such shareholders/directors are, under the Voting Agreement, contractually bound to vote as a shareholder in favor of the Merger and against a Competing Transaction should one be presented, their fiduciary duties as directors nevertheless require them to act, in their capacity as directors, in the best interests of CBOC when they decided to approve and adopt the Merger Agreement. In addition, such shareholders/directors will continue to be bound by their fiduciary duties as directors of CBOC with respect to any decisions they may take in connection with the Merger or otherwise.

                    CERTAIN INFORMATION CONCERNING MERCHANTS

         Merchants is a registered financial holding company pursuant to the BHC Act. It was incorporated in Wisconsin in 1982 and pursuant to permission from the Federal Reserve Board acquired Lincoln State Bank, Milwaukee, Wisconsin and Franklin State Bank, Franklin, Wisconsin. In 1993 Merchants acquired Lincoln Savings Bank which was renamed Lincoln Community Bank. In 1999, Merchants acquired the Grafton State Bank. The four subsidiary banks operate a total of nineteen facilities in Milwaukee, Waukesha and Ozaukee Counties. In addition, to the four banks, Merchants owns and operates two non-bank subsidiaries, Lincoln Neighborhood Redevelopment Corporation, which was organized to redevelop and rejuvenate certain areas of the City of Milwaukee; and M&M Services, Inc. which provides operational services to the subsidiary banks. Merchants provides advice and specialized services to its bank and nonbank subsidiaries in various areas including auditing, data processing, marketing/advertising, investments, personnel services and other financial services closely related to banking. The respective Boards of Directors and officers of the subsidiaries retain overall control of and responsibility for their organizations.

         As of June 30, 2000, Merchants had consolidated assets of $515 million and the subsidiary banks had deposits of $383 million.

         Merchants, through its subsidiaries, provides a complete range of retail banking services to individuals and small-to-medium-size businesses. These services include checking and savings accounts, NOW, and money market deposit accounts, business loans, personal loans, residential and condominium mortgage loans, loans for education, MasterCard, VISA and other consumer-oriented financial services, including IRA and Keogh accounts, safe deposit and night depository facilities. Automated teller machines, which provide 24 hour banking services to customers of Merchants have been installed in many locations in the Merchants service areas. Among the services designed specifically to meet the needs of small-and medium-size businesses are various types of specialized financing, cash management services and transfer/collection facilities.

         The Merchants subsidiaries provide lending, depository and related financial services to commercial, industrial, financial and governmental customers. In the lending area, these include term loans, revolving credit arrangements, letters of credit, inventory and accounts receivable financing and real estate construction lending.

         Additional emphasis is given to non-credit services for commercial customers, such as advice and assistance in the placement of securities, corporate cash management and financial planning. Merchants subsidiaries make available check clearing, safekeeping, loan participation, lines of credit, portfolio analyses, data processing and other services.

         Grafton State Bank provides certain mortgage banking services including the origination, underwriting, closing, and the temporary warehousing of mortgage loans and the sale of loans to investors. The primary focus is on one-to-four-family residential and multi-family properties, all of which mortgage loans are saleable into the secondary mortgage market.

         Merchants and the Merchants subsidiaries are not dependent upon a single or a few customers, the loss of which would have a material adverse effect on Merchants. No material portion of Merchants or Merchants subsidiaries' business is seasonal.

         At June 30, 2000, Merchants and its subsidiaries, as a group, employed 172 full-time and 81 part-time employees.

                       CERTAIN INFORMATION CONCERNING CBOC

         CBOC is a bank holding company incorporated under the laws of the State of Wisconsin with its principal office in Oconto Falls, Wisconsin. CBOC owns all the issued and outstanding stock of the Bank, a Wisconsin banking corporation. As of June 30, 2000, CBOC had total assets of approximately $57 million and the Bank had deposits of approximately $50 million.

         The Bank is a full-service bank serving the banking needs of Oconto County and the eastern portion of Shawano County which is included in the Gillett School District. The Bank provides commercial banking services and products, including savings and demand deposits, real estate, commercial and consumer loans, collection and safe deposit services and other services tailored to meet the needs of the individual and business customer.

         The Bank owns its main banking premises located at 500 Cherry Avenue, Oconto Falls, Wisconsin. The Bank operates an additional branch facility at 202 East Main Street in the community of Gillett, Wisconsin (the "Gillett Branch"). The Gillett Branch operates 3 inside teller stations and 1 drive-up window.

         CBOC and the Bank are not dependent upon a single or a few customers, the loss of which would have a material adverse effect on CBOC or the Bank. No material portion of CBOC's or the Bank's business is seasonal.

         At June 30, 2000, CBOC and the Bank employed approximately 17 full-time and 13 part-time employees.

OWNERSHIP OF CBOC COMMON STOCK

         The following table sets forth information regarding the beneficial ownership of CBOC Common Stock as of the Record Date by each director, certain executive officers, all directors and executive officers of CBOC as a group and each person who is known by CBOC to be the beneficial owner of more than 5% of CBOC Common Stock. Directors and executive officers are deemed to own all shares of CBOC Common Stock which may be owned in joint tenancy, but a spouse, in the names of minor children or in revocable trusts for which the individual has voting and investment power. The address for each of the directors is the executive offices of CBOC.



                NAME OF                              NUMBER OF                          PERCENT OF
           BENEFICIAL OWNER                           SHARES                              CLASS

Don E. Baker                                             50                                .1%

Donald Bartels                                        1,200                               1.5%

Thomas C. Ebenreiter                                  4,420                               5.5%

Rodney T. Goodell                                     8,000                              10.0%

Dale Halla (held by Hohako &                          1,675                               2.1%
Co. FBO Dale Halla)

Michael T. Judge                                        150                                .2%

Richard Pamperin                                      4,074                               5.1%

Donald Peterson                                       1,840                               2.3%

James Sharpe                                          1,400                               1.8%

Michael M. Staszak (3,961
shares held by Oconto Falls
Insurance Center)                                     5,511                               6.9%

Everett Yoap                                          3,540                               4.4%

All Directors and executive
officers as a group (11 persons)                     31,860                              39.8%

Thomas E. Rogers Marital Trust                        4,000                               5.0%
c/o Peter T. Rogers, Trustee
P. O. Box 497
Marion, WI 54950-0497




                                     EXPERTS

         The consolidated financial statements of Merchants incorporated by reference in Merchants and Manufacturers Bancorporation, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon incorporated by reference and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of CBOC as of December 31, 1999, and for the year then ended have been included in this Proxy
Statement/Prospectus and in the registration statement in reliance upon the report of Ernst & Young, LLP, independent auditors given on the authority of said firm as experts in accounting and auditing.

         Merchants has retained Davis & Kuelthau, S.C. to render an opinion on the federal income tax consequences of the Merger and in connection therewith, Davis & Kuelthau, S.C. has reviewed the discussion herein entitled "THE MERGER - Certain Material Federal Income Tax Consequences." Such opinion has been included in the registration statement in reliance upon the authority of said firm as experts in tax matters.

                                 LEGAL OPINIONS

         The validity of the shares issued in connection with the Merger will be passed upon for Merchants by Davis & Kuelthau, S.C., Milwaukee, Wisconsin. Certain other legal matters in connection with the Merger will be passed upon for Merchants by Davis & Kuelthau, S.C. and for CBOC by Boardman, Suhr, Curry & Field, LLP, Madison, Wisconsin.

                          FUTURE SHAREHOLDER PROPOSALS

         If the Merger is consummated, shareholders of CBOC will become shareholders of Merchants. Pursuant to Rule 14a-(8) promulgated under the Securities Exchange Act of 1934, Merchants shareholders may present proper proposals for inclusion in Merchants proxy statement for consideration at the next annual meeting of its shareholders by submitting their proposals to Merchants in a timely manner. Shareholders of CBOC who become shareholders of Merchants may present proposals for inclusion in Merchants' proxy statement for its year 2001 Annual Meeting as the 2000 Annual Meeting of Merchants has been held.

                       WHERE YOU CAN FIND MORE INFORMATION

         Merchants is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov.

         This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (the "Registration Statement") covering the securities offered hereby which Merchants has filed with the Commission, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, and to which portions reference is hereby made for further information with respect to Merchants and the securities offered hereby. The Registration Statement is available for inspection and copying as set forth above. Statements contained in this Proxy Statement/ Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

         All information concerning Merchants included in this Proxy Statement/Prospectus has been furnished by Merchants, and all information concerning CBOC included in this Proxy Statement/Prospectus has been furnished by CBOC.

         No person is authorized to give any information or make any representation not contained in this Proxy Statement/Prospectus and, if given or made, the information or representation should not be relied upon as having been authorized by Merchants or CBOC. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to purchase the securities offered hereby, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make such offer or solicitation of an offer or proxy in such jurisdiction. Neither the delivery of this Proxy Statement/ Prospectus nor any distribution of the securities to which this Proxy Statement/Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of Merchants or CBOC since the date of this Proxy Statement/Prospectus.

         The Commission allows us to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that we can disclose information to you by referring you to another document filed separately with the Commission. The information that we incorporate by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information contained in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents listed below that Merchants has previously filed with the Commission. Those documents contain important information about Merchants and its financial condition.

         a) Merchants' Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as amended.

         b) Merchants' Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

         c) Merchants' Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

         d) Merchants Notice of Annual Meeting and Proxy Statement dated May 5, 2000.

         e) Merchants' Current Report on Form 8-K filed on January 14, 2000, as amended on March 31, 2000.

         Merchants is also incorporating by reference all additional documents that it will file with the Commission between the date of this Proxy Statement/Prospectus and the date of the Special Meeting of the shareholders of CBOC.

         Documents which Merchants incorporates by reference are available from Merchants without charge, excluding all exhibits unless Merchants has specifically incorporated by reference an exhibit in this Proxy
Statement/Prospectus. Shareholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from Merchants at the following address:

                Merchants and Manufacturers Bancorporation, Inc.
                           14100 West National Avenue
                              New Berlin, WI 53151
               Attention: Michael J. Murry, Chairman of the Board
                             Telephone (262)827-6700

         If you would like to request documents from Merchants, please do so by , 2000, to receive them before the Special Meeting.

                           FORWARD-LOOKING STATEMENTS

         Cautionary Statement for Purposes of the Private Litigation Reform Act of 1995.

         This Proxy Statement/Prospectus (including information incorporated by reference herein), information included in, or incorporated by reference from future filings by Merchants with the Commission, and information contained in written material, press releases and oral statements issued or made by or on behalf of Merchants or CBOC contain, or may contain, certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, including statements concerning plans, objectives and future events or performance, and other statements which are other than statements of historical fact. Forward-looking statements include information concerning possible or assumed future results of operations of Merchants and CBOC set forth under "THE Merger-Reasons for the Merger" and "THE MERGER-Opinion of CBOC Financial Advisor" and those preceded by, followed by or that include the words "believes," "expects," "anticipates," "may," "will," "should," "intend," "estimate," "potential" or similar expressions. For those statements, Merchants and CBOC claim the protection of the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. It should be understood that the following important factors, in addition to those discussed elsewhere in this document and in the documents incorporated by reference, could affect the future results of Merchants and CBOC, and could cause those results to differ materially from those expressed in such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: (i) failure to fully realize or to realize within the expected time frame expected cost savings from the Merger; (ii) lower than expected income or revenues following the Merger, or higher than expected operating costs; (iii) a significant increase in competitive pressure in the banking and financial services industry; (iv) business disruption related to the Merger (both before and after completion); (v) greater than expected costs or difficulties related to the integration of the management of Merchants and CBOC; (vi) litigation costs and delays caused by litigation; (vii) higher than anticipated costs in completing the Merger; (viii) unanticipated regulatory delays or constraints or changes in the proposed transaction required by regulatory authorities; (ix) reduction in interest margins due to changes in the interest rate environment;
(x) poorer than expected general economic conditions, including acquisition and growth opportunities, either nationally or in the states in which the combined company will be doing business; (xi) legislation or regulatory changes which adversely affect the businesses in which the combined company would be engaged; and (xii) other unanticipated occurrences which may delay the consummation of the Merger, increase the costs related to the Merger or decrease the expected financial benefits of the Merger. Except as may be required under federal law, we undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur. In addition, our past results of operations do not necessarily indicate our future results.

                                    EXHIBIT A


                AGREEMENT AND PLAN OF MERGER AND FIRST AMENDMENT

                                                                    EXHIBIT A















                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.

                             MERCHANTS MERGER CORP.

                                       AND

                                   CBOC, INC.



                           DATED AS OF AUGUST 1, 2000

                                TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----



ARTICLE I

         THE MERGER
         SECTION 1.01. The Merger.................................................................................2
         SECTION 1.02. Effective Time.............................................................................2
         SECTION 1.03. Effect of the Merger.......................................................................2
         SECTION 1.04. Articles of Incorporation and Bylaws.......................................................2
         SECTION 1.05. Directors and Officers.....................................................................2
         SECTION 1.06. Conversion of Securities...................................................................3
         SECTION 1.07. Exchange of Certificates...................................................................4
         SECTION 1.08. Stock Transfer Books.......................................................................6


ARTICLE II

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY
         SECTION 2.01. Organization and Qualification of the Company; Subsidiary..................................7
         SECTION 2.02. Articles of Incorporation and Bylaws.......................................................7
         SECTION 2.03. Capitalization.............................................................................7
         SECTION 2.04. Authority..................................................................................8
         SECTION 2.05. No Conflict; Required Filings and Consents.................................................8
         SECTION 2.06. Compliance; Permits........................................................................9
         SECTION 2.07. Banking Reports and Financial Statements...................................................9
         SECTION 2.08. Absence of Certain Changes or Events......................................................10
         SECTION 2.09. Absence of Litigation.....................................................................10
         SECTION 2.10. Employee Benefit Plans....................................................................11
         SECTION 2.11. Employment Contracts; Material Contracts..................................................13
         SECTION 2.12. Registration Statement; Proxy Statement...................................................13
         SECTION 2.13. Title to Property.........................................................................13
         SECTION 2.14. Compliance with Environmental Laws........................................................14
         SECTION 2.15. Absence of Agreements.....................................................................15
         SECTION 2.16. Taxes.....................................................................................16
         SECTION 2.17. Insurance.................................................................................16
         SECTION 2.18. Absence of Adverse Agreements.............................................................17
         SECTION 2.19. Internal Controls and Records.............................................................17
         SECTION 2.20. Loans.....................................................................................17
         SECTION 2.21. Labor Matters.............................................................................18
         SECTION 2.22. Brokers...................................................................................18
         SECTION 2.23. Accounting and Tax Matters................................................................18
         SECTION 2.24. Full Disclosure...........................................................................18
         SECTION 2.25. Vote Required.............................................................................18


ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF MERCHANTS
         SECTION 3.01. Organization and Qualification............................................................19
         SECTION 3.02. Articles of Incorporation and Bylaws......................................................19
         SECTION 3.03. Capitalization............................................................................19
         SECTION 3.04. Authority.................................................................................19
         SECTION 3.05. No Conflict; Required Filings and Consents................................................20
         SECTION 3.06. Compliance; Permits.......................................................................20
         SECTION 3.07. Securities Reports; Financial Statements..................................................21
         SECTION 3.08. Absence of Certain Changes or Events......................................................21
         SECTION 3.09. Absence of Litigation.....................................................................22
         SECTION 3.10. Registration Statement; Proxy Statement...................................................22
         SECTION 3.11. Absence of Agreements.....................................................................22
         SECTION 3.12. Taxes.....................................................................................23
         SECTION 3.13. Brokers...................................................................................23
         SECTION 3.14. Accounting and Tax Matters................................................................23
         SECTION 3.15. Full Disclosure...........................................................................23
         SECTION 3.16 Vote Required..............................................................................23

ARTICLE IV

         COVENANTS OF THE COMPANY
         SECTION 4.01. Affirmative Covenants.....................................................................24
         SECTION 4.02. Negative Covenants........................................................................25
         SECTION 4.03. Access and Information....................................................................27
         SECTION 4.04. Affiliates; Accounting and Tax Treatment..................................................28
         SECTION 4.05. Expenses..................................................................................28
         SECTION 4.06. Delivery of Shareholder List..............................................................28

ARTICLE V

         COVENANTS OF MERCHANTS
         SECTION 5.01. Affirmative Covenants.....................................................................29
         SECTION 5.02. Access and Information....................................................................29
         SECTION 5.03.  Accounting and Tax Treatment.............................................................29

ARTICLE VI

         ADDITIONAL AGREEMENTS
         SECTION 6.01.  Registration Statement...................................................................30
         SECTION 6.02.  Meeting of the Shareholders..............................................................30
         SECTION 6.03.  Appropriate Action; Consents; Filings....................................................31
         SECTION 6.04.  Notification of Certain Matters..........................................................31


         SECTION 6.05.  Public Announcements.....................................................................31
         SECTION 6.06.  Environmental Matters....................................................................32
         SECTION 6.07.  Break-Up Fee.............................................................................32
         SECTION 6.08.  Employment Agreement.....................................................................32


ARTICLE VII

         CONDITIONS OF MERGER
         SECTION 7.01.  Conditions to Obligation of Each Party to Effect the Merger..............................33
         SECTION 7.02.  Additional Conditions to Obligations of Merchants........................................34
         SECTION 7.03.  Additional Conditions to Obligations of the Company......................................35

ARTICLE VIII

         TERMINATION, AMENDMENT AND WAIVER
         SECTION 8.01.  Termination..............................................................................36
         SECTION 8.02.  Effect of Termination....................................................................38
         SECTION 8.03.  Amendment................................................................................38
         SECTION 8.04.  Waiver...................................................................................38

ARTICLE IX

         GENERAL PROVISIONS
         SECTION 9.01.  Non-Survival of Representations, Warranties and Agreements...............................39
         SECTION 9.02.  Disclosure Schedules.....................................................................39
         SECTION 9.03.  Notices..................................................................................39
         SECTION 9.04.  Certain Definitions......................................................................40
         SECTION 9.05.  Headings.................................................................................41
         SECTION 9.06.  Severability.............................................................................41
         SECTION 9.07.  Entire Agreement.........................................................................41
         SECTION 9.08.  Assignment...............................................................................41
         SECTION 9.09.  Parties in Interest......................................................................41
         SECTION 9.10.  Governing Law............................................................................41
         SECTION 9.11.  Counterparts.............................................................................42


                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of August 1, 2000, (the "Agreement"), among MERCHANTS AND MANUFACTURERS BANCORPORATION, INC., a Wisconsin corporation ("Merchants"), Merchants Merger Corp., a Wisconsin corporation, ("Merger Corp.") and CBOC, INC., a Wisconsin corporation ("Company").


                              W I T N E S S E T H:

         WHEREAS, the Company is a bank holding company, the wholly-owned subsidiary of which is the Community Bank of Oconto County located in Oconto Falls, Wisconsin (the "Bank"); and

         WHEREAS, the Company upon the terms and subject to the conditions of this Agreement and in accordance with the Wisconsin Business Corporation Act ("Wisconsin Law"), will merge with and into Merger Corp., a wholly-owned subsidiary of Merchants (the "Merger"); and

         WHEREAS, the Company and its Board of Directors have determined that the Merger will enhance the ability of the Bank to better serve its customers and increase the financial strength of the Bank; and

         WHEREAS, the Board of Directors of the Company believes that the Merger with Merger Corp. will benefit the shareholders and the employees of the Company and the Bank; and

         WHEREAS, the respective Board of Directors of Merchants, Merger Corp. and the Company have determined that the Merger pursuant and subject to the terms and conditions of this Agreement is fair to and in the best interests of the respective corporations and their shareholders, and have approved and adopted this Agreement and the transactions contemplated hereby; and

         WHEREAS, the Board of Directors of the Company has, subject to its fiduciary duties under applicable law, resolved to recommend approval of the Merger by the shareholders of the Company; and

         WHEREAS, Merger Corp. and the Company intend to effect a merger that qualifies for pooling-of-interests accounting treatment and as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, as a condition and inducement to Merchants' willingness to enter into this Agreement, Merchants and certain shareholders of the Company are concurrently with the execution and delivery hereof, entering into a Voting Agreement dated as of the date hereof (the "Voting Agreement"), pursuant to which such shareholders shall make certain agreements with respect to the voting of their shares of Company Common Stock.


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         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Merchants, Merger Corp. and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Wisconsin Law, at the Effective-Time (as defined in Section 1.02) the Company shall be merged with and into Merger Corp. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Corp. shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         SECTION 1.02. EFFECTIVE TIME. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger (the "Articles of Merger") with the Department of Financial Institutions of the State of Wisconsin, in such form as required by, and executed in accordance with the relevant provisions of Wisconsin Law and shall take all such further actions as may be required by law to make the Merger effective.

         The later of the date and time of the filing of the Articles of Merger or the effective date and time of the Merger as set forth in such Articles of Merger is hereinafter referred to as the "Effective Time."

         SECTION 1.03. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Wisconsin Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Merger Corp. and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Corp. and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.04. ARTICLES OF INCORPORATION AND BYLAWS. At the Effective Time, the Articles of Incorporation and the Bylaws of Merger Corp., as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation, copies of which are attached.

         SECTION 1.05. DIRECTORS AND OFFICERS. The directors of Merger Corp. immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Corp. immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.


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         SECTION 1.06. CONVERSION OF SECURITIES. At the Effective Time, by
virtue of the Merger and without any action on the part of Merchants, Merger Corp., the Company, or the holders of any of the following securities:

         (a) Each share of the common stock $1.00 par value, of the Company ("Company Common Stock") (all issued and outstanding shares of the Company Common Stock being hereinafter collectively referred to as the "Shares") issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Merchants, Merger Corp. or the Company or any direct or indirect subsidiary of Merchants, Merger Corp. or the Company and (ii) any Dissenting Shares (as defined in Section 1.06 (e)) shall be canceled and extinguished and be converted into and become a right to receive $181.00 per share (the "Merger Consideration"), to be paid in the manner provided in Section 1.06 (c) below.

         (b) Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by Merchants, Merger Corp. or the Company or any direct or indirect subsidiary of Merchants, Merger Corp. or the Company shall be canceled and extinguished and no payment shall be made with respect thereto.

         (c) The Merger Consideration of $181.00 per share of Company Common Stock shall be paid in the form of shares of $1.00 par value voting common stock of Merchants ("Merchants Common Stock"). The number of shares of Merchants Common Stock to be received by shareholders of the Company for each share of Company Common Stock shall be as follows:

         1. If the Daily Average Price (as defined below) is between $31.50 and $38.50, each share of Company Common Stock will be exchanged for the number of shares of Merchants Common Stock equal to $181.00 divided by the Daily Average Price.

         2. If the Daily Average Price is between $28.00 and $31.50, each share of Company Common Stock will be exchanged for 5.746 shares of Merchants Common Stock.

         3. If the Daily Average Price is between $38.50 and $42.00, each share of Company Common Stock will be exchanged for 4.701 shares of Merchants Common Stock.

         4. If the Daily Average Price is less than $28.00 or greater than $42.00, then Merchants and the Company will make a good faith effort to renegotiate the Merger Consideration.

                  The Daily Average Price of a share of Merchants Common Stock will be equal to the daily average of the "bid" and "ask" quotations of Merchants Common Stock as published in the Milwaukee Journal/Sentinel (or obtained from another source acceptable to Merchants and the Company if such quotations are not published in the Milwaukee Journal/Sentinel) on each of the twenty (20) trading days preceding the fifth (5th) day prior to the Effective Time. On each of the twenty (20) trading days prior to the fifth (5th) day before the Effective Time, all "bid" and "ask" quotations

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



                  will be averaged to calculate the market quotation for that day (the "Average Quote"). The resulting twenty (20) Average Quotes will be used to calculate an arithmetic, unweighted average. The twenty (20) Average Quotes will be summed and the result divided by twenty (20) to determine the Daily Average Price of Merchants Common Stock to be used for purposes of the payment of the Merger Consideration. In the event that "ask" quotations are not available, or if the "ask" price exceeds the "bid" price by more than $2.00, on any of the twenty (20) trading days used to compute the Daily Average Price, then the "bid" quotes shall be used on those days to calculate the Daily Average Price.

         (d) No fractional shares of Merchants Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount pursuant to Section
1.07 hereof.

         (e) Each Share which shall be issued and outstanding as of the Effective Time and held by a shareholder who has validly perfected dissenter's rights in accordance with Wisconsin Law, shall not be converted into or represent a right to receive the Merger Consideration pursuant to this Section
1.06 (all such Shares are hereinafter called "Dissenting Shares"). The Company shall give Merchants prompt notice upon receipt by the Company of any written notice from any such shareholder of the Company ("Dissenting Shareholder"). The Company agrees that prior to the Effective Time, it will not, except with prior written consent of Merchants, voluntarily make any payment with respect to, or settle or offer to settle, any request for withdrawal pursuant to the exercise of dissenter's rights. Each Dissenting Shareholder who becomes entitled, pursuant to the provisions of applicable law, to payment for his or her Shares shall receive payment therefor from Merchants (but only after the amount thereof shall be agreed upon or finally determined pursuant to the provisions of applicable law). If any Dissenting Shareholder shall fail to perfect or shall effectively withdraw or lose his or her right to receive the value of his or her Shares, his or her Shares shall be thereupon be deemed to have been canceled as of the Effective Time and converted into the right to receive the Merger Consideration in accordance with the provisions of this Section 1.06.

         SECTION 1.07. EXCHANGE OF CERTIFICATES.

         (a) Exchange Agent. As of the Effective Time, Merchants shall deposit, or shall cause to be deposited, with Firstar Trust Company (the "Exchange Agent"), and such deposit shall be solely for the benefit of the holders of Shares, for exchange in accordance with this Article I through the Exchange Agent, the aggregate Merger Consideration consisting of certificates representing the shares of Merchants Common Stock and cash (such certificates for shares of Merchants Common Stock, and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable or payable, as the case may be, pursuant to Section
1.06 in exchange for outstanding Shares.


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



         (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail or personally deliver to each holder of record (or his or her attorney- in-fact) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 1.06 and cash in lieu of fractional shares (if any), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Merchants may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable amount and form of Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable amount and form of the Merger Consideration which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I (after taking into account all Shares then held by such holder) and cash in lieu of fractional shares (if any), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Merchants Common Stock may be issued (or cash may be paid in lieu of fractional shares, if applicable), to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Certificates surrendered for exchange by any affiliate of the Company shall not be exchanged for certificates representing shares of Merchants Common Stock until Merchants has received a written agreement from such person as provided in Section 4.04 hereof. Until surrendered as contemplated by this Section 1.07, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable amount and form of the Merger Consideration and cash in lieu of any fractional shares of Merchants Common Stock as contemplated by
Section 1.07(e).

         (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Merchants Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Merchants Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.07(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Merchants Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Merchants Common Stock to which such holder is entitled pursuant to Section 1.07(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Merchants Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Merchants Common Stock.


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



         (d) No Further Rights in the Shares. All shares of Merchants Common Stock issued and cash paid, as the case may be, upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.07(e)) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such Shares.

         (e) No Fractional Shares. No certificates or scrip representing fractional shares of Merchants Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interest will not entitle the owner thereof to vote or to any rights of a shareholder of Merchants. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by the "Order Date Price." For purposes hereof, the "Order Date Price" shall mean the "Bid" price of a share of Merchants Common Stock published in the Milwaukee Journal/Sentinel on the date of the Effective Time.

         (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for six (6) months after the Effective Time shall be delivered to Merchants, upon demand, and any shareholders of the Company who have not theretofore complied with this
Article I shall thereafter look only to Merchants for payment of their claim to the applicable amount and form of the Merger Consideration, any cash in lieu of fractional shares of Merchants Common Stock and any dividends or distributions with respect to Merchants Common Stock.

         (g) Liability. Neither Merchants, Merger Corp. nor the Company shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

         (h) Withholding Rights. Merchants shall be entitled to deduct and withhold from any cash consideration payable pursuant to this Agreement to any holder of Shares such amounts as Merchants is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Merchants, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Merchants.

         SECTION 1.08. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Merchants for any reason shall be converted into shares of Merchants Common Stock or cash, as the case may be, in accordance with this Article I.



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



                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the Disclosure Schedule attached hereto (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Merchants and Merger Corp. as of the date of this Agreement, that:

         SECTION 2.01. ORGANIZATION AND QUALIFICATION OF THE COMPANY; SUBSIDIARY. The Company is a corporation duly organized and validly existing under the laws of the State of Wisconsin. The Bank is a duly organized and validly existing Wisconsin bank. The Bank is the only subsidiary of the Company. The Company and Bank each have the requisite corporate power and authority and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Company Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Company Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company and the Bank, taken as a whole. The term "Material Adverse Effect" as used in this Agreement shall mean any change or effect that is or is reasonably likely to be materially adverse to a party's business, operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities (including contingent liabilities). Neither the Company nor the Bank has received notice of proceedings relating to the revocation or modification of any Company Approvals. The Company and the Bank are duly qualified or licensed as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of their properties owned, leased or operated by them or the nature of their activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on the Company or the Bank, taken as a whole. The Company is registered with the Federal Reserve Board as a one bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Except for the Bank, the Company holds no interest, either directly or indirectly, in any other entity.

         SECTION 2.02. ARTICLES OF INCORPORATION AND BYLAWS. The Company has heretofore furnished to Merchants a complete and correct copy of the Articles of Incorporation and the Bylaws, as amended or restated, of the Company and the Bank and such Articles of Incorporation and Bylaws of the Company and the Bank are in full force and effect and neither the Company nor the Bank is in violation of any of the provisions of its Articles of Incorporation or Bylaws.

         SECTION 2.03. CAPITALIZATION.

         (a) Capitalization of the Company. The authorized capital stock of the Company consists of 250,000 shares of Common Stock, par value $1.00 per share. As of the date of this Agreement, (i) 80,000 shares of the Company's Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable (except as provided in section 180.0622(2)(b) of the Wisconsin Business Corporation Law), and all of which have been issued in compliance with applicable securities laws, and (ii) no shares of the Company's Common Stock are held in the Company's treasury. Except as set forth in the Company's Disclosure Schedule at Section 2.03(a), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in the Company. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of the Company's Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

         (b) Capitalization of the Bank. The authorized capital stock of the Bank consists of 4,000 shares of common stock, par value $320.00 per share. As of the date of this Agreement, (i) 4,000 shares of the Bank's common stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (except as provided in Section 220.07 of the Wisconsin Statutes) and all of which have been issued in compliance with applicable securities laws, and (ii) the Company owns all of the Bank's capital stock. Except as set forth in the Company's Disclosure Schedule at Section 2.03(b), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Bank or obligating the Bank to issue or sell any shares of capital stock of, or other equity interests in the Bank. There are no obligations, contingent or otherwise, of the Bank to repurchase, redeem or otherwise acquire any shares of the Bank's capital stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

         SECTION 2.04. AUTHORITY. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of the Company's Common Stock in accordance with Wisconsin Law and the Company's Articles of Incorporation and Bylaws). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Merchants, and Merger Corp., constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms.

         SECTION 2.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

         (a) To the best knowledge of the Company, after inquiry of its executive officers, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company or the Bank, (ii) conflict with or violate any domestic (federal, state or local) law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or the Bank, or by which their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or the Bank pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or the Bank is a party or by which the Company or the Bank or its or any of their respective properties are bound or affected, except for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Bank, taken as a whole.

         (b) To the best knowledge of the Company, after inquiry of its executive officers, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange of 1934, as amended (the "Exchange Act"), state securities or blue sky laws ("Blue Sky Laws"), BHCA, the state and federal banking laws and regulations, and the filing and recordation of appropriate merger or other documents as required by Wisconsin Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not have a Material Adverse Effect on the Company or the Bank, taken as a whole.

         SECTION 2.06. COMPLIANCE; PERMITS. To the best knowledge of the Company after inquiry of its executive officers, neither the Company nor the Bank is in conflict with, or in default or violation of, (a) any law applicable to the Company or the Bank or by which any of their respective properties are bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or the Bank is a party or by which the Company or the Bank or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Bank, taken as a whole.

         SECTION 2.07. BANKING REPORTS AND FINANCIAL STATEMENTS.

         (a) The Company and the Bank have timely filed all forms, reports and documents required to be filed with the Federal Reserve Board, the Wisconsin Department of Financial Institutions and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to as the "Company Reports"). The Company Reports, including all Company Reports filed after the date of this Agreement, (i) were or will be prepared in accordance with the requirements of applicable law and
(ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (b) Each of the consolidated financial statements of the Company (including, in each case, any related notes thereto) delivered to Merchants whether or not contained in the Company Reports (the "Financial Statements"), including, but not limited to, any Company Reports filed since the date of this Agreement and prior to or at the Effective Time, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and the Bank as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         (c) Except as and to the extent set forth on the consolidated balance sheets of the Company and the Bank as of December 31, 1999 and March 31, 2000, including all notes thereto (the "Company Balance Sheet"), neither the Company nor the Bank has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except (i) for liabilities or obligations incurred in the ordinary course of business, that would not, individually or in the aggregate have a Material Adverse Effect on the Company or the Bank, taken as a whole, or (ii) as otherwise reflected in the reports referred to in Section 2.07(a) hereof.

         SECTION 2.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Financial Statements, since December 31, 1999, to the date of this Agreement, the Company and the Bank have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1999, there has not been (a) any change in the financial condition, results of operations or business of the Company or the Bank having a Material Adverse Effect on the Company or the Bank, taken as a whole, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or the Bank having a Material Adverse Effect on the Company or the Bank, taken as a whole, (c) any change by the Company or the Bank in their accounting methods, principles or practices, except for compliance with applicable new requirements of the Financial Accounting Standards Board, (d) any revaluation by the Company or the Bank of any of their material assets in any material respect, (e) any entry by the Company or the Bank into any commitment or transactions material to the Company or the Bank, taken as a whole, other than in the ordinary course and other than this Agreement, (f) any declaration, setting aside or payment of any dividends (other than dividends paid in the ordinary course, consistent with past practice) or distributions in respect of shares of the Company's Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of the Bank, or
(g) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in compensation payable or to become payable to any officers or key employees of the Company or the Bank, other than in the ordinary course consistent with past practice and the employment agreement disclosed in Disclosure Schedule 2.11.

         SECTION 2.09. ABSENCE OF LITIGATION. Except as disclosed in the Company's Disclosure Schedule at Section 2.09, (a) neither the Company nor the Bank is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any federal or state banking authority or other governmental entity, or any judgment, order, writ, injunction, decree or award of any governmental entity or arbitrator, including, without limitation, cease-and-desist or other orders of any bank regulatory authority, (b) there is no claim of any kind, action, suit, litigation, proceeding, arbitration, investigation, or controversy affecting the Company or the Bank pending or, to the knowledge of the Company, threatened, and
(c) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to the Company or the Bank as a result of the examination by any regulatory authority.

         SECTION 2.10. EMPLOYEE BENEFIT PLANS.

         (a) The Company Disclosure Schedule at Section 2.10 lists all "employee pension benefit plans," as such term is defined in section 3(2) of the Employee Retirement Income Security Act of 1974 (ERISA) without regard to any exemptions from any requirements thereunder issued by the United States Department of Labor in regulations or otherwise, maintained, sponsored or contributed to by the Company or the Bank (the "Pension Plans"). The term "Pension Plan" shall also include any terminated "employee pension benefit plan" previously maintained, sponsored or contributed to by the Company or the Bank which, as of the Effective Time, has not distributed all of its assets in full satisfaction of accrued benefits and/or obligations.

         (b) The Company Disclosure Schedule at Section 2.10 lists all "employee welfare benefit plans," as defined in ERISA section 3(1) without regard to any exemptions from any requirements thereunder issued by the United States Department of Labor in regulations or otherwise, maintained, sponsored or contributed to by the Company or the Bank (the "Welfare Plans"). The term "Welfare Plans" shall also include any terminated employee welfare benefit plan previously maintained, sponsored or contributed to by the Company or the Bank which, as of the Effective Time, has not distributed all of its assets and/or satisfied all of its obligations.

         (c) The Company has made available to Merchants true and complete copies of the documents governing each of the Pension Plans and Welfare Plans as in effect at the Effective Time.

         (d) The Company Disclosure Schedule at Section 2.10 lists all plans or programs to provide fringe benefits to the Company's and Bank's employees (other than Pension Plans and Welfare Plans) including, but not limited to vacation, sick leave, disability, medical, hospitalization, life insurance and other insurance plans or related benefits (the "Fringe Benefit Plans").

         (e) The Company has made available to Merchants true and complete copies of the documents governing each Fringe Benefit Plan.

         (f) The Company has no direct or indirect, formal or informal, plan, fund or program to change any Pension Plan, Welfare Plan or Fringe Benefit Plan that would affect any of the Company's or the Bank's employees. Neither the Company nor the Bank has made a material modification, within the meaning of ERISA Section 102 and the regulations thereunder, to any existing Pension Plan, Welfare Plan or Fringe Benefit Plan which is not set forth in the Pension Plan, Welfare Plan or Fringe Benefit Plan documents provided to Merchants.

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         (g) For purposes of this Section 2.10, "Company" shall include the
Company, the Bank and all members of any controlled group of corporations (within the meaning of Code section 414(b), relevant Treasury Regulations and Pension Benefit Guaranty Corporation regulations issued pursuant to ERISA
Section 4001), any group of trades or businesses under common control (within the meaning of Code Section 414(c), relevant Treasury Regulations and Pension Benefit Guaranty Corporation regulations issued pursuant to ERISA Section 4001) and any affiliated service group (within the meaning of Code Section 414(m) and relevant Treasury Regulations and proposed Treasury Regulations) of which the Company or any Subsidiary is a member.

         (h) Neither the Company nor the Bank has ever been obligated to contribute to any multi-employer plan within the meaning of ERISA Section 3(37).

         (i) To the Company's knowledge, the Pension Plans, Welfare Plans and Fringe Benefit Plans and the trusts and other funding vehicles related to the Pension Plans, Welfare Plans and Fringe Benefit Plans have been administered in all material respects in compliance with the applicable requirements of ERISA, the Code, the plan documents and all other applicable rules, regulations and laws. To the Company's knowledge, the Pension Plans, Welfare Plans and Fringe Benefit Plans and the trusts or other funding vehicles related to the Pension Plans, Welfare Plans and Fringe Benefit Plans meet all applicable requirements, in form and in operation required for favorable tax treatment under the Code. All required contributions pursuant to the Pension Plans, Welfare Plans and Fringe Benefit Plans for all periods prior to the Effective Time have been made or will be made prior to the Effective Time. There are no pending or, to the Company's knowledge, threatened claims, lawsuits or arbitrations which have been asserted or instituted against the Pension Plans, Welfare Plans or Fringe Benefit Plans or any fiduciaries thereof with respect to their duties to the Pension Plans, Welfare Plans or Fringe Benefit Plans or the assets of any of the trusts under any Pension Plans, Welfare Plans or Fringe Benefit Plans. To the Company's knowledge, no representations or communications with respect to participation, eligibility for benefits, vesting, benefit accrual or coverage under the Pension Plans, Welfare Plans or Fringe Benefit Plans have been made to the Company's or the Bank's employees other than those which are in accordance with the terms of such Pension Plans, Welfare Plans or Fringe Benefit Plans in effect immediately prior to the Effective Time.

         (j) With respect to any Welfare Plan which is a "group health plan" as defined in Code Section 4980B, the Company and the Bank have complied with the continuation coverage requirements of Code Section 4980B for any periods prior to the Effective Time.

         (k) The Company has furnished to Merchants copies of all documents relating to the Pension Plans, Welfare Plans or Fringe Benefit Plans, including, but not limited to, the following: any service provider agreements, any investment management agreements, fiduciary insurance policies, fidelity bonds, rules, regulations or policies of the trustees or any committee thereunder, all of which are true and complete.

         (1) Since December 31, 1974, to the Company's knowledge, no fiduciary of the Pension Plans or Welfare Plans has engaged in any "prohibited transaction" (as defined in ERISA Section

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



406 or Code Section 4975) nor has any fiduciary breached any fiduciary responsibility, as described in Part 4 of Title I of ERISA with respect to such Pension Plans or Welfare Plans.

         (m) The Company has no knowledge of the occurrence of any event with respect to any Pension Plan which could result in a liability of the Company, any subsidiary or any member of the Company's controlled group to the Pension Benefit Guaranty Corporation ("PBGC"), other than the timely payment of premiums pursuant to Section 4007 of ERISA. All required PBGC premiums have been paid for the periods through the Effective Time.

         (n) Except as set forth in the Company's Disclosure Schedule at Section 2.10, no Welfare Plan or Fringe Benefit Plan provides any form of post-retirement health benefits to retired employees of the Company or the Bank, other than benefits required to be provided pursuant to Code Section 4980B.

         SECTION 2.11. EMPLOYMENT CONTRACTS; MATERIAL CONTRACTS. Except as set forth in the Company Disclosure Schedule at Section 2.11, neither the Company nor the Bank is a party to or bound by (a) any employment or consulting contract; (b) any contract or commitment for capital expenditures in excess of $10,000.00 for any one (1) project, or (c) contracts or commitments for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days from the date of this Agreement.

         SECTION 2.12. REGISTRATION STATEMENT; PROXY STATEMENT. None of the information supplied or to be supplied by the Company for inclusion in (a) the Registration Statement (as defined in Section 6.01), (b) the Proxy Statement/ Prospectus (as defined in Section 6.01), or (c) any other document to be filed with the Securities and Exchange Commission (the "SEC") or other regulatory authority in connection with the transactions contemplated hereby, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and at the Effective Time, and with respect to the Proxy Statement/Prospectus, when mailed, shall be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. In the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, none of such information at the time of the Company's shareholders meeting (pursuant to Section 6.02) (the "Meeting") shall be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Meeting.

         SECTION 2.13. TITLE TO PROPERTY. The Company Disclosure Schedule at
Section 2.13 correctly identifies all real property owned and leased by the Company and the Bank. The Company and the Bank each has good and defensible title to all of their properties and assets, real and personal, tangible and intangible free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits and borrowings from the Federal Home Loan Bank and such minor imperfections of title, if any, as to not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on the Company or the Bank, taken as a whole; and all leases pursuant to which the Company or the

Bank leases from others real or personal property including, without limitation, leases for branch offices are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or the Bank has not taken adequate steps to prevent such a default from occurring). The Company's and the Bank's buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted. To the Company's knowledge, none of the buildings, structures or appurtenances owned or leased by the Company or the Bank for their operation or maintenance as now operated or maintained, contravenes any zoning ordinances or other administrative regulations (whether or not permitted because of prior non- conforming use) or violates any restrictive covenant or any provision of law, the effect of which would materially interfere with or prevent the continued use of such properties for the purposes for which they are now being used or would materially and adversely affect the value thereof.

         SECTION 2.14. COMPLIANCE WITH ENVIRONMENTAL LAWS.

         (a) The term "Company's Property" shall mean any real property and improvements currently owned, leased, used, operated or occupied by the Company or the Bank, including properties acquired by foreclosure, properties which the Bank has a present right to acquire upon foreclosure and which are owned by customers of the Bank who have received written notification of default, or properties held or operated in a fiduciary or managerial capacity;

         (b) The term "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or Environmental Permit;

         (c) The term "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process wastewater or the disposal of solid or hazardous waste or otherwise relating to the environment or hazardous substances or employee health and safety.

         (d) The term "Environmental Permits" shall mean all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

         (e) The term "Hazardous Substances" shall mean all hazardous and toxic substances, wastes and materials; any pollutants or contaminants (including, without limitation, petroleum products, asbestos and raw materials which include hazardous constituents); and any other similar substances or materials which are regulated under Environmental Laws.

         (f) The Environmental Permits (if any) are in full force and effect and, to the Company's knowledge, constitute all permits, licenses, approvals and consents relating to Environmental Laws or Hazardous Substances required for the conduct of the Company's and Bank's businesses and the use of the Company's Property (as presently conducted and used) in compliance with Environmental Laws.

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



         (g) The Company and the Bank have filed all reports, returns and other filings required to be filed with respect to the Company's Property under Environmental Laws and the Environmental Permits except where the failure to do so would not have a material adverse effect on the Company's or Bank's, businesses or financial condition, taken as a whole.

         (h) Except as set forth in the Company's Disclosure Schedule at Section 2.14(h), to the Company's knowledge, the business of the Company and the Bank and the Company's Property have been and are being operated by the Company and the Bank in accordance with all Environmental Laws and Environmental Permits and neither the Company nor the Bank has received any written notice nor does the Company or the Bank have knowledge that the Company's Property is not in material compliance with all Environmental Laws and Environmental Permits and no proceeding for the suspension, revocation or cancellation of any Environmental Permit is pending or, to the Company's knowledge, threatened.

         (i) Except as set forth in the Company's Disclosure Schedule at Section 2.14(i), there are no actions pending, or to the Company's knowledge, threatened against the Company or any of the Subsidiaries (naming the Company or the Bank), which in any case assert or allege (i) the Company or the Bank (naming the Company or the Bank) violated any Environmental Law or Environmental Permit or are in default with respect to any Environmental Permit or any order, writ, judgment, variance, award or decree of any government authority; (ii) the Company or the Bank is required to clean up or take remedial or other response action due to the disposal, discharge or other release of any Hazardous Substance on the Company's Property or elsewhere; or (iii) the Company or the Bank is required to contribute to the cost of any past, present or future cleanup or remedial or other response action which arises out of or is related to the disposal, discharge or other release of any Hazardous Substance by the Company, the Bank or others. The Company, the Bank, and the Company's Property are not subject to any judgment, stipulation, order, decree or agreement arising under Environmental Laws.

         (j) Except as set forth in the Company's Disclosure Schedule at Section 2.14(j), with respect to the period during which the Company or the Bank occupied the Company's Property (i) no Hazardous Substances have been treated, recycled or disposed of by the Company or the Bank (intentionally or unintentionally) on, under or at the Company's Property; (ii) there has been no release or threatened release by the Company or the Bank of any Hazardous Substance from the Company's Property; (iii) to the Company's knowledge, there have been no activities on the Company's Property which would subject Merchants, its subsidiaries, or any subsequent occupier of the Company's Property to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or common law theory of liability.

         SECTION 2.15. ABSENCE OF AGREEMENTS. Neither the Company nor the Bank is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of the Company or the Bank to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Company or the Bank may carry on its business), or in any manner relates to its capital adequacy, its credit policies or its management nor has the Company or the Bank been advised that any federal, state or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

         SECTION 2.16. TAXES. The Company and the Bank have timely filed all Tax Returns (as defined below) required to be filed by them, and the Company and the Bank have timely paid and discharged all Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which the Company is maintaining reserves adequate for their payment. To the best knowledge of the Company, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (a) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (b) customs duties, imposts, charges, levies or other similar assessments of any kind, and (c) interest, penalties and additions to tax imposed with respect thereto, and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the "IRS") or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or, to the best of the Company's knowledge, threatening to assert against the Company or the Bank any deficiency or claim for additional Taxes. Neither the Company nor the Bank has granted any waiver of any statute of limitation with respect to, or any extension of a period for the assessment of any tax. There are no tax liens on any assets of the Company or the Bank. Neither the Company nor the Bank has received a ruling or entered into an agreement with the IRS or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect on the Company or the Bank, taken as a whole, after the Effective Time. The accruals and reserves for taxes reflected in the Company's Balance Sheet are adequate to cover all Taxes accruable by the Company and the Bank on a consolidated basis through the date thereof (including Taxes being contested) in accordance with generally accepted accounting principles. Except as may be set forth in the Company Disclosure Schedule at Section 2.16, no agreements relating to allocating or sharing of Taxes exist between the Company and the Bank.

         SECTION 2.17. INSURANCE. Complete and correct copies of all material policies of fire, product or other liability, workers' compensation and other similar forms of insurance owned or held by the Company and the Bank have been delivered to Merchants. Subject to expirations and renewals of insurance policies in the ordinary course of business, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other-than retrospective premiums which may be payable with respect to workers' compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy. Such policies are and shall remain valid, outstanding and enforceable policies, and will not be terminated prior to the Effective Time. To the best knowledge of the Company, the insurance policies to which the Company or the Bank are parties are sufficient for compliance with all material requirements of law and all material agreements to which the Company or the Bank are parties and will be maintained by the Company and the Bank until the Effective Time. Neither the Company nor the Bank has been refused any insurance with respect to any material assets or operations, nor has coverage been limited in any respect material to their operations by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance during the last five (5) years.

         SECTION 2.18. ABSENCE OF ADVERSE AGREEMENTS. Neither the Company nor the Bank is a party to any agreement or instrument or any judgment, order or decree or any rule or regulation of any court which materially and adversely affects or in the future may have a Material Adverse Effect on the financial condition, results or operations, assets, business or prospects of the Company or the Bank, taken as a whole.

         SECTION 2.19. INTERNAL CONTROLS AND RECORDS. The Company and the Bank maintain books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral and other business transactions and maintain accounting controls sufficient to ensure that all such transactions are
(a) in all material respects, executed in accordance with its management's general or specific authorization, and (b) recorded in conformity with generally accepted accounting principles. There is no amendment to any agreement, collateral document or security which is not fully reflected in the books and records of the Company or the Bank.

         SECTION 2.20. LOANS. Except as disclosed in the Company Disclosure Schedule at Section 2.20, (a) the Bank is not a party to any written or oral loan agreement, note or borrowing arrangement which has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by the Company or the Bank or banking regulators; (b) neither the Company nor the Bank is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company or the Bank, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (c) to the Company's knowledge, neither the Company nor the Bank is a party to any written or oral loan agreement, note or borrowing arrangement in violation of any law, regulation or rule of any governmental authority and which violation could have a Material Adverse Effect on the Company or the Bank, taken as a whole.

         SECTION 2.21. LABOR MATTERS.

         (a) To the Company's knowledge, the Company and the Bank are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Company or the Bank pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or threatened against or affecting the Company or the Bank; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted against the Company or the Bank; and (e) neither the Company nor the Bank is experiencing any material work stoppage.

         SECTION 2.22. BROKERS. Except as set forth in the Company's Disclosure Schedule at Section 2.22, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Bank.

         SECTION 2.23. ACCOUNTING AND TAX MATTERS.

         (a) To the best knowledge of the Company, neither the Company nor the Bank has through the date of this Agreement taken or agreed to take any action that would prevent Merchants from accounting for the business combination to be effected by the Merger as a pooling-of-interests or would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

         (b) To the best knowledge of the Company, there is no plan or intention on the part of shareholders of the Company who will receive Merchants Common Stock to sell or otherwise dispose of an amount of Merchants Common Stock to be received in the Merger which would reduce their ownership of Merchants Common Stock to a number of shares having in the aggregate a value at the time of the Merger of less than fifty percent (50%) of the total value of the Company's Common Stock outstanding immediately prior to the Merger.

         SECTION 2.24. FULL DISCLOSURE. No statement contained in any document, certificate, or other writing furnished or to be furnished by or at the direction of the Company to Merchants in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

         SECTION 2.25. VOTE REQUIRED. The affirmative vote of a majority of the votes that holders of the outstanding shares of the Company's Common Stock are entitled to cast is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger.


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



                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF MERCHANTS
                                AND MERGER CORP.

         Except as set forth in the Disclosure Schedule attached hereto (the "Merchants Disclosure Schedule"), Merchants and Merger Corp. hereby represent and warrant to the Company that:

         SECTION 3.01. ORGANIZATION AND QUALIFICATION. Merchants and Merger Corp. are financial holding companies duly organized and validly existing under the laws of the State of Wisconsin. Merchants and Merger Corp. are registered with the Federal Reserve Board as financial holding companies under the BHCA. Merchants and Merger Corp. have the requisite corporate power and authority and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (the "Merchants Approvals") necessary to own, lease and operate their properties and to carry on their businesses as they are now being conducted, including appropriate authorizations from the Federal Reserve Board, except where the failure to be so organized and existing or to have such power, authority and Merchants Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Merchants or Merger Corp. taken as a whole. Merchants or Merger Corp. have not received any notice of proceedings relating to the revocation or modification of any such Merchants Approvals. Merchants and Merger Corp. are duly qualified or licensed as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of properties owned, leased or operated by them or the nature of their activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Merchants or Merger Corp.

         SECTION 3.02. ARTICLES OF INCORPORATION AND BYLAWS. Merchants and Merger Corp. have heretofore made available to the Company a complete and correct copy of their Articles of Incorporation and Bylaws, as amended or restated. Such Articles of Incorporation and Bylaws are in full force and effect. Merchants and Merger Corp. are not in violation of any of the provisions of their Articles of Incorporation or Bylaws.

         SECTION 3.03. CAPITALIZATION. The outstanding capital stock of Merchants is, and the shares of Merchant's Common Stock to be issued pursuant to the Merger, when so issued, will be, duly authorized, validly issued, fully paid and non-assessable, (except as provided in Section 180.0622(2)(b) of Wisconsin Business Corporation Law) fully registered under the Securities Act and have not, and will not have, been issued in violation of the preemptive rights of any person.

         SECTION 3.04. AUTHORITY. Merchants and Merger Corp. have the requisite corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merchants and Merger Corp. and the consummation by Merchants and Merger Corp. of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Merchants and Merger Corp. and no other corporate proceedings on the part of Merchants or Merger Corp. are necessary to authorize this Agreement or to consummate

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



the transactions so contemplated hereby. This Agreement has been duly and validly executed and delivered by Merchants and Merger Corp. and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Merchants and Merger Corp.

         SECTION 3.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

         (a) To the best knowledge of Merchants and Merger Corp., the execution and delivery of this Agreement by Merchants and Merger Corp. does not, and the performance of this Agreement by Merchants and Merger Corp. shall not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Merchants or Merger Corp., (ii) conflict with or violate any laws applicable to Merchants and Merger Corp. or by which their properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Merchants or Merger Corp. pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merchants or Merger Corp. is a party or by which Merchants or Merger Corp. or their properties are bound or affected, except for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on Merchants and/or Merger Corp.

         (b) To the best knowledge of Merchants and Merger Corp., the execution and delivery of this Agreement by Merchants and Merger Corp. does not, and the performance of this Agreement by Merchants or Merger Corp. shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements of the Securities Act, the Exchange Act, Blue Sky Laws, the BHCA, the federal and state banking laws and the filing and recordation of appropriate merger or other documents as required by Wisconsin Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Merchants and Merger Corp. from performing their obligations under this Agreement, and would not have a Material Adverse Effect on Merchants and/or Merger Corp.

         SECTION 3.06. COMPLIANCE; PERMITS. To the best knowledge of Merchants and Merger Corp., Merchants and Merger Corp. are not in conflict with, or in default or violation of (a) any Law applicable to Merchants or Merger Corp. or by which their property is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merchants or Merger Corp. is a party or by which Merchants or Merger Corp. or any of their properties are bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Merchants and/or Merger Corp.


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         SECTION 3.07. SECURITIES REPORTS; FINANCIAL STATEMENTS.

         (a) As of the date of this Agreement, Merchants has made available to the Company in the form filed with the SEC(i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1996, 1997, 1998 and 1999, respectively,
(ii) Quarterly Report on Form 10-Q for the period ended March 31, 2000, (iii) all definitive proxy statements relating to Merchants meetings of shareholders (whether annual or special) held since December 31, 1995, (iv) all Reports on Form 8-K filed by Merchants with the SEC since December 31, 1995, (v) all other reports or registration statements filed by Merchants with the SEC since December 31, 1995, and (vi) all amendments and supplements to all such reports and registration statements filed by Merchants with the SEC since December 31, 1995, (collectively, the "Merchants SEC Reports"). The Merchants' SEC Reports, including all Merchants SEC Reports filed after the date of this Agreement, (i) were or will be prepared in accordance with the requirements of applicable law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Merchants SEC Reports, including any SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Merchants and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         (c) Except as set forth on the consolidated balance sheet of Merchants and its subsidiaries as of December 31, 1999, including all notes thereto, neither Merchants nor its subsidiaries have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1999, that would not have a Material Adverse Effect on Merchants.

         SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Merchants SEC Reports filed prior to the date of this Agreement, since December 31, 1999, to the date of this Agreement, Merchants and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1999, there has not been
(a) any change in the financial condition, results of operations or business of Merchants or its subsidiaries having a Material Adverse Effect on Merchants or its subsidiaries, taken as a whole, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Merchants or its subsidiaries having a Material Adverse Effect on Merchants or its subsidiaries, taken as a whole, (c) any change by Merchants in its accounting methods, principles or practices, (d) any revaluation by Merchants of any of its material assets in any material respect, or (e) to the date of this Agreement, any entry by Merchants or any of its subsidiaries into any commitment or transactions material to Merchants or its subsidiaries, taken as a whole, provided, however, that any acquisition by Merchants or any of its subsidiaries of any other entity in exchange for Merchants Common Stock or any other class of capital stock shall be deemed material for purposes of this Agreement.

         SECTION 3.09. ABSENCE OF LITIGATION. Except as disclosed in the Merchants Disclosure Schedule at Section 3.09, there is no claim, action, suit, litigation, proceeding, arbitration, investigation, or controversy of any kind affecting Merchants or any of Merchants' subsidiaries pending or, to the knowledge of Merchants, threatened, except for matters which will not have, and cannot reasonably be expected to have, a Material Adverse Effect on Merchants or its subsidiaries taken as a whole, and there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Merchants or any of Merchants' subsidiaries as a result of an examination by any regulatory authority.

         SECTION 3.10. REGISTRATION STATEMENT; PROXY STATEMENT. None of the information supplied or to be supplied by Merchants for inclusion in (a) the Registration Statement (as defined in Section 6.01) (b) the Proxy Statement/Prospectus (as defined in Section 6.01), or (c) any other document to be filed with the SEC or other regulatory authority in connection with the transactions contemplated hereby, at the respective time such documents are filed and, in the case of the Registration Statement, when it becomes effective and at the Effective Time, and with respect to the Proxy Statement/Prospectus, when mailed, shall be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. In the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, none of such information at the time of the shareholder meeting (as provided for in Section 6.02) shall be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the shareholder meeting (as provided for in Section 6.02). All documents filed with the SEC or other regulatory authority by Merchants in connection with the Merger shall comply as to form in all material respects with the provisions of applicable law.

         SECTION 3.11. ABSENCE OF AGREEMENTS. Neither Merchants nor any of its subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of Merchants or its subsidiaries to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or any method by which, Merchants or its subsidiaries may carry on their business (other than as may be required by Law or applicable regulatory authorities)), or in any manner relates to their capital adequacy, their credit policies or management, except for those the existence of which has been disclosed to the Company prior to the date of this Agreement, nor has Merchants or any of its subsidiaries been advised that any federal, state or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

         SECTION 3.12. TAXES. Merchants and its subsidiaries have timely filed all Tax Returns required to be filed by them, and Merchants and its subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which Merchants is maintaining reserves adequate for their payment. To the best knowledge of Merchants, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. Neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits or administrative proceedings, court proceedings or otherwise, or, to the best of Merchants' knowledge, threatening to assert against Merchants or any of its subsidiaries any deficiency or claim for additional Taxes. Neither Merchants nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. There are no tax liens on any assets of Merchants or any of its subsidiaries. Neither Merchants nor any of its subsidiaries has received a ruling or entered into an agreement with the IRS or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect on Merchants or its subsidiaries, taken as a whole, after the Effective Time. The accruals and reserves for taxes reflected in the Merchants Balance Sheet are adequate to cover all Taxes accruable through the date thereof (including Taxes being contested) in accordance with generally accepted accounting principles. Except as set forth in Merchants Disclosure Schedule, at Section 3.12, no agreements relating to allocating or sharing of Taxes exist among Merchants and its subsidiaries and no tax indemnities given by Merchants or its subsidiaries in connection with a sale of stock or assets remain in effect. Except as disclosed in the Merchants Disclosure Schedule at Section 3.12, neither Merchants nor any of its subsidiaries is required to include in income either (i) any amount in respect of any adjustment under Section 481 of the Code, or (ii) any installment sale gain. Neither Merchants nor any of its subsidiaries has made an election under Section 341(f) of the Code.

         SECTION 3.13. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Merchants or Merger Corp.

         SECTION 3.14. ACCOUNTING AND TAX MATTERS. To the best knowledge of Merchants, neither Merchants nor any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent Merchants from accounting for the business combination to be effected by the Merger as a pooling-of-interests or would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

         SECTION 3.15. FULL DISCLOSURE. No statement contained in any document, certificate, or other writing furnished or to be furnished by or at the direction of Merchants to the Company in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in the light of the circumstances under which it has been made, in order to make the statements herein or therein not misleading.

         SECTION 3.16. VOTE REQUIRED. Pursuant to applicable provisions of Wisconsin law, no vote of the shareholders of the Surviving Corporation is required to approve the Merger.

                                   ARTICLE IV

                            COVENANTS OF THE COMPANY


         SECTION 4.01. AFFIRMATIVE COVENANTS. The Company hereby covenants and agrees with Merchants and Merger Corp. that prior to the Effective Time, unless the prior written consent of Merchants shall have been obtained and except as otherwise contemplated herein, it will and/or it will cause the Bank to:

         (a) Operate its business only in the usual, regular and ordinary course consistent with past practices;

         (b) Use reasonable efforts to preserve intact its business organization and assets, to maintain its rights and franchises, to retain the services of its officers and key employees and to maintain its relationships with customers;

         (c) Use reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

         (d) Use reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

         (e) Perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

         (f) Purchase and sell securities in accordance with past practices of the Bank;

         (g) With respect to the Bank, maintain as of the date on which all of the conditions set forth in Article VII have been satisfied or waived and thereafter a loan loss reserve of not less than 1.2 percent of loans;

         (h) Use reasonable efforts to comply with and perform in all material respects all obligations and duties imposed upon it by all applicable laws;

         (i) Obtain an independent audit of its financial statements for the year ended December 31, 1999 and for such additional years as may be required by governmental agencies;

         (j) Fully expense as of the date on which all conditions set forth in
Article VII have been satisfied or waived all expenses (including fees) incurred in connection with the consummation of the transaction contemplated hereby.

         SECTION 4.02. NEGATIVE COVENANTS. Except as specifically contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Company shall not do, or permit the Bank to do, without the prior written consent of Merchants, any of the following:

         (a) (i) Except as set forth on Schedule 4.02, grant any increase in compensation or grant any bonuses (incentive or special) to its employees as a class, or to its officers or directors, (ii) effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law) which would increase its retirement benefit liabilities, (iii) adopt, enter into, amend or modify any employee benefit plan or make any adjustments pursuant to any employee benefit plan, or (iv) enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers, other than as is consistent with the normal severance policies of the Company and the Bank in effect on the date of this Agreement;

         (b) Except as set forth on Schedule 4.02, declare or pay any dividend (other than dividends paid in the ordinary course consistent with past practice) on, or make any other distribution in respect of, its outstanding shares of capital stock;

         (c) (i) Redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any assets or stock of any corporation, bank or other business; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice; or (v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

         (d) Issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of its capital stock (including shares held in treasury) or any rights, warrants or options to acquire, any such shares;

         (e) Initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or the Bank to take any such action, and the Company shall promptly notify Merchants orally and in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters; provided, however, that nothing contained in this subsection (e) shall prohibit the Board of Directors of the

Company from furnishing or permitting any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representative to furnish information to any party that requests information as to the Company and the Bank or taking any other action if the Board of Directors of the Company, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to shareholders imposed by law. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Company or the Bank:
(i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of ten percent or more of assets in a single transaction or series of transactions, excluding from the calculation of the percentage hereunder any such transactions undertaken in the ordinary course of business and consistent with past practice; (iii) any sale of ten percent or more of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock); (iv) any tender offer or exchange offer for ten percent or more of outstanding shares of capital stock; (v) any solicitation of proxies in opposition to approval by the Company's shareholders of the Merger; (vi) the filing of an acquisition application (or the giving of acquisition notice) whether in draft or final form under the BHCA or the Change in Bank Control Act with respect to the Company or the Bank; (vii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, ten percent (10%) or more of the then outstanding shares of capital stock; or (viii) any public announcement of a proposal, plan or intention to do any of the foregoing;

         (f) Propose or adopt any amendments to the corporate charter or Bylaws in any way materially adverse to Merchants;

         (g) Except in their fiduciary capacities for the account of customers, purchase any shares of Merchants Common Stock;

         (h) Change any of its methods of accounting in effect at December 31, 1999, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1999, except as may be required by law or generally accepted accounting principles;

         (i) Change any lending, investment, liability management or other material policies concerning the business or operations of the Company or the Bank in any material respect; organize any new subsidiaries or enter into any new non-banking line of business whether or not permissible under applicable Federal or state law, or make any material changes in its operations;

         (j) (i) Incur or assume any material obligation or liability, including without limitation any obligation for borrowed money, except for borrowings from the Federal Home Loan Bank in accordance with the Bank's line of credit, disclosed in Schedule 4.02, whether or not evidenced by a note, bond, debenture or similar instrument and whether or not being incurred to reduce other existing liabilities, or make any loan (not including any loan renewal of a loan not then classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by the Company, the Bank or banking regulators) or investment (excluding U.S. Treasury Securities and municipal loans) in an amount greater than $500,000.00 for loans and $100,000.00 for investments, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingent or otherwise) for the obligations of any other person or entity; (iii) mortgage, license, pledge or grant a security interest in any of its material assets or allow to exist any material lien thereon; except (A) for liabilities and obligations (including corporate debt issuances) incurred in the ordinary course of business consistent with past practices and in amounts not material to the Company or the Bank; and
(B) as may be required under existing agreements to which the Company or the Bank is a party; (iv) acquire assets (including equipment) or securities in excess of $25,000.00 in the aggregate (excluding loans to customers and investments permitted in (i) above; (v) enter into any other contract or agreement involving annual payments by the Company or the Bank or the other party or parties thereto in excess of $20,000.00; (vi) pay, discharge, or satisfy any debts or claims not in the ordinary course of business and consistent with past practices and in no event with a value in excess of $20,000.00 individually; (vii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $25,000.00 or in any manner which would restrict in any material respect the operations or business of the Company or the Bank; (viii) purchase any new financial product or instrument which involves entering into a contract with a term of six months or longer; or (ix) take any action or fail to take any action which individually or in the aggregate can be expected to have a Material Adverse Effect on the Company or the Bank, taken as a whole; or

         (k) Agree in writing or otherwise to do any of the foregoing.

         SECTION 4.03. ACCESS AND INFORMATION.

         (a) Upon reasonable notice, and without unreasonable disruption to the business carried on by the Company or the Bank, the Company shall (and shall cause the Bank to) afford to Merchants' officers, employees, accountants, legal counsel and other representatives access, during normal business hours, to all its properties, books, contracts, commitments and records. Prior to the Effective Time, the Company shall (and shall cause the Bank to) furnish promptly to Merchants (i) a copy of each Company Report filed by it (to the extent permitted by law) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the BHCA, any other federal or state banking laws or any other applicable laws promptly after such documents are available; (ii) the monthly financial statements of the Bank; (iii) the audited financial statements of the Company and the Bank for the year ended December 31, 1999, if required by the SEC; (iv) a summary of any action taken by the Board of Directors, or any committee thereof, of the Company and the Bank; (v) all other information concerning the business, properties and personnel of the Company or the Bank as Merchants may reasonably request.

         (b) Any information provided to the Company by Merchants whether prior to or subsequent to the date of this Agreement shall be kept confidential by the representatives of the Company (and shall be used by them only in connection with this Agreement and the transactions contemplated hereby) except to the extent that (i) it was already known to such representatives when received, (ii) it hereafter becomes lawfully obtainable from other sources, or
(iii) it is required to be disclosed by the Company in any document required to be filed with any government authority or agency.

         SECTION 4.04. AFFILIATES; ACCOUNTING AND TAX TREATMENT. Within thirty
(30) days after the date of this Agreement, (a) the Company shall deliver to Merchants a letter identifying all persons who are then "affiliates" of the Company, including, without limitation, all directors and executive officers of the Company for purposes of Rule 145 promulgated under the Securities Act and
(b). the Company shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and required to cause the Merger to qualify for pooling-of-interests accounting treatment, and shall use reasonable efforts to obtain from each person identified in such letter a written agreement, substantially in the form attached hereto as Exhibit 4.04. The Company shall use reasonable efforts to obtain from any person who becomes an affiliate of the Company after the Company's delivery of the letter referred to above, and on or prior to the Effective Time, a written agreement substantially in the form attached hereto as Exhibit 4.04 as soon as practicable after attaining such status. The Company will use its reasonable best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment and as a reorganization under Section 368(a)(1) (A) of the Code.

         SECTION 4.05. EXPENSES.

         (a) Except as provided in Section 8.02, below, all Expenses (as described below) incurred by Merchants and the Company shall be borne solely and entirely by the party which has incurred the same. Without limiting the Company's obligations pursuant to the preceding sentence, the Company shall be responsible for expenses in an amount not to exceed $50,000.00 in connection with the preparation of audited financial statements as of the year ended December 31, 1999, and related schedules for the Company and the Bank. Without limiting Merchants' obligations pursuant to the first sentence of this paragraph, Merchants shall be responsible for expenses of preparing, printing and filing the Registration Statement and the Proxy Statement/Prospectus and all SEC regulatory filing fees incurred in connection therewith.

         (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the preparation of the Registration Statement and Proxy Statement/Prospectus, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.

         SECTION 4.06. DELIVERY OF SHAREHOLDER LIST. The Company shall or shall arrange to have its transfer agent deliver to Merchants or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the shareholders of the Company, their holdings of stock as of the latest practicable date, and such other shareholder information as Merchants may reasonably request.

                                    ARTICLE V

                             COVENANTS OF MERCHANTS

         SECTION 5.01. AFFIRMATIVE COVENANTS. Merchants hereby covenants and agrees with the Company that prior to the Effective Time, unless the prior written consent of the Company shall have been obtained, and except as otherwise contemplated herein it will and will cause Merger Corp. to:

         (a) Maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as utilized in Merchants' financial Statements applied on a consistent basis;

         (b) Conduct its business in a manner that does not violate any law, except for possible violations which individually or in the aggregate do not, and insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on Merchants or its subsidiaries, taken as a whole; and

         (c) Will, to the best of its ability and in all material respects, (i) comply with applicable Blue Sky Laws and regulations, the Securities Act, and the Exchange Act, and (ii) remain qualified under the Exchange Act and the rules and regulations thereunder.

         SECTION 5.02. ACCESS AND INFORMATION.

         (a) After the date of this Agreement and prior to the Effective Time, upon reasonable notice, Merchants shall (and shall cause each of its subsidiaries to) furnish promptly to the Company (i) a copy of each Merchants SEC Report filed by it or received by it (to the extent permitted by law) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the BHCA, any other federal or state banking laws or any other applicable laws promptly after such documents are available, and (ii) all other information concerning the business, properties and personnel of Merchants or its subsidiaries as the Company may reasonably request.

         (b) Any information provided to Merchants by the Company or the Bank, whether prior to or subsequent to the date of this Agreement, shall be kept confidential by the representatives of Merchants (and shall be used by them only in connection with this Agreement and the transactions contemplated hereby) except to the extent that (i) it was already known to such representatives when received, (ii) it hereafter becomes lawfully obtainable from other sources, or
(iii) it is required to be disclosed by Merchants in any document required to be filed with any government agency. Upon any termination of this Agreement pursuant to Article VIII hereof, Merchants agrees to promptly return all information and documents that it has obtained from the Company in connection herewith.

         SECTION 5.03. ACCOUNTING AND TAX TREATMENT. Merchants will use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment and as a reorganization under Section 368(a)(1)(A) of the Code.

         SECTION 5.04. REGISTRATION STATEMENT. Merchants will use its best efforts to cause the Registration Statement to be declared effective by the SEC under the Securities Act and to obtain all other federal and state securities permits and other authorizations necessary to issue Merchants Common Stock in exchange for the Company Common Stock and to consummate the Merger.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         SECTION 6.01. REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, Merchants shall prepare and file a registration statement on Form S-4 (the registration statement together with the amendments thereto are defined as the "Registration Statement" and the prospectus and proxy materials contained therein are defined as the "Proxy Statement/Prospectus") with the SEC covering the Merchants Common Stock to be issued in the Merger (subject to the immediately following sentence), with a view toward permitting the Registration Statement to become effective as soon as reasonably practicable. Merchants does not undertake to file post-effective amendments to Form S-4 or to file a separate registration statement to register the sale of Merchants Common Stock by affiliates of the Company pursuant to Rule 145 promulgated under the Securities Act. The Company will furnish to Merchants all information concerning the Company and the Bank required to be set forth in the Registration Statement and Merchants will provide the Company and its counsel the opportunity to review and approve such information as set forth in the Registration Statement and Proxy Statement/Prospectus. Merchants and the Company will each render to the other its full cooperation in preparing, filing, prosecuting the filing of, and amending the Registration Statement such that it comports at all times with the requirements of the Securities Act and the Exchange Act. Specifically, but without limitation, each will promptly advise the other if at any time before the Effective Time any information provided by it for inclusion in the Registration Statement appears to have been, or shall have become, incorrect or incomplete and will furnish the information necessary to correct such misstatement or omission. As promptly as practicable after the effective date of the Registration Statement, the Company will mail to its shareholders (a) the Proxy Statement/Prospectus, and (b) as promptly as practicable after approval thereof by Merchants and the Company, such other supplementary proxy materials as may be necessary to make the Proxy Statement/Prospectus comply with the applicable requirements of the Securities Act and the Exchange Act. Except as provided above and except with the prior written consent of Merchants, the Company will not mail or otherwise furnish or publish to shareholders of the Company any proxy solicitation material or other material relating to the Merger that constitute a "prospectus" within the meaning of the Securities Act. Merchants shall also take any action required to be taken under any applicable Blue Sky Law in connection with the issuance of the shares of Merchants Common Stock to be issued as set forth in this Agreement and the Company and the Bank shall furnish all information concerning the Company and the Bank, and the holders of the Company's Common Stock and other assistance as Merchants may reasonably request in connection with such action.

         SECTION 6.02. MEETING OF THE SHAREHOLDERS. The Company shall: (a) cause a shareholders meeting to be duly called and held as soon as practicable to consider and vote upon the

Merger and any related matters in accordance with the applicable provision of applicable law, (b) subject to the exception for the exercise of its fiduciary duties in Section 4.02(e) submit this Agreement to the shareholders together with a majority recommendation for approval by the Board of Directors of the Company, solicit the approval thereof by the shareholders of the Company by mailing or delivering to each shareholder a combined Proxy Statement/Prospectus, and use its best efforts to obtain the approval and adoption of the Merger by the requisite percentage of the Company's shareholders.

         SECTION 6.03. APPROPRIATE ACTION; CONSENTS; FILINGS. The Company and Merchants and Merger Corp. shall use all reasonable efforts to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement; (b) obtain all consents, licenses, permits, waivers, approvals, authorizations or orders required under Law (including, without limitation, all foreign and domestic (federal, state and local) governmental and regulatory rulings and approvals and parties to contracts) in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby and thereby, including, without limitation, the Merger; and
(c) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (i) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal and state securities law, (ii) any applicable federal or state banking laws and (iii) any other applicable law; provided that Merchants, Merger Corp. and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Merchants shall furnish all information required on any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement/Prospectus and the Registration statement) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such necessary action.

         SECTION 6.04. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Merchants, and Merchants shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (b) any failure of the Company or Merchants, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 6.05. PUBLIC ANNOUNCEMENTS. Merchants and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation and without mutual consent of both parties, except as may be required by law.

         SECTION 6.06. ENVIRONMENTAL MATTERS. In the event Merchants or its environmental consultants discover or determine the existence of any environmental condition (including, without limitation, a spill, discharge or contamination) the result of which may require investigative or remedial action pursuant to any federal, state, or local law, statute or regulation or may be the basis for the assertion of any third-party claims, including the claims of governmental entities, Merchants shall promptly notify the Company thereof and the Company shall, at its sole cost and expense, proceed with due diligence to take reasonably appropriate action in response thereto.

         SECTION 6.07.  BREAK-UP FEE.

         (a) Provided that Merchants has not breached in any material respect its obligations under this Agreement, as a condition and inducement to Merchants' willingness to enter into and perform this Agreement, the Company shall pay Merchants a fee ("Break-Up Fee") equal to $225,000.00. The Break-Up Fee shall be payable by the Company to Merchants only if:

             (i)(A) The Board of Directors of the Company (1) shall have withdrawn, modified or amended in any respect its approval or recommendation of this Agreement or the transactions contemplated thereby, or (2) shall not at the appropriate time have recommended or shall have withdrawn, modified or amended in any respect its recommendation that its shareholders vote in favor of this Agreement, or (3) shall not have included such recommendation in the Proxy Statement/Prospectus or (B) the Board of Directors of the Company shall have resolved to do any of the foregoing; or

             (ii)   the Company violates Section 4.02(e) hereof.

         (b) Provided that the Company has not breached in any material respect its obligations under this Agreement, as a condition to the Company's willingness to enter into and perform this Agreement, Merchants shall pay to the Company the Break-Up Fee in the amount set forth in paragraph (a) above if the Board of Directors of Merchants or Merger Corp. (1) shall have withdrawn, modified or amended in any respect its approval of this Agreement or the transactions contemplated thereby or (2) shall have resolved to do any of the foregoing.

         (c) The Break-Up Fee shall be paid within three (3) days subsequent to a termination of this Agreement and shall be considered liquidated damages and shall be payable in addition to any other damages, fees or expenses to which either party may be entitled pursuant to the terms of this Agreement or remedies at law or equity.

         SECTION 6.08. EMPLOYMENT AGREEMENT. The Bank and Thomas C. Ebenreiter, President of the Bank, shall execute an employment agreement for Mr. Ebenreiter as the President and CEO of the Bank for a period of two (2) years following the Effective Time (the "Employment Agreement"). The Employment Agreement shall provide for the employment of Mr. Ebenreiter by the Bank on a full-time basis for the first year of the Agreement and on a part-time basis for the second year of the Agreement. The salary, bonus and other benefits provided to Mr. Ebenreiter shall be those set forth in the Employment Agreement.

         SECTION 6.09. DIRECTORS OF MERCHANTS. Merchants shall recommend to its shareholders the election of three (3) directors from the Company to the Merchants' Board of Directors at the next annual shareholder meeting of Merchants. Until such shareholder meeting, the Board of Directors of Merchants shall appoint these persons to the Merchants' Board of Directors. The Directors from the Company to be so appointed are Thomas Ebenreiter, Richard Pamperin and Michael Judge.


                                   ARTICLE VII

                              CONDITIONS OF MERGER


         SECTION 7.01. CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of Merchants or the Company, threatened by the SEC. Merchants shall have received all other federal or state securities permits and other authorizations necessary to issue Merchants Common Stock in exchange for the Company Common Stock and to consummate the Merger.

         (b) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company.

         (c) Regulatory Approvals. The Agreement and the transactions contemplated therein shall have been approved by the Federal Reserve Board and the Department of Financial Institutions, which approval shall not contain any conditions which are not reasonably satisfactory to Merchants, Merger Corp. or the Company, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such approvals shall have expired.

         (d) No Order. No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement.

         SECTION 7.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF MERCHANTS AND MERGER CORP. The obligation of Merchants and Merger Corp. to effect the Merger are also subject to the following conditions:

         (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be complete and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the Effective Time as though made at the Effective Time with the same force and effect as if made on and as of the Effective Time. Merchants shall have received a certificate of the Chief Executive Officer of the Company to that effect.

         (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

         (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company.

         (d) No Challenge. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by any governmental agency or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into Merchants Common Stock or cash pursuant to the Merger, or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Merchants or its subsidiaries of all or any portion of the business or assets of the Company or the Bank, which in either case is reasonably likely to have a Material Adverse Effect on either the Company or the Bank, taken as a whole, or Merchants or its subsidiaries, taken as a whole.

         (e) Opinion of Counsel. Merchants shall have received from Boardman, Suhr, Curry & Field, LLP or other independent counsel for the Company reasonably satisfactory to Merchants, an opinion dated the Effective Time, in form and substance reasonably satisfactory to Merchants, covering the matters set forth in Exhibit 7.02(e) hereto, which opinion shall be based on such assumptions and containing such qualifications and limitations as are appropriate and reasonably satisfactory to Merchants.

         (f) Tax Opinion. An opinion of independent counsel for Merchants, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Merchants, Merger Corp. and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code, dated on or about the date that is two business days prior to the date the Proxy Statement/Prospectus is first mailed to shareholders of the Company, shall have been delivered and shall not have been withdrawn or modified in any material respect.

         (g) No Material Adverse Change. Since the date of this Agreement (i) no event shall have occurred which has a Material Adverse Effect on the Company or the Bank, and (ii) no condition, event, fact, circumstances or other occurrence shall have occurred that may reasonably be expected to have or result in such a Material Adverse Effect on the Company or the Bank.

         (h) Pooling Opinions. Merchants shall have received an opinion from Ernst & Young, LLP to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with this Agreement.

         (i) Affiliate Agreements. Merchants shall have received from each person who is identified in the affiliate letter as an "affiliate" of the Company a signed affiliate agreement in the form attached hereto as Exhibit 4.04.

         (j) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any federal or state governmental entity which, in connection with the grant of any regulatory approval, imposes any condition or restriction upon the Company, or Merchants or their respective subsidiaries (or the Surviving Corporation or its subsidiaries after the Effective Time), including, without limitation, any requirement to raise additional capital, which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger and which could not have been foreseen by the Company or Merchants and which cannot be reasonably and without material adverse consequences complied with by Merchants or the Company as the case may be, within a reasonable time after notice of such event is received.

         (k) Voting Agreement. Concurrently with the execution and delivery of this Agreement, Merchants and certain shareholders of the Company shall have executed and delivered the Voting Agreement in the form of Exhibit 7.02(k).

         (l) Comfort Letters. Merchants shall have received from Ernst & Young, LLP "comfort letters" dated as of the date of mailing of the Proxy Statement/Prospectus and the Effective Time, covering matters customary in transactions such as the Merger and in form and substance reasonably satisfactory to Merchants.

         SECTION 7.03. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the following conditions:

         (a) Representations and Warranties. Each of the representations and warranties of Merchants and Merger Corp. contained in this Agreement shall be complete and correct in all material respects (except that where any statement in a representation or warranty expressly includes a statement of materiality, such statement shall be true and correct in all respects) as of the Effective Time as though made on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time. The Company shall have received a certificate of the President of Merchants to that effect.

         (b) Agreements and Covenants. Merchants and Merger Corp. shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.

         (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by Merchants and Merger Corp. for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Merchants and Merger Corp.

         (d) Opinion of Counsel. The Company shall have received from Davis & Kuelthau, s.c. or other independent counsel for Merchants reasonably satisfactory to the Company, an opinion dated the Effective Time, in form and substance reasonably satisfactory to the Company, covering the matters set forth in Exhibit 7.03(d), which opinion shall be based on such assumptions and contains such qualifications and limitations as are appropriate and reasonably satisfactory to the Company.

         (e) Tax Opinion. An opinion of independent counsel for Merchants, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Merchants, Merger Corp. and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code, dated on or about the date that is two business days prior to the date the Proxy Statement/Prospectus is first mailed to shareholders of the Company, shall have been delivered and shall not have been withdrawn or modified in any material respect.

         (f) No Change In Executive Officers. No change in the current executive officers of Merchants between the date of this Agreement and the Effective Time which the Company in the exercise of its reasonable judgment would consider materially adverse to Merchants shall have occurred.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01.  TERMINATION.

         (a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

             (i) By mutual written consent of Merchants, Merger Corp. and the Company;

             (ii) By Merchants, Merger Corp. or the Company (A) if there has been a breach in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect) of any representation, warranty, covenant or agreement on the part of the Company, on the one hand, or Merchants or Merger Corp., on the other hand, respectively, set forth in this Agreement, or (B) if any representation of warranty of the Company, on the one hand, or Merchants, or Merger Corp. on the other hand, respectively, shall be discovered to have become untrue in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have become untrue in any respect), in either case which breach or other condition has not been cured within 10 business days following receipt by the non-terminating party of notice of such breach or other condition, provided, however, this Agreement may not be terminated pursuant to this clause (ii) by the breaching party or party making any representation or warranty which shall have become untrue in any material respect.

             (iii) By either Merchants, Merger Corp. or the Company if any permanent injunction preventing the consummation of the Merger shall have become final and non-appealable;

             (iv) By either Merchants, Merger Corp. or the Company if the merger shall not have been consummated before December 31, 2000, for a reason other than the failure of the terminating party to comply with its obligations under this Agreement.

             (v) By either Merchants, Merger Corp. or the Company if the Federal Reserve Board or the Department of Financial Institutions has denied approval of the Merger and neither Merchants, Merger Corp. nor the Company has, within thirty (30) days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law;

             (vi) By either Merchants, Merger Corp. or the Company if any approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof.

             (vii) By either Merchants or Merger Corp. if any condition set forth in Section 7.01 or 7.02 has not been satisfied or waived in writing by December 31, 2000;

             (viii) By either Merchants, Merger Corp. or the Company, if Merchants and the Company are unable to renegotiate the Merger Consideration as required under Section 1.06(c) 4, if applicable.

             (ix)   By the Company if any of the conditions set forth in Section
7.01 or 7.03 has not been satisfied or waived in writing by December 31, 2000.

         (b) In the event of termination and abandonment by any party as provided above, written notice shall forthwith be given to other party, which notice shall specifically describe the basis for such termination.

         SECTION 8.02.  EFFECT OF TERMINATION.

         (a) If the merger is not consummated as the result of termination of this Agreement caused otherwise than by breach of a party hereto, the Company and Merchants each shall pay its Expenses in accordance with the terms and conditions under paragraph 4.05(a) and as the term "Expenses" is defined in paragraph 4.05(b) above and this Agreement shall immediately terminate, except as set forth in Section 9.01 hereof, and neither the Company nor Merchants shall have any liability under this Agreement for damages or otherwise, or for payment of the Break-up Fee under Section 6.07.

         (b) If termination of this Agreement shall have been caused by breach of this Agreement by any party hereto, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have breached this Agreement shall promptly (but not later than five (5) business days after receipt of notice from the non-breaching party) pay the non-breaching party for its documented out-of-pocket expenses and fees incurred in connection with or related to the Merger.

         Except as provided above, the foregoing subsections (a) and (b) of this
Section 8.02 are in addition to and shall not limit the obligations of the Company and Merchants pursuant to Section 6.07 of this Agreement.

         SECTION 8.03. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would change the amount or type of consideration into which each Share of Company Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.04. WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) to the extent permitted by law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.01. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Article I shall survive the Effective Time indefinitely and those set forth in Sections 4.03(b), 4.05, 5.02(b), 8.02 and Article IX hereof shall survive termination indefinitely.

         SECTION 9.02. DISCLOSURE SCHEDULES. The schedules and information set forth in the Disclosure Schedules specifically refer to the Section (and paragraph, if applicable) of this Agreement to which such schedule and information is responsive. The Disclosure Schedules shall not vary, change or alter the literal meaning of the representations and warranties of the parties contained in this Agreement, other than creating exceptions thereto which are directly responsive to the language of the representations and warranties contained in this Agreement.

         SECTION 9.03. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following address (or at such other address for a party as shall be specified by like changes of address) and shall be effective upon receipt:

               (a)      If to Merchants or Merger Corp.:

                        Merchants & Manufacturers Bancorporation, Inc. 14100 West National Avenue
                        New Berlin, WI 53151
                        Telecopier: (414) 427-5252
                        Attention: Michael Murry

                        With a copy to:

                        Davis & Kuelthau, S.C.
                        111 East Kilbourn Avenue
                        Milwaukee, WI 53202
                        Telecopier: (414) 276-0381
                        Attention: Erich Mildenberg

                           (b)      If to Company:

                                    CBOC, Inc.
                                    500 Cherry Avenue
                                    Oconto Falls, WI 54154
                                    Telecopier: (920) 846-8348
                                    Attention: Thomas Ebenreiter

                                    With a copy to:

                                    Boardman, Suhr, Curry & Field, S.C.
                                    1 South Pinckney Street
                                    P. O. Box 927
                                    Madison, WI 53701-0927
                                    Telecopier: (608) 283-1709
                                    Attention: John E. Knight

                                    Bernard E. Adee, Sr. Vice President
                                    Marshall Financial Consulting LLC
                                    5408 Sylvan View Circle W.
                                    Sturgeon Bay, WI 54235

         SECTION 9.04. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

         (a) "Affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the Company (either alone, or through or together with any subsidiary) has, directly or indirectly, an interest of five (5%) or more;

         (b) "Beneficial owner" with respect to any Shares, means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warranties or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of any Shares or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

         (c) 'Business day" means any day other than a day on which banks in Wisconsin are required or authorized to be closed;

         (d) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise; and

         (e) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the "Exchange Act).

         SECTION 9.05. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.06. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 9.07. ENTIRE AGREEMENT. This Agreement together with the Disclosure Schedules and Exhibits hereto constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

         SECTION 9.08. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that Merchants may assign all or any of its rights hereunder to any affiliate with the prior written consent of the Company, which consent shall not be unreasonably withheld provided that no such assignment shall relieve the assigning party of its obligations hereunder, and the assignee agrees to be bound by the terms and conditions of this Agreement including the requirement of conversion and delivery of the Merger Consideration pursuant to Section 1.06 hereof.

         SECTION 9.09. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 9.10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under the applicable principles of conflicts of law.

         SECTION 9.11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, Merchants, Merger Corp. and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                MERCHANTS & MANUFACTURERS
                                BANCORPORATION,  INC.



                       By:      /s/ Michael J. Murry
                                ------------------------------------------------
                                Name:    Michael J. Murry
                                Title:   Chairman of the Board of Directors


                                MERCHANTS MERGER CORP.



                       By:      /s/ Michael J. Murry
                                ------------------------------------------------
                                Name:    Michael J. Murry
                                Title:   Chairman of the Board of Directors



                                CBOC, INC.



                       By:      /s/ Thomas Ebenreiter
                                ------------------------------------------------
                                Name:    Thomas Ebenreiter
                                Title:   President

                                    EXHIBIT A

                        FIRST AMENDMENT TO AGREEMENT AND
                                 PLAN OF MERGER

         This First Amendment to the Agreement and Plan of Merger (the "First Amendment") is made as of the 25th day of October, 2000, between Merchants and Manufacturers Bancorporation, Inc. ("Merchants'), Merchants Merger Corp. ("Merger Corp.") and CBOC, Inc. (the "Company").

                                    RECITALS



          A. Merchants, Merger Corp. and Company entered into an Agreement and Plan of Merger dated August 1, 2.000, (the "Agreement") and a related Plan of Merger (the "Plan").


          B. Merchants, Merger Corp. and Company desire to amend the Agreement in accordance with the terms of this First Amendment.

                                    AGREEMENT

         In consideration of the recitals and the mutual covenants contained herein and in the Agreement, the parties agree as follows:

          1.   Section 6.08 of the Agreement is hereby deleted.

          2.   Section 6.09 of the Agreement is renumbered to be designated as
               Section 6.08.

          3. All other provisions of the Agreement shall remain in full force and effect.

                                MERCHANTS AND MANUFACTURERS BANCORPORATION INC.

                                By: /s/ Michael Murry
                                    --------------------------------------------
                                    Name: Michael Murry
                                    Title: Chairman of the Board of Directors

                                MERCHANTS MERGER CORP.

                                By: /s/ Michael Murry
                                    --------------------------------------------
                                    Name: Michael Murry
                                    Title: Chairman of the Board of Directors

                                CBOC, INC.


                                By: /s/ Thomas Ebenreiter
                                    --------------------------------------------
                                    Name: Thomas Ebenreiter
                                    Title: President and Chief Executive Officer

                                  EXHIBIT A-1

                                 PLAN OF MERGER

                                                                     EXHIBIT A-1

                                 PLAN OF MERGER


         This Plan of Merger (the "Plan of Merger") dated as of August 1, 2000, is entered into by and between Merchants Merger Corp., a Wisconsin corporation ("Merger Corp."), and CBOC, Inc. ("CBOC"), a Wisconsin corporation, and joined in by Merchants and Manufacturers Bancorporation, Inc., a Wisconsin corporation ("Merchants"), for certain limited purposes.

         CBOC is a corporation duly organized and existing under the laws of Wisconsin with authorized capital stock of 250,000 shares of Common Stock, $1.00 par value, of which 80,000 shares are validly issued and outstanding ("CBOC Common Stock").

         Merger Corp. is a corporation duly organized and existing under the laws of Wisconsin with authorized capital stock of 9,000 shares of Common Stock, $.01 par value, of which 400 shares are validly issued and outstanding, and are owned by Merchants.

         Merchants is a corporation duly organized and existing under the laws of Wisconsin with authorized capital stock of 6,000,000 shares of common stock, $1.00 par value, of which 2,104,459 shares are validly issued and outstanding.

         Concurrently with the execution and delivery of this Plan of Merger, Merchants, CBOC and Merger Corp. have entered into an Agreement and Plan of Merger (the "Agreement") that contemplates the merger of CBOC with and into Merger Corp. (the "Merger"), at the "Effective Time," as defined in Section 10 of this Plan of Merger, upon the terms and conditions provided in this Plan of Merger.

         The Boards of Directors of CBOC and Merger Corp. deem it fair and equitable to, and in the best interests of, their respective shareholders, that CBOC be merged with and into Merger Corp. with Merger Corp. being the surviving corporation, on the terms and conditions herein set forth under and pursuant to the Wisconsin Business Corporation Law. The Board of Directors of CBOC has approved this Plan of Merger, has authorized its execution and delivery and has directed that this Plan of Merger and the Merger be submitted to its shareholders for approval. The Board of Directors of Merger Corp. has approved this Plan of Merger and has authorized its execution and delivery. Merchants as sole shareholder of Merger Corp. has approved this Plan of Merger and the Merger.

         The Board of Directors of Merchants has authorized the execution and delivery of this Plan of Merger.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants herein contained, the parties hereto adopt and agree to the following agreements, terms and conditions relating to the Merger and the mode of carrying the same into effect.


                                     A-1(1)

         1. CBOC will be merged with and into Merger Corp., which will be the surviving corporation (hereinafter called the "Surviving Corporation" whenever reference is made to it as of the Effective Time or thereafter). Such Merger will be pursuant to the provisions of and with the effect provided in the Wisconsin Business Corporation Law.

         2. Name. The name of the Surviving Corporation will be "Merchants Merger Corp."

         3. Board of Directors; Officers. The Board of Directors of the Surviving Corporation at the Effective Time will consist of all the persons who are directors of Merger Corp. immediately prior to the Effective Time. Such directors will serve as directors of the Surviving Corporation until the next annual meeting of the Surviving Corporation or until such time as their successors have been elected and have qualified. The officers of Merger Corp. immediately prior to the Effective Time will be the officers of the Surviving Corporation until their successors are elected or appointed in accordance with the Bylaws of the Surviving Corporation.

         4. Articles of Incorporation. The Articles of Incorporation of Merger Corp. as in effect immediately prior to the Effective Time will, from and after the Effective Time, be and continue to be the Articles of Incorporation of the Surviving Corporation until further amended as provided by law.

         5. Bylaws. The Bylaws of Merger Corp. as in effect immediately prior to the Effective Time will, from and after the Effective Time, be and continue to be the Bylaws of the Surviving Corporation until the same are altered, amended or rescinded as therein provided or as provided in the Articles of Incorporation of the Surviving Corporation.

         6. Effect of the Merger. At the Effective Time, CBOC will merge into Merger Corp. which will be the Surviving Corporation, and the separate existence of CBOC shall cease as provided in ss. 180.1106 of the Wisconsin Business Corporation Law. The title to all property owned by each corporation shall be vested in the Surviving Corporation without reversion or impairment and all liabilities of each corporation shall be vested in the Surviving Corporation. Any civil, criminal, administrative or investigatory proceedings pending against either corporation may be continued as if the Merger did not occur or the Surviving Corporation may be substituted in the proceeding.

         7. Conversion of Common Stock of CBOC. At the Effective Time, each share of CBOC Common Stock validly issued and outstanding immediately prior to the Effective Time (and not held by any dissenting shareholder exercising such shareholder's rights under Section 180.1301 et seq. of the Wisconsin Business Corporation Law) will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive shares of Merchants Common Stock in accordance with Section 1.06 of the Agreement. In the case of any holder of CBOC Common Stock who did not vote for the Merger and who gives notice of objection with respect to his shares of CBOC Common Stock as provided in Section 180.1301 et seq. of the Wisconsin Business Corporation Law, each such share of CBOC Common Stock will be converted into the right to receive the fair value of the share as provided in such statute. At the Effective Time, the holders of CBOC Common Stock will cease to have any rights with respect to such stock other than the right

                                     A-1(2)
to receive the Merchants Common Stock as provided in this Plan of Merger or the fair value of the stock as provided by law. The issued and outstanding shares of Common Stock of Merchants before the Effective Time shall continue to be the issued and outstanding shares of Common Stock of Merchants after the Effective Time. The issued and outstanding shares of Common Stock of Merger Corp. before the Effective Time shall continue to be the issued and outstanding shares of common stock of Merger Corp. after the Effective Time.

         8. Surrender of CBOC Common Stock Certificates Upon Merger. Each holder of a certificate or certificates that prior to the Effective Time represented shares of CBOC Common Stock (other than holders exercising their rights to dissent in accordance with Section 180.1301 et seq. of the Wisconsin Business Corporation Law) will surrender such certificate(s) to Firstar Trust Company, as agent for Merchants, together with instructions for the issuance of shares of Merchants Common Stock to which the holder is entitled pursuant to this Plan of Merger. As soon as practicable after receipt of such certificates and such instructions in form satisfactory to Firstar Trust Company, it will mail, in accordance with such instructions and this Plan of Merger the number of shares of Merchants Common Stock to which the holder is entitled.

         9. Shareholder Approval. This Plan of Merger will be submitted to the shareholders of CBOC and Merger Corp. for ratification, confirmation and adoption by consent or at meetings to be called and held in accordance with the applicable provisions of law and their respective Articles of Incorporation and Bylaws. CBOC and Merger Corp. will proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Merger and the other transactions contemplated hereby and by the Agreement on the terms herein and therein provided.

         10. Effective Time of the Merger. The Merger shall become effective on the date on which all of the following actions shall have been taken (the "Effective Time").

                            (a) All of the conditions precedent set forth in the
              Agreement shall have been satisfied or waived and

                            (b) Articles of Merger (with this Plan of Merger
              attached as part thereof) with respect to the Merger, setting forth the information required by the Wisconsin Business Corporation Law, shall be executed by the appropriate officers of Merger Corp., and shall be received in the office of the Department of Financial Institutions, Division of Corporations, of the State of Wisconsin in accordance with the Wisconsin Business Corporation Law

         11. Termination. This Plan of Merger may be terminated and the Merger abandoned by mutual consent of the respective Boards of Directors of CBOC and Merger Corp. at any time prior to the Effective Time . If the Agreement is terminated in accordance with its terms, then this Plan of Merger will terminate simultaneously and the Merger will be abandoned without further action by CBOC or Merger Corp.


                                     A-1(3)

         12. Waivers; Amendments. Either CBOC or Merger Corp. may, at any time prior to the Effective Time, by action taken by its Board of Directors or officers thereunto authorized, waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants or conditions contained in this Plan of Merger or agree to the amendment or modification of this Plan of Merger by an agreement in writing executed in the same manner as this Plan of Merger; provided, however, that after a favorable vote by or consent of the shareholders of CBOC any such action will be taken by CBOC only if, in the opinion of its Board of Directors, such waiver, amendment or modification will not have any material adverse effect on the benefits intended under this Plan of Merger for the shareholders of CBOC and will not require resolicitation of any proxies from such shareholders.

         13. Captions. The captions in this Plan of Merger are for convenience only and will not be considered a part of or affect the construction or interpretation of any provision of this Plan of Merger. This Plan of Merger may be executed in several counterparts, each of which will constitute one and the same instrument.

         14. Governing Law. This Plan of Merger is to be construed and interpreted in accordance with the laws of the State of Wisconsin.

         15. Reorganization. It is intended that the Merger shall be deemed a reorganization pursuant to the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended.

         16. Notices. All notices given hereunder shall be in writing (including a telecopy) and shall be mailed by first class mail, postage prepaid, or sent by facsimile transmission or by nationally recognized overnight delivery service, addressed as follows:

         (a) If to Merchants or Merger Corp. to:

                                Merchants and Manufacturers Bancorporation, Inc. Michael Murry
                                Chairman
                                14100 West National Avenue
                                New Berlin, WI 53151

         with a copy to:        Erich Mildenberg
                                Davis & Kuelthau, s.c.
                                111 East Kilbourn Avenue, Suite 1400
                                Milwaukee, WI  53202

         (b) If to CBOC to:     CBOC. Inc.
                                Attention: Thomas Ebenreiter
                                President
                                500 Cherry Avenue
                                Oconto Falls, WI 54154

                                 A-1(4)
         with a copy to:        Boardman, Suhr, Curry & Field
                                Attention: John Knight
                                1 South Pinckney Street
                                Madison, WI 53701-0927

                                Bernard Adee, Vice President
                                Marshall Financial Consulting, LLC
                                5408 Sylvan View Circle W.
                                Sturgeon Bay, WI 54235

         IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be duly executed as of the date first above written.

                MERCHANTS AND MANUFACTURERS
                BANCORPORATION, INC.


                By:
                    ------------------------------------------------------------
                         Michael J. Murry, Chairman of the Board of Directors


                ATTEST:
                       ---------------------------------------------------------
                                  John Krawczyk, Secretary


                CBOC, INC.

                By:
                     -----------------------------------------------------------
                                  Thomas Ebenreiter, President


                ATTEST:
                         -------------------------------------------------------
                                                            , Secretary


                MERCHANTS MERGER CORP.


                By:
                     -----------------------------------------------------------
                         Michael J. Murry, Chairman of the Board of Directors


                ATTEST:
                         -------------------------------------------------------
                                 John Krawczyk, Secretary




                                             A-1(5)

                                    EXHIBIT B


                                VOTING AGREEMENT

                                                                       EXHIBIT B


                                VOTING AGREEMENT

         THIS VOTING AGREEMENT (this "Agreement"), dated as of August 1, 2000, among the undersigned shareholders (the "Shareholders") of CBOC, INC., a Wisconsin corporation (the "Company"), and MERCHANTS AND MANUFACTURERS BANCORPORATION, INC., a Wisconsin corporation ("Merchants"), and MERCHANTS MERGER CORP., a Wisconsin corporation, ("Merger Corp.).

                                    RECITALS

         The Shareholders, the Company, Merchants and Merger Corp. acknowledge the following:

         A. Concurrent with the execution of this Agreement, the Company, Merchants and Merger Corp. have entered into an Agreement and Plan of Merger (the "Merger Agreement"), providing for the business combination transaction contemplated therein pursuant to which the Company will merge with and into Merger Corp. pursuant to the terms and conditions of the Merger Agreement ("Merger").

         B. Upon consummation of the Merger, the Shareholders will receive shares of Merchants Common Stock for each share of Company Common Stock, par value $1.00 per share (the "Company Common Stock"), owned by them.

         C. The Shareholders own the shares of Company Common Stock set forth opposite such Shareholder's respective names on Exhibit A hereto (such shares set forth on Exhibit A, and together with all shares of Company Common Stock subsequently acquired by any Shareholder during the term of this Agreement, being referred to as the "Shares").

         D. In order to induce Merchants to enter into the Merger Agreement and in consideration of the substantial expenses incurred and to be incurred by Merchants in connection therewith, the Shareholders have agreed to enter into and perform this Voting Agreement.

                                   AGREEMENTS

         In consideration of the Recitals and the mutual agreements which follow, Shareholders, the Company, Merchants and Merger Corp. agree as follows:

         1. Agreement to Vote Shares. Subject to the exercise of their fiduciary duties as directors as provided below, each of the Shareholders shall vote or cause to be voted, or express a written consent with respect to, all of such Shareholder's Shares (a) in favor of adoption and approval of the Merger Agreement and the Merger at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto and (b) against any proposal for a Competing Transaction (as such term is defined in the Merger Agreement) at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto; provided, however, that the obligations under this paragraph 1of those Shareholders who are also directors of the Company are subject to any action such Shareholder/directors, after consultation with their independent legal counsel, determine, in good faith, is required to comply with their respective fiduciary duties to shareholders imposed by law. As of the date hereof, such Shareholder/directors (a) intend to recommend approval of the Merger Agreement and Merger to the shareholders of the Company and (b) are aware of no facts or circumstances existing as of the date hereof that could cause or reasonably be expected to cause any such Shareholder/director to change such recommendation.

         2. No Voting Trusts. Each of the Shareholders agrees that such Shareholder will not, nor will such Shareholder permit any entity under such Shareholder's control to, deposit any of such Shareholder's Shares in a voting trust or subject any of their Shares to any agreement, arrangement or understanding with respect to the voting of such Shares inconsistent with this Agreement.

         3. Limitation on Sales. During the term of this Agreement, each Shareholder agrees not to sell, assign, transfer or dispose of any such Shareholder's Shares. Notwithstanding the foregoing, any Shareholder may, during the term of this Agreement, make gifts of Shares to the charitable organization of his or her choice or to members of his or her immediate family, provided any such charitable organization or family member agrees in writing to be bound to the terms of this Agreement.

         4. Shareholders' Representations. Each Shareholder severally represents that: (a) subject to the terms of paragraph 1, such Shareholder has the complete and unrestricted power and unqualified right to enter into and perform the terms of this Agreement; (b) this Agreement constitutes a valid and binding agreement with respect to such Shareholder, enforceable against such Shareholder in accordance with its terms; and (c) such Shareholder owns the number of Shares indicated opposite such Shareholder's name on Exhibit A hereto, has the sole and unrestricted voting power with respect to such Shares and such Shares are all of the Shares directly or indirectly held by such Shareholder.

         5. Specific Performance and Remedies. The parties hereto acknowledge that it will be impossible to measure in money the damage to the other party(ies) if a party hereto fails to comply with the obligations imposed by this Agreement and that, in the event of such failure, the other party(ies) will not have an adequate remedy at law or in damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure. No party will oppose the granting of such relief on the basis that the other party(ies) have an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees o waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief. In addition to all other rights or remedies which any party hereto may have against any other party hereto who defaults in the performance of such party's obligations under the Agreement, such defaulting party shall be liable to the nondefaulting party for all litigation costs and attorneys' fees incurred by the nondefaulting party(ies) in connection with the enforcement of any of the nondefaulting party's rights or remedies against the defaulting party.

         6. Term of the Agreement; Termination. The term of this Agreement shall commence on the date hereof and such term and this Agreement shall terminate upon the earlier to occur of (a) the Effective Time (as defined in the Merger Agreement) and (b) the date on which the Merger Agreement is terminated in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

         7. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

         8. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by Federal Express, Express Mail or other reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           If to Merchants or Merger Corp.:

                           Merchants and Manufacturers Bancorporation, Inc. 14100 West National Avenue
                           New Berlin, WI 53151
                           Telecopier:  (414) 427-5252
                           Attention: Michael Murry

                           With a copy to:

                           Davis & Kuelthau, S.C.
                           111 E. Kilbourn Avenue
                           Milwaukee, WI 53202
                           Telecopier: (414) 276-9369
                           Attention: Erich Mildenberg

         If to a Shareholder, to the address or telecopy number set forth for such Shareholder on the signature page hereof:

                           With a copy to:

                           Boardman, Suhr, Curry & Field, S.C.
                           1 South Pinkney Street
                           P. O. Box 927
                           Madison, WI 53701-0927
                           Telecopier: (608) 283-1709
                           Attention: John E. Knight

         9.       Miscellaneous.

                  (a) This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Wisconsin, without reference to its conflicts of law principles.

                  (b) If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be construed with the invalid or unenforceable provision deleted and the remainder of this Agreement shall not be affected.

                  (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                  (d) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

                  (e) In the event any Shareholder acquires any additional Shares during the term of this Agreement, then such Shareholder agrees that the provisions of this Agreement shall apply to such additional Shares.

                  (f) This Agreement shall be binding upon and inure to the benefit of Merchants, Merger Corp. and their successors, and each Shareholder, and Shareholder's spouse if the shares are jointly held and their respective executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.




MERCHANTS MERGER CORP.                         MERCHANTS AND MANUFACTURERS
                                               BANCORPORATION, INC.



/s/ Michael Murry                              /s/ Michael Murry
-----------------------------------------      -------------------------------------------
By: Michael Murry                              By: Michael Murry
Its: Chairman                                  Its: Chairman


SHAREHOLDERS:



/s/ Don E. Baker                               /s/ Michael T. Judge/Patricia J. Judge
-----------------------------------------      -------------------------------------------
Name:     Don E. Baker                         Name:    Michael T. Judge/Patricia J. Judge
Address:  153 W. Highland Drive                Address: 4511 Wyandot Tr.
          Oconto Falls, WI  54154                       Green Bay, WI  54313


/s/ Donald Bartels/Theodore Bartels            /s/ Richard Pamperin/Patricia Pamperin
-----------------------------------------      -------------------------------------------
Name:     Donald Bartels/Theodore Bartels      Name:     Richard Pamperin/Patricia Pamperin
Address:  17097 Clubhouse Lane                 Address:  406 Water Street
          Lakewood, WI  54138                            Marion, WI  54950


/s/ Thomas C. Ebenreiter                       /s/ Donald Peterson/Shirley Peterson
-----------------------------------------      -------------------------------------------
Name:     Thomas C. Ebenreiter                  Name:    Donald Peterson/Shirley Peterson
Address:  321 Orchard Street                    Address: 217 Grove Street
          Gillett, WI  54124                             Oconto Falls, WI  54154


/s/ Rodney T. Goodell                          /s/ Everett Yoap/Jacquelyn Yoap
-----------------------------------------      -------------------------------------------
Name:     Rodney T. Goodell                    Name:     Everett Yoap/Jacquelyn Yoap
Address:  7233 Cty. I                          Address:  W6748 Cty. B
          Oconto Falls, WI  54154                        Pound, WI  54161


/s/ James & Deborah Sharpe Rev. Tr.            /s/ Everett Yoap/Janice Dittman
-----------------------------------------      -------------------------------------------
Name:     James Sharpe Trustee                 Name:     Everett Yoap/Janice Dittman
          Deborah Sharpe Trustee               Address:  W6748 Cty. B
          100 E. Highland Drive                          Pound, WI  54161
          Oconto Falls, WI  54154


                                                Oconto Falls Insurance Center
                                               /s/ Michael M. Staszak
                                               -------------------------------------------
                                               Name:     Michael Staszak, Chairman
                                               Address:  113 N. Main
                                                         Oconto Falls, WI  54154

                                               /s/ Michael M. Staszak
                                               -------------------------------------------
                                               Name:     Michael Staszak
                                               Address:  113 N. Main
                                                         Oconto Falls, WI  54154


                                      EXHIBIT A


Shareholder Name                                        Number of Shares Owned
----------------                                        ----------------------

 1.  Don E. Baker                                                 50

 2.  Donald & Theodore Bartels                                 1,200

 3.  Thomas C. Ebenreiter                                      4,420

 4.  Rodney T. Goodell                                         8,000

 5.  Michael & Patricia Judge                                    150

 6.  Richard & Patricia Pamperin                               4,074

 7.  Donald & Shirley Peterson                                 1,840

 8.  James & Deborah Sharpe - Rev. Trust                       1,400

 9.  Michael M. Staszak:

         1.  Michael M. Staszak                                1,550

         2.  Oconto Falls Insurance Center                     3,961

10.  Everett Yoap:

         1.  Everett & Jacquelyn Yoap                          2,340

         2.  Everett Yoap or Janice Dittman                    1,200
                                                              ------

                  Total Shares                                30,185



                                   EXHIBIT C

                 OPINION OF MARSHALL FINANCIAL CONSULTING, LLC

                                                                       EXHIBIT C

                                                October 31, 2000

Board of Directors
CBOC, Inc.
500 Cherry Avenue
Oconto Falls, WI 54154

Gentlemen:

CBOC, Inc. ("CBOC") will enter into an Agreement and Plan of Merger (the "Agreement") with Merchants and Manufacturers Bancorporation, Inc. ("Merchants"). Pursuant to the Agreement, at the Effective Time (as defined in the Agreement), CBOC shall be merged with and into a wholly owned subsidiary of Merchants and such subsidiary shall continue as the surviving corporation (the "Merger").

Pursuant to the Agreement, each share of common stock of CBOC issued and outstanding immediately prior to the Effective Time (as defined in the Agreement) shall be converted into the right to receive between 4.701 shares and
5.746 shares of Merchants Common Stock (the "Consideration") provided, however, that if the Daily Average Price (as defined in the Agreement) is less than $28 per share or greater than $42 per share, then Merchants and CBOC will make a good faith effort to promptly renegotiate the ratio at which Merchants common stock would be exchanged for CBOC common stock.

You have requested our opinion as to the fairness. from a financial point of view, of the Consideration to the holders of CBOC's common stock.

Marshall Financial Consulting LLC ("Marshall"), as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

In conducting our investigation and analysis and arriving at our opinion herein, we have reviewed such information and taken into account such financial and economic factors, as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of CBOC and Merchants furnished to us for purposes of our analysis, as well as publicly available information including but not limited to CBOC's and Merchants' recent filings with the regulatory authorities;
(ii) reviewed a draft of the Agreement; (iii) compared the historical market prices and trading activity of Merchants' Common Stock with those of certain other publicly traded companies we deemed relevant; (iv) compared the financial position and operating results of CBOC and Merchants with those of other publicly

CBOC Bancorp, Inc.
October  , 2000
Page 2

traded companies we deemed relevant; (v) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations involving banking institutions we deemed relevant; and (vi) reviewed certain potential pro forma effects of the Merger on Merchants. We have held discussions with members of CBOC's and Merchants' respective senior management concerning CBOC's and Merchants' historical and current financial condition and operating results, as well as the future prospects of CBOC and Merchants, respectively. Marshall was requested to, and did, solicit third party indications of interest in acquiring all of CBOC. We have also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of CBOC and Merchants and have not been engaged to independently verify any such information. We have assumed, with your consent, (i) that all material assets and liabilities (contingent or otherwise, known or unknown) of CBOC and Merchants are as set forth in their respective financial statements; (ii) the Merger will be accounted for under the pooling of interests method of accounting, (iii) the Merger will be consummated in accordance with the terms of the Agreement without any amendment thereto and without waiver of any condition: (iv) the prospective cost savings and revenue enhancements contemplated by management of both companies following the Merger will be realized; and (v) all shareholder and required regulatory approvals will be obtained in a timely manner. We have also assumed that the financial forecasts examined by us were reasonably prepared on bases reflecting the best available estimates and good faith judgments of CBOC's and Merchants' respective senior management as to future performance of CBOC and Merchants, respectively. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of CBOC and Merchants nor have we made a physical inspection of the properties or facilities of CBOC or Merchants. Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and does not predict or take into account any changes which may occur, or information which may become available, after the date hereof. Furthermore, we express no opinion as to the price or trading range at which Merchants' common stock will trade following the date hereof.

Our opinion has been prepared at the request and for the information of the Board of Directors of CBOC, and shall not be used for any other purpose or disclosed to any other party without the prior written consent of Marshall. This opinion does not address the relative merits of the Merger and any other potential transactions or business strategies considered by CBOC's Board of Directors, and does not constitute a recommendation to any shareholder of CBOC as to how any such shareholder should vote with respect to the Merger. Marshall will receive a fee for rendering this opinion.

CBOC Bancorp, Inc.
October  , 2000
Page 3

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of CBOC common stock.

Very truly yours,

MARSHALL FINANCIAL CONSULTING LLC



Robert Marshall Leonhardt                        Bernard E. Adee
Managing Director                                Senior Vice President




RML:csh

                                   EXHIBIT D

             SUBCHAPTER XIII OF WISCONSIN BUSINESS CORPORATION LAW

                                   EXHIBIT D

                       SUBCHAPTER XIII DISSENTERS' RIGHTS

180.1301 DEFINITIONS.

In Sections 180.1301 TO 180.1331:

         (1) "Beneficial shareholder" means a person who is a beneficial owner of shares held by a nominee as the shareholder.

         (1m) "Business combination" has the meaning given in Section 180.1130
(3).

         (2) "Corporation" means the issuer corporation or, if the corporate action giving rise to dissenters' rights under Section 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.

         (3) "Dissenter" means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under Section 180.1302 and who exercises that right when and in the manner required by Sections 180.1320 to 180.1328.

         (4) "Fair value", with respect to a dissenter's shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. "Fair value", with respect to a dissenter's shares in a business combination, means market value, as defined in Section
180.1130 (9)(a) 1. to 4.

         (5) "Interest" means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.

         (6) "Issuer corporation" means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.

History: 1989 a. 303; 1991 a. 16.

180.1302 RIGHT TO DISSENT.

         (1) Except as provided in sub. (4) and Section 180.1008 (3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

         (a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:

         1. Shareholder approval is required for the merger by Section 180.1103 or by the articles of incorporation.

         2. The issuer corporation is a subsidiary that is merged with its parent under Section 180.1104.

         (b) Consummation of a plan of share exchange if the issuer corporation's shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following.

         1. A sale pursuant to court order.

         2. A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

         (d) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

         (2) Except as provided in sub. (4) and Section 180.1008 (3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter's share because it does any of the following:

         (a) Alters or abolishes a preferential right of the shares.

         (b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

         (c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

         (d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

         (e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 180.0604.

         (3) Notwithstanding sub. (1) (a) to (c), if the issuer corporation is a statutory close corporation under Sections 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1)(d) or (2) or Section 180.1803, 180.1813 (1)(d) or (2)(b),
180.1815 (3) or 180.1829(1)(c).

         (4) Except in a business combination or unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the national association of securities dealers, inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.

         (5) Except as provided in Section 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under Sections 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.

         History: 1989 a. 303; 1991 a. 16.

180.1303 DISSENT BY SHAREHOLDERS AND BENEFICIAL SHAREHOLDERS.

         (1) A shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a shareholder who under this subsection asserts dissenters' rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

         (2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

         (a) Submits to the corporation the shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters' rights.

         (b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.

         History; 1989 a. 303.

180.1320 NOTICE OF DISSENTERS' RIGHTS.

         (1) If proposed corporate action creating dissenters' rights under
Section 180.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters' rights under Sections 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.

         (2) If corporate action creating dissenters' rights under Section
180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with Sections 180.0141, all shareholders entitled to assert dissenters' rights that the action was authorized and send them the dissenters' notice described in Section 180.1322.

         History: 1989 a. 303.

180.1321 NOTICE OF INTENT TO DEMAND PAYMENT.

         (1) If proposed corporate action creating dissenters' rights under
Section 180.1302 is submitted to a vote at a shareholders' meeting, a shareholder or beneficial shareholder who wishes to assert dissenters' rights shall do all of the following:

         (a) Deliver to the issuer corporation before the vote is taken written notice that complies with Section 180.0141 of the shareholder's or beneficial shareholder's intent to demand payment for his or her shares if the proposed action is effectuated.

         (b) Not vote his or her shares in favor of the proposed action.

         (2) A shareholder or beneficial shareholder who fails to satisfy sub.
(1) is not entitled to payment for his or her shares under Sections 180.1301 to 180.1331.

         History: 1989 a. 303.



180.1322 DISSENTERS' NOTICE.

         (1) If proposed corporate action creating dissenters' rights under
Section 180.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders and beneficial shareholders who satisfied Section 180.1321.

         (2) The dissenters' notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders' meeting or without a vote of shareholders, whichever is applicable. The dissenters' notice shall comply with Section 180.0141 and shall include or have attached all of the following:

         (a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

         (b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

         (c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before that date.

         (d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered.

         (e) A copy of sections 180.1301 TO 180.1331.

History: 1989 a. 303.

180.1323 DUTY TO DEMAND PAYMENT.

         (1) A shareholder or beneficial shareholder who is sent a dissenters' notice described in Sections 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters' notice described in section 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice under Sections 180.1322 (2)(c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

         (2) A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

         (3) A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters' notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters' notice, is not entitled to payment for his or her shares under Sections 180.1301 to 180.1331.


History: 1999 a. 303.

180.1324 RESTRICTIONS ON UNCERTIFICATED SHARES.

         (1) The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under
Section 180.1326.

         (2) The shareholder or beneficial shareholder who asserts dissenter's rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub (1),until these rights are canceled or modified by the effectuation of the corporate action.

         History: 1989 a. 303.

180.1325 PAYMENT.

         (1) Except as provided in Section 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with Section 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

         (2) The payment shall be accompanied by all of the following:

         (a) The corporation's latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders', equity for that year and the latest available interim financial statements, if any.

         (b) A statement of the corporation's estimate of the fair value of the shares.

         (c) An explanation of how the interest was calculated.

         (d) A statement of the dissenter's right to demand payment under
Section 180. 1328 if the dissenter is dissatisfied with the payment.

         (e) A copy of Sections 180.1301 to 180.1331.

         History: 1989 a. 303.


180.1326 FAILURE TO TAKE ACTION.

         (1) If an issuer corporation does not effectuate the corporate action within 60 days after the date set under Section 180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (2) If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters' notice under Section 180.1322 and repeat the payment demand procedure.

         History: 1989 a. 303.

180.1327 AFTER-ACQUIRED SHARES.

     (1) A corporation may elect to withhold payment required by Section
180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters' notice under Section 180-1322(2)(c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under Section 180.1328 if the dissenter is dissatisfied with the offer.

     History: 1989 a. 303.

180.1328 PROCEDURE IF DISSENTER DISSATISFIED WITH PAYMENT OR OFFER.

     (1) A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter's estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under Section 180.1325, or reject the offer under Section
180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

     (a) The dissenter believes that the amount paid under Section 180.1325 or offered under Section 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

     (b) The corporation fails to make payment under Section 180-1325 within 60 days after the date set under Section 180.1322 for demanding payment.

     (c) The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under Section 180.1322 for demanding payment.

     (2) A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with Section 180.0141.

     History: 1989 a. 303.

180.1330 COURT ACTION.

     (1) If a demand for payment under Section 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under Section 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in Section 801.14.

     (4) The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

     (a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.

     (b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter's notice under Section 180.1322(2)(c), for which the corporation elected to withhold payment under
Section 180.1327.

     History: 1989 a. 303.

180.1331 COURT COSTS AND COUNSEL FEES.

     (1) (a) Notwithstanding Sections 814.01 to 814.04, the court in a special proceeding brought under Section 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par.(b).

     (b) Notwithstanding Sections 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Section 180.1328.

     (2) The parties shall bear their own expenses of the proceeding, except that notwithstanding Sections 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

     (a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with Sections 180.1320 to 180.1328.

     (b) Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

     (3) Notwithstanding Sections 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

     History: 1989 a. 303

                                    EXHIBIT E

                            CBOC, INC. AND SUBSIDIARY

          MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

                             SELECTED FINANCIAL DATA
               (AMOUNTS IN THOUSANDS EXCEPT SHARE AND RATIO DATA)



                                                       As of and for
                                                            the
                                                     six-months ended                      As of and for the year ended
                                                         June 30,                                  December 31,
                                             --------------------------------------------------------------------------------------
                                                  2000              1999             1999              1998             1997
                                             --------------------------------------------------------------------------------------
                                                        (Unaudited)                                (Unaudited)       (Unaudited)
Income statement data:
  Interest income                            $         2,008  $          1,828  $         3,777  $          3,616  $         3,354
  Interest expense                                     1,060               911            1,864             1,861            1,661
                                             --------------------------------------------------------------------------------------
    Net interest income                                  947               917            1,913             1,755            1,694
  Provision for loan losses                               18                 0               18                34               29
  Other income                                           195               164              317               382              326
  Other expense                                          700               675            1,327             1,274            1,197
                                             --------------------------------------------------------------------------------------
    Income before income taxes                           424               406              885               829              794
  Income tax expense                                     102                94              224               198              229
                                             --------------------------------------------------------------------------------------
    Net income                               $           322  $            312  $           661  $            631  $           565
                                             ======================================================================================

Per common share data:
  Net income per share
    Basic                                    $          4.03  $           3.90  $          8.26  $           7.89  $          7.06
    Diluted                                             4.03              3.90             8.26              7.89             7.06
  Weighted average shares outstanding
    Basic                                             80,000            80,000           80,000            80,000           80,000
    Diluted                                           80,000            80,000           80,000            80,000           80,000
Cash dividends per share                     $          1.50  $           1.50  $          3.00  $           2.50  $          2.00
Balance sheet data:
  Total assets                               $        56,693  $         55,276  $        58,885  $         53,316  $        48,906
  Loans                                               36,050            31,372           32,564            32,292           28,968
  Allowance for loan losses                              482               450              465               468              435
  Total deposits                                      49,686            49,373           52,892            47,740           43,607
  Stockholders' equity                                 5,453             5,164            5,309             5,144            4,663

                         CHANGES IN FINANCIAL CONDITION

Total Company assets at year-end 1999 were $58.9 million. During 1999, assets increased by $5.6 million or 10.4% from December 31, 1998. The majority of this increase was in investment securities, which increased by $6.5 million or 51.6% to $19.2 million. The investment security growth experienced was primarily due to purchases of US Agency securities which offer variable rates and the guarantee of the US Government. The purchases of these securities were funded by retail deposit growth.

Total loans increased $272,000 or 0.84% from December 31, 1998 to December 31, 1999. The majority of the increase in loan balances were in residential and commercial loans located in the Company's primary market area.

Total deposits increased from $47.7 million at December 31, 1998 to $52.9 million at December 31, 1999, an increase of $5.1 million, or 10.8%. All of the deposit growth occurred within the Company's primary market area. The majority of the deposit increase was in additional time deposits as well as savings and money market accounts.

Stockholders' equity increased by $165,000 million or 3.2% in 1999. This increase resulted from Company net income of $661,000 million. The increase was partially offset by a $240,000 dividend paid to shareholders during the period and a $256,000 reduction in the value of securities available-for-sale.

During the period from December 31, 1999 to June 30, 2000 total assets decreased $2.2 million or 3.7%, from $58.9 million to $56.7 million; the majority of the decline was in federal funds sold, which decreased $3.2 million and investment securities which decreased $1.1 million. Total loans increased by $3.2 million during the six-month period ended June 30, 2000.

Total deposits also decreased by $3.2 million the period from December 31, 1999 to June 30, 2000. The majority of the decline can be attributed to reductions in money market accounts.

Stockholders' equity increased $144,000 from December 31, 1999 to June 30, 2000. The increase resulted from $322,000 of net income. The increase in income was partially offset by a $120,000 dividend paid to shareholders during the period and the remainder from the decline in the market value of securities categorized as available-for-sale.

                          RESULTS OF OPERATIONS FOR THE
                SIX MONTHS ENDED JUNE 30, 2000 COMPARED WITH THE
                         SIX MONTHS ENDED JUNE 30, 1999

Net income for the six-month period ended June 30, 2000 was $322,000 compared to $312,000 for the six months ended June 30, 1999, an increase of $10,000 or 3.2%. Basic and diluted net income per share was $4.03 and $3.90 for the six-month periods ended June 30, 2000 and 1999, respectively.

Net interest income increased by $30,000, or 3.2%, to $929,000. A decreased net interest margin from 3.63% for the six-month period ending June 30, 1999 to 3.49% for the six-month period ended June 30, 2000 was offset by a $1.7 million increase in average earning assets during the period.

The balance in the allowance for loan losses is based on management's evaluation of the loan portfolio. Management determines the adequacy of the allowance for loan losses based on past loan loss experience, current economic conditions, composition of the loan portfolio, and the potential for future loss. During the six month period ended June 30, 2000, there was $19,000 less in net charge-offs compared with the same period in 1999. Due to increases in the loan portfolio the provision for loan losses grew by $18,000 for the six-month period ended June 30, 2000. Management believes the allowance is adequate to absorb any current or future losses in the loan portfolio.

Other income increased by $30,000, or 18.5% for the first six months of 2000 compared to the first six months of 1999. This change was due to increases in service charges on deposit accounts and increased comissions on credit life insurance.

Operating expenses increased from $675,000 to $700,000, an increase of $25,000, or 3.7% for the first six months of 2000 compared to the same period in 1999. Reductions in occupancy expense and other expenses were offset by a $29,000 increase in salary and related benefit costs.

Income tax expense increased by $7,000 in the first six months of 2000 compared with the same period in 1999 due to an increase in the before tax income.

                          RESULTS OF OPERATIONS FOR THE
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

Net income in 1999 totaled $661,000 or an increase of $30,000 or 4.6% over the $631,000 earned in 1998. Net income in 1998 was $67,000 or 11.8% over the 1997 level of $565,000. On a per share basis, basic and diluted net income was $8.26, $7.89 and $7.06 for 1999, 1998 and 1997, respectively. The growth in net income was due largely to the growth in assets of the Company's subsidiary bank, increased fee income, and improved operating efficiencies. At December 31, 1999, 1998 and 1997, the total assets per employee were approximately $2.8 million, $2.5 million and $2.4 million, respectively.

Net interest income increased $158,000, or 9.0% to $1.9 million in 1999 compared to $1.7 million in 1998. The 1998 total represented an increase of $61,000, or 3.6% compared to 1997. The net interest margin for 1999 was 3.65% compared with 3.58% in 1998 and 3.88% in 1997. The margin has remained relatively constant even though competitive pressures and reduced market interest rates have produced lower loan rates as well as higher costs of retaining deposits. As the yield on earnings assets has declined from 8.10% in 1997, 7.81% in 1998 and 7.48% in 1999, the cost of funding those earning assets has decreased as well from 4.22% in 1997, 4.23% in 1998 and 3.83% in 1999. The level of earning assets increased by $4.8 million from 1997 to 1998 and by $4.2 million from 1998 to 1999.

The provision for loan losses was $18,000 for 1999, representing a decrease of $16,000 or 46.7% over the $34,000 of loss provision charged to operations in 1998. The 1998 provision was $5,000 more than the $29,000 provision incurred in 1997. The increase in the 1998 provision was principally a result of higher charge-offs recorded in the period. Due to the increase in loans outstanding, the percentage of the allowance for loan losses to total gross loans outstanding decreased from 1.57% to 1.53% from 1997 to 1998 and from 1.53% to 1.49% from 1998 to 1999. Even though the percentage of the loan loss allowance ratio has been declining management believes the allowance is adequate to absorb any current or future losses in the loan portfolio.

Other income consists primarily of deposit account service charges, gains on sales of loans and related fee income. Other income decreased by $65,000 or 17.0% in 1999 compared to 1998 and increased by $56,000 or 17.2% in 1998 compared to 1997. The decrease in 1999 other income can be attributed to a reduction in secondary market loan fees.

Other expenses increased $53,000 or 4.2% in 1999 compared to a $77,000 or 5.8% increase in 1998 over 1997 levels. Salary and related benefit expenses increased by $18,000 or 2.3% in 1999 due to normal pay increases and higher benefit costs. Similarly, salary and benefits increased by $42,000 or 5.8% from 1997 to 1998. Occupancy expense decreased $2,000 in 1999 compared to 1998 and increased by $24,000 or 19.5% in 1998 due partly to additional depreciation associated with fixed asset expenditures, higher maintenance costs and increased real estate taxes.

Income tax expense increased by $26,000 or 13.1% from 1998 to 1999 while income taxes decreased from 1997 to 1998 by $31,000 or 13.5%. The decline in 1998 income taxes can be attributed to the increased balance of tax-exempt securities. Income before taxes increased each year, from $794,000 in 1997 to $830,000 in 1998 and to $885,000 in 1999. The effective income tax rate was 25.3%, 23.9% and 28.8% for 1999, 1998 and 1997, respectively.

                         LIQUIDITY AND CAPITAL RESOURCES

The concept of liquidity comprises the ability of an enterprise to maintain sufficient cash flow to meet its needs and obligations on a timely basis. Bank liquidity must be considered in terms of the nature and mix of the institution's sources and uses of funds. Bank liquidity is provided from several asset categories. The asset side of the balance sheet provides liquidity through maturities of investment securities and repayment and pay-offs of loans. Cash and amounts due from correspondent banks, interest bearing deposits in banks, investment securities available for sale and Federal Funds sold are primarily sources of asset liquidity. At December 31, 1999, these categories totaled approximately $26.2 million; these categories totaled approximately $20.8 million at June 30, 2000. The Company has no significant plans for major capital expenditures in 2000.

Management believes that, in the current economic environment, the Bank's liquidity position is adequate. There are no known trends, nor any known demands, commitments, events or uncertainties that will result or are reasonably likely to result in a material increase or decrease in the Bank's liquidity.

                              EFFECTS OF INFLATION

The Company's consolidated financial statements and notes thereto have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

                         REGULATORY CAPITAL REQUIREMENTS

The Federal Reserve Board, the Company's primary regulator, has adopted risk-based capital regulations, which require the Company to maintain a risk-based capital/ratio of at least 8.0%. The Company's capital ratios and those of the Bank exceed the minimum ratios required by their respective regulators. The FDIC and the State of Wisconsin Department of Financial Institutions examine and regulate the Bank.

Management is not aware of any pending regulatory requirements or recommendations that, if enacted, would have a material adverse impact on the Company's capital, liquidity, or results of operations.

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

For each period ended shown, the allowance for loan losses has been allocated to the following categories in amounts deemed reasonably necessary to provide for the possibility of losses being incurred within each category of loans at the dates indicated.

                                             December 31, 1999          December 31, 1998         December 31, 1997
                                                                           (Unaudited)               (Unaudited)
                                                       Percent of                 Percent of                 Percent of
                                                        loans in                   loans in                  loans in
                                           Allowance      each       Allowance       each       Allowance      each
                                           for loan     category to   for loan     category to  for loan    category to
Balance at end of period applicable to:     losses      total loans    losses      total loans   losses      total loans
--------------------------------------------------------------------------------- --------------------------------------
                                                                     (Dollars in thousands)
Commercial and commercial real estate
    loans                                        $146        31.5%          $114        24.4%         $ 86        19.8%
Real estate -- mortgage                           229        49.2            272        58.1           278        64.0
Installment and other loans                        90        19.3             82        17.5            71        16.2
                                          ------------------------------------------------------------------------------
                                                 $465       100.0%          $468       100.0%         $435       100.0%
                                          ==============================================================================

SUMMARY OF LOAN LOSS EXPERIENCE

                                                                       As of and for the year ended December 31,
                                                                                          1998               1997
                                                                      1999             Unaudited           Unaudited
                                                                ---------------------------------------------------------
                                                                                 (Dollars in thousands)
Loan balance at year end                                                  $31,181             $30,588            $27,742
                                                                ---------------------------------------------------------
Balance of allowance for loan losses at beginning of period                   468                 435                405
Loans charged off:
    Commercial loans                                                           --                  --                 --
    Real estate -- mortgage loans                                               8                  --                 --
    Installments and other loans                                               15                   2                  4
                                                                ---------------------------------------------------------
Total loans charged off                                                        23                   2                  4
Recoveries of loans previously charged off:
    Commercial loans                                                           --                  --                 --
    Real estate -- mortgage loans                                              --                  --                 --
    Installments and other loans                                                2                   1                  4
                                                                ---------------------------------------------------------
Total recoveries                                                                2                   1                  4
Net loans charged off                                                          21                   1                 --
Additions to allowance for loan losses charged to operating
    expense                                                                    18                  34                 30
                                                                ---------------------------------------------------------
Balance of allowance for loan losses at end of period                     $   465             $   468            $   435
                                                                =========================================================
Ratios:
Net charge-offs to loans outstanding at period end                          0.07%               0.00%              0.01%
Net charge-offs to total allowance                                          4.52%               0.21%              0.92%
Allowance to year end gross loans outstanding                               1.49%               1.53%              1.57%

LOAN COMPOSITION

The following table summarizes the loan composition at the end of each period.

                                                December 31,
                                           1999              1998
                                                          Unaudited
                                      ----------------------------------
                                           (Dollars in thousands)
Commercial                                    $10,886           $ 9,776
Agricultural production                         3,766             3,418
First mortgage
  Residential                                   7,577             7,865
  Commercial and multi-family                   3,615             4,440
  Construction                                    264               906
  Farmland                                      2,301             2,152
                                      ----------------------------------
Total first mortgage                           13,757            15,363

Installment and consumer                        3,758             3,215
Other loans                                       397               520
                                      ----------------------------------
                                               32,563            32,292
Less: allowance for loan losses                   465               468
                                      ----------------------------------
Loans, net                                    $32,099           $31,824
                                      ==================================

LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES AS OF DECEMBER 31, 1999

                                                         Loan maturities (Dollars in thousands)
                                                              After 1
                                                             through 5
                                           1 Year or less       years         After 5 years         Total
                                          ---------------------------------------------------------------------
Commercial real estate                              $1,772           $1,843              $  0          $ 3,615
Commercial                                           6,267            4,381               237           10,885
                                          ---------------------------------------------------------------------
     Total                                          $8,039           $6,224              $237          $14,500
                                          =====================================================================
Amount over one year with:
                                                                                               ----------------
     Fixed rates                                                                                        $6,461
                                                                                               ================
     Floating or adjustable rates                                                                       $    0
                                                                                               ================

PAST DUE AND NONPERFORMING LOANS

The following table reflects as of the period ended the aggregate amounts of loans past due and nonperforming.

                                                                      December 31,
                                                        1999              1998             1997
                                                                       Unaudited         Unaudited
                                                   ---------------------------------------------------
                                                                 (Dollars in thousands)
Nonaccrual loans                                               $--               $55             $ --
Loans contractually past due over 90 days                       --                 2                1
Restructured loans                                              --                --               --
                                                   ---------------------------------------------------
     Total                                                     $--               $57             $  1
                                                   ==================================-================

If interest on the nonaccrual loans had been accrued, such income would have approximated $0, $3,000 and $0 for the years ended December 31, 1999, 1998 and 1997.

Loans are normally placed on non-accrual status when they become contractually past due 90 days or more as to interest or principal payments. Previously accrued and uncollected interest on such loans is reversed, and income is recorded only to the extent that interest payments are substantially received in cash and a determination has been made that the principal balance of the loan is collectible. If collectibility of the principal is in doubt, payments received are applied to loan principal. At December 31, 1999, 1998 and 1997 there were no loans outstanding which were considered to be impaired, as defined in the Statement of Accounting Standards No. 114 and 118.

CONSOLIDATED FINANCIAL STATEMENTS

CBOC, Inc. and Subsidiary
Six months ended June 30, 2000 (unaudited) and year ended December 31, 1999

                            CBOC, Inc. and Subsidiary

                        Consolidated Financial Statements

                 Six months ended June 30, 2000 (unaudited) and
                          year ended December 31, 1999




                                    CONTENTS

Report of Independent Auditors ..........................................................................1

Consolidated Financial Statements

Consolidated Statements of Financial Condition ..........................................................2
Consolidated Statements of Income .......................................................................3
Consolidated Statements of Stockholders' Equity .........................................................4
Consolidated Statements of Cash Flows ...................................................................5
Notes to Consolidated Financial Statements ..............................................................6

                         Report of Independent Auditors

The Board of Directors and Stockholders
CBOC, Inc. and Subsidiary

We have audited the accompanying consolidated statements of financial condition of CBOC, Inc. and Subsidiary (the Corporation) as of December 31, 1999, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CBOC, Inc. and Subsidiary at December 31, 1999, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.




By:   /s/ Ernst & Young LLP
   -----------------------------------
Ernst & Young LLP



August 18, 2000
Milwaukee, Wisconsin

                            CBOC, Inc. and Subsidiary

                 Consolidated Statements of Financial Condition



                                                                            JUNE 30        DECEMBER 31
                                                                             2000              1999
                                                                          (Unaudited)
                                                                       ------------------------------------
                                                                             (Dollars In Thousands)
ASSETS
Cash and due from banks                                                       $ 2,711          $ 3,631
Interest-bearing deposits at other banks                                            -              100
Federal funds sold                                                                  -            3,247
                                                                       ------------------------------------
Cash and cash equivalents                                                       2,711            6,978

Investment securities available-for-sale at fair value                         16,454           17,868
Loans receivable, net                                                          35,568           32,099
Premises and equipment                                                          1,009            1,041
FHLB stock                                                                        163              160
Other assets                                                                      788              739
                                                                       ------------------------------------
Total assets                                                                  $56,693          $58,885
                                                                       ====================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits                                                                   $49,686          $52,892
   Borrowings                                                                   1,262              381
   Accrued expenses and other liabilities                                         291              303
                                                                       ------------------------------------
Total liabilities                                                              51,239           53,576

Stockholders' equity:
   Common stock $1.00 par value; 250,000 shares authorized; 80,000 shares
     issued; 80,000 shares outstanding                                             80               80
   Additional paid-in capital                                                   1,975            1,975
   Net unrealized loss on securities available-for-sale                          (189)            (132)
   Retained earnings                                                            3,588            3,386
                                                                       ------------------------------------
Total stockholders' equity                                                      5,454            5,309
                                                                       ------------------------------------
Total liabilities and stockholders' equity                                    $56,693          $58,885
                                                                       ====================================

See accompanying notes.

                            CBOC, Inc. and Subsidiary

                        Consolidated Statements of Income



                                                                    SIX MONTHS ENDED             YEAR ENDED
                                                                         JUNE 30                DECEMBER 31
                                                                2000              1999             1999
                                                          ----------------------------------------------------
                                                                        (Unaudited)
                                                                (Dollars In Thousands,
                                                               Except Per Share Amounts)
Interest income:
   Loans, including fees                                        $ 1,476          $ 1,360            $2,782
   Investment securities:
     Taxable                                                        302              168               320
     Exempt from federal income taxes                               176              162               453
   Other                                                             54              138               222
                                                          ----------------------------------------------------
Total interest income                                             2,008            1,828             3,777

Interest expense:
   Deposits                                                       1,052              907             1,855
   Borrowings                                                         8                4                 9
                                                          ----------------------------------------------------
Total interest expense                                            1,060              911             1,864

Net interest income                                                 947              917             1,913
Provision for loan losses                                            18               --                18
                                                          ----------------------------------------------------
Net interest income after provision for loan losses                 929              917             1,895

Non-interest income:
   Service charges on deposits                                       62               36                77
   Service charges on loans                                          31               43                95
   Other                                                            102               85               145
                                                          ----------------------------------------------------
                                                                    195              164               317
Non-interest expenses:
   Salaries and employee benefits                                   423              394               787
   Premises and equipment                                            80               81               149
   Data processing fees                                              64               60               122
   Other                                                            133              140               269
                                                                    700              675             1,327
                                                          ----------------------------------------------------

Income before income taxes                                          424              406               885
Income taxes                                                        102               94               224
                                                          ----------------------------------------------------
Net income                                                      $   322          $   312            $  661
                                                          ====================================================
Basic earnings per share                                        $  4.03          $  3.90            $ 8.26
                                                          ====================================================
Dividends per share                                             $  1.50          $  1.50            $ 3.00
                                                          ====================================================

See accompanying notes.

                            CBOC, Inc. and Subsidiary

                 Consolidated Statements of Stockholders' Equity



                                                             Common
                                                              Stock       Unrealized
                                                               and       Gain (Loss)
                                                            Additional  on Securities
                                                             Paid-in    Available-for-  Retained
                                                             Capital       Sale         Earnings   Total
                                                          -------------------------------------------------
                                                                (In Thousands, Except Per Share Amounts)
Balance at December 31, 1998                                  $2,055        $ 124       $2,965    $5,144
   Comprehensive income:
     Net income                                                    -            -          661       661
     Other comprehensive income --
       Change in unrealized loss on securities
         available-for-sale, net of deferred income
         taxes of $170,499                                         -         (256)           -      (256)
                                                                                                 ----------
   Total comprehensive income                                                                        405
   Cash dividends declared -- $3.00 per share                      -            -         (240)     (240)
                                                          -------------------------------------------------
Balance at December 31, 1999                                   2,055         (132)       3,386     5,309
   Comprehensive income (unaudited):
     Net income                                                    -            -          322       322
     Other comprehensive income --
       Change in unrealized loss on securities available-for-
          sale, net of deferred income taxes of $38,252            -          (57)           -       (57)
                                                                                                 ----------
   Total comprehensive income                                                                        265
   Cash dividends declared -- $3.00 per share (unaudited)          -            -         (120)     (120)
                                                          -------------------------------------------------
Balance at June 30, 2000 (unaudited)                          $2,055        $(189)      $3,588    $5,454
                                                          =================================================


See accompanying notes.

                            CBOC, Inc. and Subsidiary

                      Consolidated Statements of Cash Flows

                                                                            JUNE 30                 DECEMBER 31
                                                                        2000             1999            1999
                                                                            (Unaudited)
                                                               ----------------------------------------------------
                                                                          (In Thousands)
OPERATING ACTIVITIES
Net income                                                           $    322         $     312     $       661
Adjustments to reconcile net income to cash provided
   by operating activities:
     Provision for loan losses                                             18                --              18
     Provision for depreciation                                            43                38              77
     Provision (benefit) for deferred taxes                                --               (13)            (13)
     Net amortization of investment securities premiums
       and discounts                                                        3                 6              10
     Net gain on sale of loans                                             (9)              (32)            (56)
     Mortgage loans originated for sale                                  (525)           (3,331)         (5,382)
     Proceeds from mortgage loans sold                                    754             3,354           5,316
     Decrease (increase) in accrued interest receivable                    26               (29)           (130)
     Increase in accrued interest payable                                  23                 2               6
     Other                                                                (69)              (51)             19
                                                               ----------------------------------------------------
Net cash provided by operating activities                                 586               256             526

INVESTING ACTIVITIES
Purchases of securities available-for-sale                             (2,199)           (9,346)        (16,188)
Proceeds from redemption and maturities of securities
   available-for-sale                                                   3,515             5,941           8,876
Net increase in loans                                                  (3,710)              911            (171)
Purchases of premises and equipment                                       (11)             (219)           (281)
Proceeds from sale of premises                                             --                --              14
Redemption (purchases) of Federal Home Loan Bank stock                     (3)              (12)            (12)
                                                               ----------------------------------------------------
Net cash used in investing activities                                  (2,408)           (2,725)         (7,762)

FINANCING ACTIVITIES
Net increase (decrease) in deposits                                    (3,206)           1,634           5,153
Net increase in borrowings                                                881              335             207
Payments of cash dividends to stockholders                               (120)            (120)           (240)
Decrease in federal funds sold                                          3,247              415           2,479
                                                               ----------------------------------------------------
Net cash provided by financing activities                                 802            2,264           7,599
                                                               ----------------------------------------------------
Increase (decrease) in cash and cash equivalents                       (1,020)            (205)            363
Cash and cash equivalents at beginning of period                        3,731            3,368           3,368
                                                               ----------------------------------------------------
Cash and cash equivalents at end of period                           $  2,711         $  3,163      $    3,731
                                                               ====================================================

Supplemental cash flow information and noncash transactions:
   Interest paid                                                     $  1,038         $    908      $    1,798
   Income taxes paid                                                      100               76             189

                            CBOC, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements

  Six months ended June 30, 2000 (unaudited) and year ended December 31, 1999


1. ACCOUNTING POLICIES

BUSINESS

CBOC, Inc. and Subsidiary (the Corporation) provides a full range of personal and commercial financial services to customers through its wholly owned bank subsidiary, the Community Bank of Oconto County. The Corporation is subject to competition from other financial institutions. It is also subject to the regulations of certain federal and state agencies and periodic examinations by those regulatory agencies.

BASIS OF FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Corporation and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include amounts due from banks (both interest-bearing and non-interest-bearing) and federal funds sold.

INVESTMENT SECURITIES

All of the Corporation's investment securities are classified as available-for-sale and are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity.

The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income from the related security.

                            CBOC, Inc. and Subsidiary

1. ACCOUNTING POLICIES (CONTINUED)

Interest and dividends are included in interest income from the related securities. Realized gains and losses and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

INTEREST AND FEES ON LOANS

Interest on loans is recorded as income when earned. Loans are placed on non-accrual status, generally recognizing interest as income when received, when in the opinion of management, the collectibility of principal or interest becomes doubtful.

ALLOWANCE FOR LOAN LOSSES

A provision for loan losses is made when a loss is probable and can be reasonably estimated. The provision is based on past experience and on prevailing market conditions. Management's evaluation of loss considers various factors including, but not limited to, general economic conditions, loan portfolio composition and prior loss experience.

The Corporation had no impaired loans in 2000 or 1999.

A substantial portion of the Banks' loans are collateralized by real estate in Oconto County, Wisconsin. Accordingly, the ultimate collectibility of a substantial portion of the Banks' loan portfolio and the recovery of a substantial portion of the carrying amount of real estate owned is susceptible to changes in market conditions in Oconto County, Wisconsin.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses, future additions to the allowance may be necessary based on changes in economic conditions.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation. Expenditures for normal repairs and maintenance are charged to operations as incurred. The cost of premises and equipment is depreciated, using the straight-line method, over the estimated useful lives of the assets.

                            CBOC, Inc. and Subsidiary

1. ACCOUNTING POLICIES (CONTINUED)

EARNINGS PER SHARE INFORMATION

Earnings per share of common stock have been computed based on common stock outstanding during each period (80,000 shares).

2. INVESTMENT SECURITIES

The following is a summary of securities:

                                                                   Gross         Gross
                                                    Amortized    Unrealized    Unrealized
                                                      Cost         Gains         Losses      Fair Value
                                                  --------------------------------------------------------
At June 30, 2000 (unaudited):
   U.S. treasury and other U.S. government
     securities                                      $  6,020       $  2            $132      $  5,890
   State and political subdivision certificates         8,546         15             151         8,410
   Corporate bonds and commercial paper                 2,202         --              48         2,154
                                                  --------------------------------------------------------
                                                     $ 16,768       $ 17            $331      $ 16,454
                                                  ========================================================

                                                                   Gross         Gross
                                                    Amortized    Unrealized    Unrealized
                                                      Cost         Gains         Losses      Fair Value
                                                  --------------------------------------------------------
At December 31, 1999:
   Mutual funds                                      $    101       $ --          $   --     $     101
   U.S. treasury and other U.S. government
     securities                                         7,209          6              84         7,131
   State and political subdivision certificates         8,675         21             133         8,563
   Corporate bonds and commercial paper                 2,103         --              30         2,073
                                                  --------------------------------------------------------
                                                     $ 18,088       $ 27          $  247     $  17,868
                                                  ========================================================

Securities carried at $3,545 (unaudited) and $3,284 at June 30, 2000 and December 31, 1999, respectively, were pledged principally to secure liabilities to the Federal Reserve Bank.

                            CBOC, Inc. and Subsidiary

2. INVESTMENT SECURITIES (CONTINUED)

The amortized cost and market value of securities at June 30, 2000 and December 31, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                                                      Amortized              Fair
                                                                        Cost                 Value
                                                                -------------------------------------------
At June 30, 2000 (unaudited):
   Due in one year or less                                             $  1,603             $  1,604
   Due after one year through five years                                 10,611               10,387
   Due after five years through ten years                                 3,863                3,802
   Due after ten years                                                      691                  661
                                                                -------------------------------------------
                                                                       $ 16,768             $ 16,454
                                                                ===========================================

At December 31, 1999:
   Due in one year or less                                             $  2,576             $  2,575
   Due after one year through five years                                 10,993               10,858
   Due after five years through ten years                                 3,615                3,579
   Due after ten years                                                      904                  856
                                                                -------------------------------------------
                                                                       $ 18,088             $ 17,868
                                                                ===========================================

There were no sales of securities available for sale during 1999 or the six months ended June 30, 2000 (unaudited).

                            CBOC, Inc. and Subsidiary

3. LOANS RECEIVABLE

Loans receivable consist of the following:

                                                                           JUNE 30         DECEMBER 31
                                                                             2000             1999
                                                                         (Unaudited)
                                                                       ------------------------------------
First mortgage:
   Conventional single-family residential                                    $  8,015         $  7,577
   Commercial and multifamily residential                                       3,968            3,615
   Construction                                                                   452              264
   Farmland                                                                     2,396            2,301
                                                                       ------------------------------------
                                                                               14,831           13,757

Agricultural loans                                                              4,405            3,766
Commercial business loans                                                      12,390           10,886
Consumer and installment loans                                                  4,382            3,758
Lease financing                                                                     -              389
Other                                                                              42                8
                                                                       ------------------------------------
                                                                               36,050           32,564
Less:
   Allowance for loan losses                                                     (482)            (465)
                                                                       ------------------------------------
                                                                             $ 35,568         $ 32,099
                                                                       ====================================

Transactions in the allowance for loan losses are summarized as follows:

                                                                           JUNE 30         DECEMBER 31
                                                                             2000             1999
                                                                         (Unaudited)
                                                                       ------------------------------------
Balance at beginning of period                                                $465             $468
   Provisions charged to operations                                             18               18
   Charge-offs                                                                  (2)             (23)
   Recoveries                                                                    1                2
                                                                       ------------------------------------
Balance at end of period                                                      $482             $465
                                                                       ====================================

Total nonaccrual loans were $10 (unaudited) and $0 at June 30, 2000 and December 31, 1999, respectively.

                            CBOC, Inc. and Subsidiary

4. PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                                          JUNE 30         DECEMBER 31
                                                                            2000             1999
                                                                        (Unaudited)
                                                                       ------------------------------------
Land                                                                        $     32         $     32
Office buildings and improvements                                                808              808
Furniture and equipment                                                          582              570
                                                                       ------------------------------------
                                                                               1,422            1,410
Less accumulated depreciation                                                   (413)            (369)
                                                                       ------------------------------------
                                                                            $  1,009         $  1,041
                                                                       ====================================

5. DEPOSITS

Deposits consist of the following:

                                                                          JUNE 30         DECEMBER 31
                                                                            2000              1999
                                                                        (Unaudited)
                                                                       ------------------------------------
Negotiable Order of Withdrawal accounts:
   Non-interest-bearing                                                     $  5,742         $  5,961
   Interest-bearing                                                            2,683            2,389
   Savings deposits                                                            3,389            3,586
   Money market investment accounts                                           12,270           16,355
   Time deposits and certificate accounts                                     25,602           24,601
                                                                       ------------------------------------
                                                                            $ 49,686         $ 52,892
                                                                       ====================================

The scheduled maturities of time deposits and certificate accounts are as follows:

                                                                          JUNE 30         DECEMBER 31
                                                                            2000              1999
                                                                        (Unaudited)
                                                                       ------------------------------------
         Maturities during the period ending:
            In one year                                                      $19,787          $20,485
            In one to three years                                              5,559            3,787
            Thereafter                                                           256              329
                                                                       ------------------------------------
                                                                             $25,602          $24,601
                                                                       ====================================

                            CBOC, Inc. and Subsidiary

5. DEPOSITS (CONTINUED)

At June 30, 2000 and December 31, 1999, time deposits and certificate accounts with balances greater than $100 amounted to $5,755 (unaudited) and $5,965, respectively.

6. BORROWINGS

At June 30, 2000 and December 31, 1999, the Bank has overnight federal funds purchased of $740 (unaudited) and $0, respectively, with weighted-average interest of 7.84% (unaudited) and 0%, respectively. The Bank has treasury, tax and loan borrowings of $522 (unaudited) and $381, respectively, with an interest rate of 6.66% (unaudited) and 4.52%, respectively.

7. STOCKHOLDERS' EQUITY

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table that follows) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of June 30, 2000 and December 31, 1999, that the Bank meets all capital adequacy requirements to which they are subject.

                            CBOC, Inc. and Subsidiary

7. STOCKHOLDERS' EQUITY (CONTINUED)

As of June 30, 2000 and December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized all the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks' classifications as of June 30, 2000.

                                                                                  To Be Well Capitalized
                                                              For Capital         Under Prompt Corrective
                                       Actual              Adequacy Purposes        Action Provisions
                               ----------------------------------------------------------------------------
                                  Amount      Ratio        Amount       Ratio      Amount       Ratio
                               ----------------------------------------------------------------------------
AS OF JUNE 30, 2000
   (unaudited)
Total Capital (to Risk-
   Weighted Assets)                $6,075       16.63%      $2,922        8.00%     $3,652       10.00%
Tier 1 Capital (to Risk-
   Weighted Assets)                 5,618       15.38%       1,461        4.00%      2,191        6.00%
Tier 1 Capital (to Average
   Assets)                          5,618       10.12%       2,220        4.00%      2,775        5.00%


                                                                                  To Be Well Capitalized
                                                              For Capital         Under Prompt Corrective
                                       Actual              Adequacy Purposes        Action Provisions
                               ----------------------------------------------------------------------------
                                  Amount      Ratio        Amount       Ratio      Amount       Ratio
                               ----------------------------------------------------------------------------
AS OF DECEMBER 31, 1999
Total Capital (to Risk-
   Weighted Assets)                $5,843      17.09%       $2,735        8.00%     $3,419       10.00%
Tier 1 Capital (to Risk-
   Weighted Assets)                 5,416      15.84%        1,368        4.00%      2,052        6.00%
Tier 1 Capital (to Average                             `
   Assets)                          5,416       9.64%        2,247        4.00%      2,809        5.00%


8. RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES

Dividends are paid by the Corporation from funds which are provided by dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. Approval of the regulatory authorities is required to pay dividends in excess of certain levels of the Banks' retained earnings.

                            CBOC, Inc. and Subsidiary

8. RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES (CONTINUED)

As of June 30, 2000 and December 31, 1999, the Bank had equity of $5,454 (unaudited) and $5,309, respectively, of which $322 (unaudited) and $631, respectively, were available for distribution to the Corporation as dividends without prior regulatory approval.

9. INCOME TAXES

The provision for income taxes consists of the following:

                                                                                  PERIOD ENDED
                                                                           JUNE 30         DECEMBER 31
                                                                             2000             1999
                                                                         (Unaudited)
                                                                       ------------------------------------
Current:
   Federal                                                                     $  65             $143
   State                                                                          33               67
                                                                       ------------------------------------
                                                                                  98              210
Deferred (benefit):
   Federal                                                                         4               11
   State                                                                          --                3
                                                                       ------------------------------------
                                                                                   4               14
                                                                       ------------------------------------
                                                                               $ 102             $224
                                                                       ====================================

The provision for income taxes differs from that computed at the federal statutory corporate tax rate as follows:

                                                                                   PERIOD ENDED
                                                                           JUNE 30         DECEMBER 31
                                                                             2000             1999
                                                                         (Unaudited)
                                                                       ------------------------------------
Income tax at statutory rate                                                    $144            $ 304
Increase (reduction) resulting from:
   Tax-exempt interest income                                                    (64)            (123)
   State income taxes, net of federal tax benefit                                 22               46
   Other                                                                          --               (3)
                                                                       ------------------------------------
                                                                                $102            $ 224
                                                                       ====================================

                            CBOC, Inc. and Subsidiary

9. INCOME TAXES (CONTINUED)

The components of deferred tax assets and liabilities are as follows:

                                                                           JUNE 30         DECEMBER 31
                                                                             2000              1999
                                                                         (Unaudited)
                                                                       ------------------------------------
Deferred tax assets:
   Allowance for loan losses                                                    $180           $173
   Unrealized loss on securities                                                 126             88
   Other assets                                                                   14             14
                                                                       ------------------------------------
Total deferred tax assets                                                        320            275

Deferred tax liabilities --
   Depreciation                                                                   77             66
                                                                       ------------------------------------
Total deferred tax liabilities                                                    77             66
                                                                       ------------------------------------
Net deferred tax asset                                                          $243           $209
                                                                       ====================================

10. LOANS TO RELATED PARTIES

In the ordinary course of business, loans are granted to related parties, which include management personnel, directors and entities in which such persons are principal stockholders. Activity in loans to related parties is as follows:

                                                                           JUNE 30         DECEMBER 31
                                                                             2000              1999
                                                                         (Unaudited)
                                                                       ------------------------------------
Balance at beginning of period                                                $1,845           $ 2,518
   Loans originated                                                              325               575
   Repayments                                                                   (130)           (1,248)
                                                                       ------------------------------------
Balance at end of period                                                      $2,040           $ 1,845
                                                                       ====================================

                            CBOC, Inc. and Subsidiary

11. LOAN COMMITMENTS AND CONTINGENT LIABILITIES

Off-balance-sheet financial instruments whose contracts represent credit and/or interest rate risk at June 30, 2000 and December 31, 1999, are as follows:

                                                                           JUNE 30         DECEMBER 31
                                                                             2000              1999
                                                                         (Unaudited)
                                                                       ------------------------------------
Commitments to originate mortgage loans (expiring
   within three months) --
     Adjustable rates                                                        $1,133           $1,360

Unused lines of credit:
   Commercial business                                                        2,823            4,772
   Home equity (adjustable rate)                                                103              103
   Credit cards (fixed rate)                                                    797              728

Standby letters of credit                                                       302              257

Loan commitments and line-of-credit loans are made to accommodate the financial needs of the Bank's customers. Standby letters of credit commit the Bank to make payments on behalf of customers when certain specified future events occur. These arrangements essentially have the same credit risk as that involved in extending loans to customers, and are subject to the Bank's normal credit policies. Collateral is obtained based on management's credit assessment of the customer.

Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cost requirements. Management does not anticipate any losses as a result of the above related transactions; however, the above amounts represent the maximum exposure to credit loss for loan commitments, line-of-credit loans and standby letters of credit.

12.  MERGER PENDING

CBOC, Inc. announced in August 2000, that they have agreed in principle to merge with Merchants and Manufacturers Bancorporation, Inc. The merger will involve an exchange of Merchants and Manufacturers common stock for CBOC common stock. It is also subject to approval by shareholders and regulators. The transaction is anticipated to close by January 2001.

                            CBOC, Inc. and Subsidiary

13. CBOC, INC. PARENT COMPANY ONLY FINANCIAL INFORMATION

STATEMENTS OF FINANCIAL CONDITION                                          JUNE 30         DECEMBER 31
                                                                             2000             1999
                                                                         (Unaudited)
                                                                       ------------------------------------
ASSETS
Cash and cash equivalents                                                    $     20         $     20
Tax benefit receivable                                                              4                4
Investment in subsidiaries                                                      5,430            5,285
                                                                       ------------------------------------
Total assets                                                                 $  5,454         $  5,309
                                                                       ====================================


LIABILITIES
Total liabilities                                                                  --               --

STOCKHOLDERS' EQUITY
Common stock                                                                 $     80         $     80
Additional paid-in capital                                                      1,975            1,975
Unrealized gain (loss) on available for sale securities                          (189)            (132)
Retained earnings                                                               3,588            3,386
Less treasury stock                                                                --               --
                                                                       ------------------------------------
Total stockholders' equity                                                      5,454            5,309
                                                                       ------------------------------------
Total liabilities and stockholders' equity                                   $  5,454         $  5,309
                                                                       ====================================

                            CBOC, Inc. and Subsidiary

13. CBOC, INC. PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

                                                               SIX MONTHS ENDED        YEAR ENDED
                                                                   JUNE 30             DECEMBER 31
                                                           2000              1999        1999
                                                                  (Unaudited)
                                                     -------------------------------------------------
STATEMENTS OF INCOME

Income --
   Dividends from subsidiaries                                $120         $120           $240
                                                     -------------------------------------------------

Expenses --
   Other                                                        --           --             --
                                                     -------------------------------------------------
                                                                --           --             --
                                                     -------------------------------------------------
Income before income tax benefit and
   equity in undistributed net income of
   subsidiaries                                                120          120            240
Income tax benefit                                              --           --             --
                                                     -------------------------------------------------
Income before equity in undistributed net
   income of subsidiaries                                      120          120            240
Equity in undistributed net income of
   subsidiaries                                                202          192            421
                                                     -------------------------------------------------
Net income                                                    $322         $312           $661
                                                     =================================================

                            CBOC, Inc. and Subsidiary

13. CBOC, INC. PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

                                                      SIX MONTHS ENDED                         YEAR
                                                           JUNE 30                             ENDED
                                                            2000            JUNE 30         DECEMBER 31
                                                                              1999             1999
                                                                  (Unaudited)
                                                      -----------------------------------------------------
CONDENSED STATEMENTS OF CASH FLOWS

OPERATING ACTIVITIES
Net income                                                   $  322            $  312           $  661
Adjustments to reconcile net income to
   net cash provided by operating
   activities:
     Equity in undistributed net income of
       subsidiaries                                            (202)             (192)            (421)
     Other                                                       --                20               20
                                                      ------------------------------------------------------
Net cash provided by operating activities                       120               140              260

FINANCING ACTIVITIES
Payment of cash dividends                                      (120)             (120)            (240)
                                                      ------------------------------------------------------
Net cash used by financing activities                          (120)             (120)            (240)
                                                      ------------------------------------------------------

Increase in cash and cash equivalents                            --                20               20
Cash and cash equivalents at beginning of
   period                                                        20                --               --
                                                      ------------------------------------------------------
Cash and cash equivalents at end of period                   $   20            $   20           $   20
                                                      ======================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant is incorporated under the Wisconsin Business Corporation Law (the "WBCL"). Under Section 180.0851 of the WBCL, the Registrant shall indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding because he or she was a director or officer of the Registrant. In all other cases, the Registrant shall indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of the Registrant; unless liability was incurred because he or she breached or failed to perform a duty owed to the Registrant and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director of officer may have under the Registrant's articles of incorporation, bylaws, a written agreement between the director or officer and the Registrant or a resolution of the Board of Directors or adopted by majority vote of the Registrant's shareholders.

         Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections
180.0850 to 18.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

         The Registrant's Articles of Incorporation contain no provisions in relation to the indemnification of directors and officers of the Registrant.

         Under Article X of the Registrant's By-Laws, the Registrant extends rights of indemnification to any person who is made or threatened to be made a party to any action or claim or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, except as to matters in which he or she is finally adjudged to have been guilty of fraud in the performance of his or her duty as such director, officer, employee or agent. Indemnification is provided for expenses and amounts paid in the final disposition of claims, actions, suits or proceedings including settling of such matters. The rights of indemnification under the Registrant's By-Laws are in addition to rights to which such persons may be entitled as a matter of law, agreement, vote of shareholders or otherwise.

         Officers and directors of the Registrant and Registrant's subsidiaries are covered by directors' and officers' liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers of Registrant or Registrant's subsidiaries.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits. A listing of the exhibits required by Item 601 of Regulation S-K is contained in the Exhibit Index which immediately precedes the exhibits filed herewith.
(b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) or (c) of this Form.

ITEM 22.  UNDERTAKINGS

(a)(1)   The undersigned Registrant hereby undertakes:

              (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (x) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (y) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (z) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              (ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

              (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
              Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (4) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Berlin, State of Wisconsin, on this 6th day of November, 2000.

                                 MERCHANTS AND MANUFACTURERS
                                 BANCORPORATION, INC.

                                 By:      /s/ Michael J. Murry
                                    --------------------------------------------
                                          Michael J. Murry,
                                          Chairman of the Board of Directors

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


       Signature                          Title                                 Date
       ---------                          -----                                 ----
/s/Michael J. Murry              Chairman of the Board of                  November 6, 2000
--------------------------       Directors (Principal Executive
Michael J. Murry                 Officer)


/s/James Bomberg                 President and a Director                  November 6, 2000
---------------------------
James Bomberg

/s/James Mroczkowski             Executive Vice President, Chief           November 6, 2000
---------------------------      Financial Officer, and Principal
James Mroczkowski                Financial and Accounting Officer


            *                    Director                                  November 6, 2000
---------------------------
J. Michael Bartels

            *                    Director                                  November 6, 2000
---------------------------
Duane Cherek

            *                    Director                                  November 6, 2000
---------------------------
Thomas Gapinski

            *                    Director                                  November 6, 2000
---------------------------
Casimir S. Janiszewski

            *                    Director                                  November 6, 2000
---------------------------
James Kacmarcik


            *                   Director                                   November 6, 2000
--------------------------
David Kaczynski

            *                   Director                                   November 6, 2000
--------------------------
Conrad Kaminski

            *                   Director                                   November 6, 2000
--------------------------
Nicholas Logarakis

            *                   Director                                   November 6, 2000
--------------------------
Gervase Rose

            *                   Director                                   November 6, 2000
--------------------------
Jerome Sarnowski

            *                   Director                                   November 6, 2000
--------------------------
James Sass

            *                   Director                                   November 6, 2000
--------------------------
Thomas Sheehan

            *                   Director                                   November 6, 2000
--------------------------
Keith Winters


         *Michael J. Murry hereby signs this registration statement on November 6, 2000, on behalf of each of the indicated persons for whom he is attorney-in-fact pursuant to a power of attorney filed herewith.

                                                /s/ Michael J. Murry
                                          --------------------------------------
                                          Michael J. Murry

                                  EXHIBIT INDEX


Exhibit No.         Description
-----------         -----------

         2(a) Agreement and Plan of Merger dated as of August 1, 2000, among the Registrant, Merchants Merger Corp. and CBOC, Inc., incorporated by reference to Exhibits A and A-1 to the Proxy Statement/Prospectus of the Registrant and CBOC, Inc. (the "Proxy Statement/Prospectus").

         2(b) Voting Agreement dated as of August 1, 2000, among certain shareholders of CBOC, Inc. and the Registrant incorporated by reference to Exhibit B to the Proxy Statement/Prospectus.

         3(a) Articles of Incorporation, as amended of Registrant incorporated by reference to Exhibit 3(a) of Registrant's Registration Statement on Form S-4 filed on October 4, 1999, SEC File No. 333-86855.

         3(b)       Bylaws of Registrant incorporated by reference to Exhibit
                    3.2 of Registrant's Registration Statement on Form S-1 filed on October 2, 1992 SEC File No. 33-53002.

           4 The Registrant has outstanding certain long term debt. None of such debt exceeds 10% of the total assets of the Registrant and its consolidated subsidiaries. Thus, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. The Registrant agrees to furnish copies of such instruments to the Commission upon request.

           5 Opinion of Davis & Kuelthau, S.C. regarding legality of issuance of the Registrant's securities.

           8 Opinion of Davis & Kuelthau, S.C. regarding certain federal income tax matters

         10(a) The 1996 Incentive Stock Option Plan of the Registrant incorporated by reference to Exhibit 10(a) of Registrant's Registration Statement on Form S-4 filed on October 4, 1999, SEC File No. 333-86855.

         10(b) Salary Continuation Agreement between Lincoln State Bank and James Bomberg incorporated by reference to Exhibit 10(b) of Registrant's Registration Statement on Form S-4 filed on October 4, 1999, SEC File No. 333-86855.

         10(c) Employment agreements between Registrant and Conrad Kaminski and between Lincoln State Bank and James Bomberg incorporated by reference to Exhibit 10.2 of Registrant's Registration Statement on Form S-1 filed on October 2, 1992, SEC File No. 33-53002.

                    Employment Agreements between Registrant and Michael J. Murry, James Mroczkowski and John Krawczyk, incorporated by reference to Exhibit 10(c) of Registrant's Registration Statement on Form S-4 filed on October 4, 1999, SEC File No. 333-86855.

                    Employment Agreements between M&M Services, Inc. and Robert Blonski and Gregory Stengel, respectively, incorporated by reference to Exhibit 10(c) of Registrant's Registration Statement on Form S-4 filed on October 4, 1999, SEC File No. 333-86855.

                    Employment Agreement between Achieve Mortgage Corporation and Robert Donaj, incorporated by reference to Exhibit 10(c) of Registrant's Registration Statement on Form S-4 filed on October 4, 1999, SEC File No. 333-86855.

                    Employment Agreement between Grafton State Bank and Thomas Sheehan, incorporated by reference to Exhibit 10(c) of Registrant's Registration Statement on Form S-4 filed on October 4, 1999, SEC File No. 333-86855.

                    Pursuant to Instruction 2 of Item 601 - Exhibits, Employment Agreements between Grafton State Bank and Peter J. Schumacher, Richard Belling and Jefford R. Larson, respectively, are omitted. The terms of such agreements are substantially identical in all material respects to the agreement between Grafton State Bank and Thomas Sheehan.

                    The only material difference between the Sheehan Agreement and the three omitted agreements are reflected in "Position and Duties" and "Base Salary" as follows:


                           Name              Position              Base Salary
                           ----              --------              -----------
                    Peter J. Schumacher    Controller                $48,300
                    Richard L. Belling     V.P.-Mortgages             67,000
                    Jefford R. Larson      V.P. Commercial            62,000
                                           Lending


                    Employment Agreement between Registrant and Edward H. Cichurski.

          21        List of Subsidiaries of the Registrant.

         23(a) Consent of Ernst & Young, LLP as to the financial statements of the Registrant and CBOC, Inc..

       23(b)(c) Consent of Davis & Kuelthau, S.C. incorporated by reference to Exhibits 5 and 8.

         23(d) Consent of Marshall Financial Consulting LLC, financial adviser to CBOC, Inc.

         23(e)      Consent of Boardman, Suhr, Curry & Field, LLP.

         23(f) Rule 438 Consent of three directors of CBOC, Inc. who will become directors of Registrant upon completion of the Merger.

          24        Powers of Attorney.